UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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ANNUITY AND LIFE RE (HOLDINGS), LTD.
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Annuity and Life Re (Holdings), Ltd.
Cumberland House
1 Victoria Street
Hamilton, HM 11, Bermuda
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m. local time on December 1, 2005

PLACE	Annuity and Life Re (Holdings), Ltd. Cumberland House 1 Victoria Street Hamilton, HM 11, Bermuda

ITEMS OF BUSINESS	(1) To approve the novation to, or coinsurance by, subsidiaries of Wilton Re Holdings, Ltd., a Bermuda-based life reinsurance company, of our operating subsidiaries’ annuity and life reinsurance agreements, effective as of June 30, 2005, pursuant to that certain Master Agreement, dated August 10, 2005, by and among Prudential Select Life Insurance Company of America, Wilton Reinsurance Bermuda Limited, Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance, Ltd.

(2) To elect two directors to hold office as specified in the proxy statement.

(3) To ratify the selection of Marcum & Kliegman LLP as our independent registered public accounting firm for the current fiscal year and to authorize our Audit Committee to set its remuneration.

(4) To act upon any other matters properly coming before the meeting or any adjournment thereof.

RECORD DATE	The close of business on September 30, 2005 has been fixed as the record date for the meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the meeting and any adjournment or postponement thereof.

ANNUAL REPORT	Our annual report on Form 10-K, including consolidated financial statements for the year ended December 31, 2004 (without exhibits and as filed with the Securities and Exchange Commission on March 31, 2005), on which no action will be requested at the meeting, is enclosed.

IMPORTANT	It is important that your shares be voted at this meeting. Please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you later desire to revoke your proxy, you may do so in the manner described in the proxy statement.

By Order of our Board of Directors,

/s/ Martin A. Berkowitz

MARTIN A. BERKOWITZ
Chairman of the Board
November 3, 2005
      The accompanying proxy statement is dated November 3, 2005 and is first being mailed to shareholders of record on or about November 3, 2005.

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SUMMARY
      The following is a summary of the information contained in this proxy statement concerning our 2005 annual general meeting and the proposals you will be asked to consider and vote upon at that meeting, including a proposal to approve the transactions contemplated by the Master Agreement, dated August 10, 2005, entered into by and among our Bermuda and United States operating subsidiaries and the Bermuda and United States operating subsidiaries of Wilton Re Holdings, Ltd. This information is set forth in more detail elsewhere in this proxy statement. To understand the proposals fully, you should read this proxy statement in its entirety, as well as the other documents that are attached to, and incorporated by reference in, this proxy statement.
      Except as otherwise noted, “we,” “our,” “us” and similar words in this proxy statement refer to Annuity and Life Re (Holdings), Ltd. and its subsidiaries. In addition, we refer to Annuity and Life Re (Holdings), Ltd. as “ALR Holdings,” to Annuity and Life Reassurance America, Inc. as “ALR America” and to Annuity and Life Reassurance, Ltd. as “ALR Bermuda.” We refer to Wilton Re Holdings, Ltd. as “Wilton Holdings,” to Prudential Select Life Insurance Company of America as “Wilton America” and to Wilton Reinsurance Bermuda Limited as “Wilton Bermuda.”
      We refer to ALR Holdings and its subsidiaries collectively as “Annuity Re.” We refer to Wilton Holdings and its subsidiaries collectively as “Wilton.”
The Annual Meeting

•	Time and Place (See Page 54). Our annual general meeting of shareholders for 2005, which we refer to as our “annual meeting” in this proxy statement, will take place at the offices of ALR Holdings, Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda, on Thursday, December 1, 2005 at 9:00 a.m., local time.

•	Record Date (See Page 54). We fixed the close of business on September 30, 2005 as the record date for the annual meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the annual meeting and any adjournment or postponement thereof.

•	Voting and Revocation of Proxies (See Page 55). You may vote your shares at the annual meeting in person or by proxy. After providing your proxy, you may revoke it at any time before it is voted at the annual meeting by filing with our Secretary an instrument revoking it or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and giving notice of revocation.
PROPOSAL ONE:
NOVATION TO, OR COINSURANCE BY, WILTON OF OUR REINSURANCE AGREEMENTS

The Transactions

•	In General (See Page 56). On August 10, 2005, our Bermuda and United States operating subsidiaries entered into a Master Agreement with the Bermuda and United States operating subsidiaries of Wilton Re Holdings, Ltd., which we refer to as the “master agreement.” The master agreement provides for the novation to, or coinsurance on a 100% indemnity basis by, the Wilton subsidiaries of our operating subsidiaries’ life and annuity reinsurance agreements, or “treaties,” identified in the master agreement, effective as of June 30, 2005. The treaties identified in the master agreement comprised all of our operating subsidiaries’ remaining reinsurance treaties as of the date of this proxy statement. In exchange, our subsidiaries will transfer to the Wilton subsidiaries assets having a value of approximately $91.6 million as of June 30, 2005, subject to certain adjustments. Wilton will also assume our obligations under certain ancillary agreements relating to the administration of the treaties. We expect that these transactions will be consummated shortly following our annual meeting, subject to our shareholders approving the transactions at that meeting and the satisfaction or waiver of certain other closing conditions set forth in the master agreement and summarized in this proxy statement.

The master agreement is attached as Appendix A to this proxy statement. You are being asked to vote on the approval of the transactions contemplated by the master agreement. Approval of these transactions by our shareholders is a condition to closing for both Annuity Re and Wilton.

•	Novation and Coinsurance (See Page 38). Novation of a treaty to Wilton would involve the amendment of our reinsurance treaty with the primary insurer, or “ceding company,” to remove us as a party to the treaty and to add one of Wilton’s subsidiaries in our place. Coinsurance of a treaty by Wilton would mean that we would remain a party to the treaty, but would enter into a separate coinsurance agreement with one of Wilton’s subsidiaries under which the relevant Wilton subsidiary would indemnify us for all of our liabilities under the treaty. Whether a particular treaty is novated or coinsured depends on whether we are able to obtain the consents of certain parties to the novation.

The master agreement contemplates that we and Wilton will use commercially reasonable efforts to obtain the consent of the primary insurer under a treaty to the novation of the treaty to Wilton. If one or more of these consents cannot be obtained, then the relevant treaty will be subject to the terms of a coinsurance agreement to be entered into at closing between the appropriate Annuity Re subsidiary and the appropriate Wilton subsidiary. Under the terms of the coinsurance agreement, our risk under a non-novated treaty would be transferred, or “retroceded,” to the relevant Wilton subsidiary. The effective date of both the coinsurance and the novation transactions would be June 30, 2005.

We and Wilton have also agreed to use commercially reasonable efforts to obtain the consent of any third-party reinsurer to whom we have previously ceded a portion of our risk under a treaty. The receipt of such consents is a condition to the obligation of the parties to close the transactions contemplated by the master agreement. If these consents are obtained, and the transactions are consummated, we expect that certain of the “retrocession agreements” with these third-party reinsurers will be “bifurcated” such that the relevant retrocession agreement will be novated to the relevant Wilton subsidiary only with respect to underlying treaties that have been novated to the Wilton subsidiary, and will remain in effect as between the third-party reinsurers and the relevant Annuity Re subsidiary with respect to underlying treaties which have not been novated.

•	Assets Transferred to Wilton (See Page 39). The assets to be transferred to Wilton consist of:

•	the receivables associated with certain of our treaties that are reflected on our balance sheet as the line-item “funds withheld at interest,” which totaled approximately $58.4 million as of June 30, 2005; and

•	cash and investment assets of approximately $33.2 million.
        In addition, the total amount of consideration we pay at closing will be:

•	reduced by the amount of expense reimbursements we made to Wilton during the course of our negotiations, which totaled $184,000 as of the date of this proxy statement; and

•	increased by the amount of interest that will have accrued at fixed rates specified in the master agreement on (a) the cash portion of the transferred assets for the period between June 30, 2005 and the closing date, and (b) the purchase price of each investment asset transferred to Wilton that was purchased after June 30, 2005, for the period between June 30, 2005 and the date of purchase.

•	No Payment to Shareholders (See Page 39). The proposed transactions do not involve any merger, consolidation, liquidation or dividend or other distribution to our shareholders; therefore, our shareholders will not receive any payments as a result of the transactions. Any distributions to our shareholders would have to occur, if at all, subsequent to the consummation of the transactions based on our financial position at that time and subject to any constraints under insurance regulatory or other laws and our obligations to Wilton under the master agreement.

•	Transition Services (See Page 39). Between the date of the master agreement and the first day of the first calendar month beginning at least 28 days after the closing date, we will provide certain transition services to the Wilton subsidiaries as they take over administration of the treaties. Our subsidiaries will continue to process claims and otherwise administer the treaties through this date, which we refer to as the “transition date,” consistent with our current practices. Wilton will pay our subsidiaries a fee of $30,000 per month for these administration services and will further reimburse our subsidiaries to the extent the cost of any approved third party engaged to provide such services exceeds the $30,000 fee. After the transition date, Wilton will take over servicing each of the treaties, regardless of whether a treaty has been coinsured or novated.

•	Interim Cash Flows and Earnings From Investments (See Page 39). We will continue to make payments on claims and receive premiums under the treaties through the closing date. Shortly after the closing, we will calculate the net amount of the cash flows arising out of the treaties, as well as the amount of any earnings attributable to the performance of the transferred investment assets, during the period between June 30, 2005 (or the date the transferred assets were acquired, if later) and the closing date. If the aggregate cash flows and earnings are positive during this period, then we will pay this amount to Wilton, and if negative, then the negative of that amount will be paid to us. We will conduct a similar accounting and settlement at the end of the transition period.

•	No Appraisal Rights. Our board of directors has not proposed any action which would entitle our shareholders to appraisal rights under the laws of Bermuda with respect to the proposed transactions with Wilton.

•	Vote Required (See Page 55). The affirmative vote of a majority of the votes cast at the annual meeting on this proposal is required to approve the transactions with Wilton.

•	Voting Agreements (See Page 43). In connection with the execution of the master agreement, our directors and officers, as well as certain significant shareholders, executed voting agreements obligating them to vote the common shares held by them in favor of the transactions contemplated by the master agreement. Directors, officers and shareholders holding collectively approximately 29.3% of our outstanding common shares as of the date of the master agreement (or 26.4% of the outstanding common shares entitled to vote as of such date after giving effect to certain voting cutback provisions in our Bye-laws) signed voting agreements. As of September 30, 2005, the number of common shares held by directors, officers and shareholders who signed voting agreements totaled approximately 31.5% of our outstanding common shares, or 28.1% of the outstanding common shares entitled to vote as of such date after giving effect to the voting cutback provisions in our Bye-laws. Forms of the voting agreements are attached as Appendix B to this proxy statement.

•	Recommendation of the Board (See Page 31). Our board of directors unanimously approved and adopted the master agreement and declared its advisability in a meeting held on August 9, 2005. Our board recommends unanimously that you vote “FOR” the approval of the transactions contemplated by the master agreement.

•	Opinion of Keefe, Bruyette & Woods (See Page 31). On August 9, 2005, Keefe, Bruyette & Woods, whom we retained to deliver an opinion to us regarding the proposed transactions, rendered its oral opinion to our board of directors, subsequently confirmed in writing, that the transactions contemplated by the master agreement represented a favorable and appropriate business strategy, from a financial point of view, for our company. A copy of the opinion is attached as Appendix C to this proxy statement.

•	Reasons for the Transaction (See Page 29). In connection with its evaluation of the master agreement, our board of directors considered a number of factors, including the following:

•	the broad market process that we engaged in and that was managed by our financial advisor, UBS Investment Bank, which included contacting 27 parties and receiving indications of interest from 12 such parties;

•	the potential elimination of substantial shareholder uncertainty regarding our ability to improve the value of our company in an extended wind-down scenario;

•	the fact that, absent the transactions with Wilton, our cash flow and results of operations in the near future would be based solely upon the performance of our remaining book of business, the size and diversity of which has been significantly reduced in connection with prior novation, recapture and termination transactions;

•	the difficulties we would likely encounter in attempting to obtain debt or equity financing on commercially acceptable terms, if we attempted to pursue an alternative strategy;

•	the anticipated cost of the Wilton transactions to us under generally accepted accounting principles and statutory accounting principles, based upon an analysis prepared by our management;

•	the opinion of Keefe, Bruyette & Woods that the transactions represent a favorable and appropriate business strategy for our company, from a financial point of view;

•	the analyses performed and presentations to the board given by UBS Investment Bank, our financial advisor;

•	the terms of the master agreement, as reviewed by the board with its legal and financial advisors, including the respective representations, warranties and covenants of the parties, the closing conditions and the termination and indemnification provisions; and

•	the reasonable likelihood of the consummation of the transactions contemplated by the master agreement.

Some Effects of the Transactions

•	Remaining Contingencies and Commitments (See Pages 17 and 38). Following the consummation of the proposed transactions, our financial condition and results of operations will remain subject to certain contingencies, risks and commitments, including, among others, (1) liabilities for amounts that may be due under previously terminated or recaptured reinsurance agreements and (2) obligations that have been 100% reinsured by third parties (including Wilton, to the extent our treaties are coinsured rather than novated) but as to which we remain liable to the primary insurer, in the event the reinsurer is unable or unwilling to satisfy its contractual payment obligations to us. Following the consummation of the proposed transactions, we will also have continuing obligations under employment agreements with certain of our employees.

We will also remain subject to certain third-party claims, including an outstanding claim by Transamerica Occidental Life Insurance Company, or Transamerica, for $6.0 million related to the life reinsurance agreements we novated to Transamerica effective as of December 31, 2004. Transamerica has recently demanded arbitration in connection with this dispute and has alleged that we materially misrepresented the true economic nature of the reinsurance agreements we novated to it, or, in the alternative, that there was a mutual mistake as to the true economic nature of those reinsurance agreements. Transamerica is now seeking to rescind the agreement providing for the novation of the reinsurance agreements, or, in the alternative, such interest and damages as the arbitration panel deems appropriate for the alleged misrepresentations and breaches of representations and warranties.

•	Our Business Following Completion of the Transactions (See Page 20). Because we will continue to have residual commitments and contingencies following the consummation of the transactions, we do not expect to be able immediately to wind-down or dissolve the company or our subsidiaries. We intend to continue to explore strategic alternatives to attempt to maximize our economic value for shareholders, including a merger of ALR Holdings into another entity, the sale of one or both of ALR America or ALR Bermuda or other comparable transactions. In addition, we may consider cash distributions to shareholders, stock buybacks or similar transactions, to the extent our financial condition allows us to do so and we are not constrained by insurance regulatory or other laws or by our obligations under the master agreement.

•	Accounting Treatment (See Page 36). The manner in which the transactions are recorded on our consolidated balance sheet will depend upon whether our reinsurance agreements are novated or coinsured. The novation of a treaty will be reflected on our consolidated balance sheet as a sale of the assets relating to that treaty and the transfer of the corresponding liabilities to Wilton. In connection with the coinsurance of a treaty, however, we will retain the liability relating to the treaty, and the corresponding asset will be replaced by a receivable from Wilton in the same amount. Upon consummation of the transactions, we anticipate that we will recognize a loss of approximately $13.0 to $15.0 million, primarily reflecting the excess of the sum of the aggregate carrying value of the cash and assets transferred to Wilton, plus our transaction costs and a write off of deferred acquisition costs, over the aggregate carrying value of the liabilities assumed by Wilton.

•	Material United States Federal Tax Consequences (See Page 36). Under United States federal income tax laws, the proposed transactions with Wilton will not result in any taxable distributions to our shareholders, nor should they otherwise cause our shareholders to recognize any taxable income, gain, loss or deduction for 2005. The proposed transactions similarly will not cause ALR Holdings (or our subsidiaries) to recognize net taxable income or gain for 2005. Accordingly, we do not anticipate that the transactions will result in any current income tax liability for us. If the proposed transactions with Wilton ultimately result in a substantial reduction in the insurance business of ALR Bermuda, however, that change might have adverse U.S. federal income tax consequences for our shareholders who are U.S. taxpayers. This is because a possible consequence of such a change could be for us to become, in 2006 or subsequent years, a “passive foreign investment company,” or PFIC, as defined in Internal Revenue Code section 1297. To date, we believe we have avoided PFIC status by reason of an exception that applies to companies that are actively engaged in the business of insurance. Although the application of the PFIC rules to an insurance company that is winding down its reinsurance operations is not entirely clear, we may be able to continue to avoid PFIC status based on the position that the assets we will retain following the transactions with Wilton are reasonably necessary to provide for our remaining potential liabilities and contingencies. United States taxpayers who own shares in PFICs generally must elect (1) to recognize their pro rata share of the PFIC’s earnings each year, regardless whether those earnings are distributed, or (2) to recognize ordinary income each year based on appreciation in the value of their shares. Absent such an election, the ultimate sale or other disposition of PFIC shares, or the receipt of certain dividends, may result in significant adverse tax consequences for the shareholder.

•	Interests of Certain Persons in the Transactions (See Page 44). Certain of our directors, executive officers and other key employees were issued securities of ALR Holdings pursuant to equity incentive plans that provide for accelerated vesting upon the occurrence of a “Change of Control,” as defined in the respective plans. We believe that the transactions contemplated by the master agreement fall within the scope of the definition of “Change of Control” under these plans. As a consequence, any unvested stock options or restricted common shares held by these directors, officers and other key employees will vest immediately upon the consummation of the transactions with Wilton.

During our negotiation of the master agreement with Wilton, three of our executive officers had employment agreements with us that provided for certain additional benefits upon the occurrence of a “Change of Control,” as defined in their respective agreements. We believe that these provisions would also have been triggered by the consummation of the transactions with Wilton as contemplated by the master agreement. As a result, these three officers would generally have been entitled to receive greater severance payments if their employment were terminated in connection with the consummation of the transactions with Wilton than they would otherwise have been entitled to receive.

We have since entered into a separation agreement with one of the three executives, John F. Burke, our former Chief Executive Officer, pursuant to which we agreed, among other things, to pay Mr. Burke a one-time cash amount of $1,160,000 contingent upon the closing of the transactions under the master agreement. In addition, On October 19, 2005, we entered into letter agreements with our newly appointed Chief Executive Officer and our Chief Financial Officer regarding the terms of their continued employment, replacing their prior employment agreements. See “ADDITIONAL INFOR-

MATION — Executive Officers” for a more detailed description of our letter agreements with our executive officers.

•	Certain Other Transaction Costs (See Page 44). Under our engagement with UBS Investment Bank, upon consummation of the transactions, we will be obligated to pay UBS a fee of approximately $1,750,000. This amount would be offset by certain fees paid by us to UBS prior to the closing of the transactions, which totaled $270,000 as of the date of this proxy statement. In addition, pursuant to the terms of a separation agreement we recently entered into with our former President and Chief Executive Officer, John F. Burke, we have agreed to pay Mr. Burke a one-time cash amount of $1,160,000 within five business days of the closing of the transactions contemplated by the master agreement.

The Master Agreement

•	General (See Page 38). The master agreement was entered into on August 10, 2005 by and among our United States and Bermuda operating subsidiaries, the United States and Bermuda operating subsidiaries of Wilton, and by ALR Holdings (only with respect to certain specified provisions). A copy of the master agreement is attached as Appendix A to this proxy statement.

•	Representations and Warranties of Our Subsidiaries (See Page 40). Our subsidiaries made representations and warranties to Wilton relating to, among other things, their operations and financial condition, their administration of and accounting for the reinsurance treaties and related assets and liabilities, the absence of any conflict between the proposed transactions and their organizational documents and material agreements, no material adverse change in their operations, no pending or threatened litigation or regulatory proceedings, and no violation of applicable law. Most of these representations and warranties expire 18 months following the closing date.

•	Indemnification (See Page 41). The master agreement includes mutual indemnification provisions covering, among other things, all costs and expenses arising out of or resulting from the breach of any representation, warranty or covenant. We have also agreed to indemnify Wilton for certain “extracontractual liabilities,” such as punitive damages attributable to our actions or omissions with respect to the treaties. Neither of our subsidiaries will have any liability for indemnification relating to breaches of representations and warranties unless and until the total of all such indemnified losses exceeds $25,000, and then only to the extent the losses exceed $25,000. The maximum amount that our subsidiaries are obligated to pay, together in aggregate, as indemnification for breaches of representations and warranties is $2,000,000. The indemnification obligations of Wilton’s subsidiaries to us are similarly limited. Each of our subsidiaries is required to maintain statutory capital and surplus in the amount of $2,000,000 for 18 months following the closing, and we are prohibited from taking any action, or causing our subsidiaries to take any action, that would cause them to fail to satisfy this covenant.

•	Closing Conditions (See Page 41). Consummation of the transactions is subject to the satisfaction or waiver of customary closing conditions, including the material accuracy, as of the closing date, of the representations and warranties. Additional closing conditions include, among others:

•	the approval of the transactions by our shareholders;

•	the consent to novation or continued reinsurance of our treaties by our existing third-party reinsurers, or “retrocessionaires;” and

•	the consent or approval of the transactions by certain Bermuda and United States regulatory authorities.

•	No Solicitation (See Page 42). We have agreed, subject to certain exceptions, not to solicit or encourage a proposal from any third-party that could be expected to lead to or facilitate a “competing acquisition proposal,” as defined in the master agreement. We may, however, engage in discussions and negotiations with any person in connection with an unsolicited bona fide competing acquisition proposal submitted in writing to us prior to the receipt of shareholder approval. In the event that our board determines that a competing acquisition proposal is a “superior proposal,” and that failure to accept the superior proposal would be inconsistent with its fiduciary duties, the board may accept the superior proposal and terminate the master agreement, subject to our paying Wilton a “break-up fee” plus certain expenses.

•	Termination; Break-Up Fee (See Page 43). The master agreement is terminable by any party if the closing of the transactions has not occurred on or before January 2, 2006 and may also be terminated, in limited circumstances, by our subsidiaries if our board determines that it has a fiduciary obligation to pursue a “superior proposal” (as defined in the master agreement). In the event we terminate the agreement in connection with a superior proposal, we would be obligated to pay the Wilton subsidiaries a termination or “break-up” fee of $500,000 and any out-of-pocket expenses they incurred in connection with the transactions. If the master agreement is terminated due to the failure of our shareholders to approve the transactions, we would be obligated to reimburse the Wilton subsidiaries for the out-of-pocket expenses they incurred in connection with the transactions.

•	Other Covenants. We agreed to certain restrictions and affirmative covenants relating to the conduct of our business during the period between the execution of the master agreement and the date that the last treaty covered by the master agreement is either novated to Wilton or expires by its own terms. These covenants generally restrict us from discharging claims under, waiving or modifying the terms of, or changing our accounting assumptions or practices with respect to, the treaties, except in the ordinary course of business, consistent with past practice.

PROPOSAL TWO:
ELECTION OF DIRECTORS

•	General (See Page 57). You are being asked to vote on the election of two nominees to serve as directors for the respective terms for which the board has nominated them, as described in this proxy statement. The nominees are Albert R. Dowden and William H. Mawdsley, III.

•	Vote Required (See Page 55). Each director will be elected by the affirmative vote of a majority of the votes cast on the election of that director at the annual meeting.

•	Recommendation of the Board (See Page 59). Our board of directors recommends unanimously that you vote “FOR” the election of both nominees for director.
PROPOSAL THREE:
RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	General (See Page 59). You are being asked to vote on the ratification of the selection of Marcum & Kliegman LLP as our independent registered public accounting firm for the current fiscal year and to authorize our board of directors, acting by our Audit Committee, to set its remuneration. Marcum & Kliegman LLP served as our independent registered public accounting firm during our preceding fiscal year.

•	Vote Required (See Page 55). The affirmative vote of a majority of the votes cast at the annual meeting on this proposal is required to ratify the selection of Marcum & Kliegman LLP and to authorize our Audit Committee to set its remuneration.

•	Recommendation of the Board (See Page 59). Our board of directors recommends unanimously that you vote “FOR” the ratification of the selection of Marcum & Kliegman LLP as our independent registered public accounting firm and the authorization of our Audit Committee to set its remuneration.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS
AND OTHER ANNUAL MEETING MATTERS
      The following questions and answers are intended to address some questions you may have regarding the proposed transactions with Wilton and other matters concerning the annual meeting. These questions and answers might not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.
GENERAL

Q:	When and where will the meeting take place?

A:	Our annual shareholders’ meeting will take place at the offices of ALR Holdings, Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda, on Thursday, December 1, 2005 at 9:00 a.m., local time.

Q:	What is the purpose of the meeting?

On August 10, 2005, our two wholly-owned operating subsidiaries entered into a Master Agreement, which we refer to in this proxy statement as the “master agreement,” with two wholly-owned operating subsidiaries of Wilton Re Holdings, Ltd., a Bermuda-based life reinsurance company, providing for the novation to, or coinsurance by, the subsidiaries of Wilton of each of our reinsurance agreements, subject to the terms and conditions of the master agreement. A copy of the master agreement is attached as Appendix A to this proxy statement. It is a condition to closing under the master agreement that the proposed transactions be approved by our shareholders. Accordingly, in Proposal One, you are being asked to consider and vote on the approval of the transactions contemplated by the master agreement.

Because this meeting is our annual general meeting for 2005, you are also being asked to vote on two additional proposals — the election of two nominees for director, in Proposal Two, and the ratification of the independent registered public accounting firm selected by our board of directors for the 2005 fiscal year, in Proposal Three.
THE PROPOSED TRANSACTIONS WITH WILTON

Q:	What transactions are contemplated by the master agreement?

A:	As summarized above, the master agreement provides for the novation to, or coinsurance by, Wilton of our annuity and life reinsurance agreements identified in the master agreement. The treaties identified in the master agreement comprised all of our operating subsidiaries’ remaining reinsurance treaties as of the date of this proxy statement. We would transfer to Wilton assets having a value of $91.6 million as of June 30, 2005, subject to certain adjustments, in exchange for Wilton taking over our obligations under the reinsurance agreements and assuming, or otherwise indemnifying us for, the related liabilities. The master agreement contemplates that Annuity Re and Wilton will both use commercially reasonable efforts to obtain the consent of the primary insurer, or “ceding company,” under each of our reinsurance agreements, or “treaties,” to the novation of that agreement to Wilton. If one or more of these consents cannot be obtained, once all of the other closing conditions have been satisfied or waived, then the relevant treaty will be subject to the terms of a coinsurance agreement that will be entered into at closing between ALR America and Wilton America, or ALR Bermuda and Wilton Bermuda, as applicable. Under the coinsurance agreement, our risk under a non-novated treaty would be transferred, or “retroceded,” to the appropriate Wilton subsidiary. The effective date of both the coinsurance and the novation transactions would be June 30, 2005.

We and Wilton have also agreed to use commercially reasonable efforts to obtain the consent of each third-party reinsurer to whom we have previously ceded a portion of our risk under a treaty. The receipt of such consents is a condition to the obligation of the parties to close the transactions contemplated by the master agreement. If these consents are obtained, and the transactions are consummated, it is anticipated that certain of our “retrocession agreements” with these third-party reinsurers will be “bifurcated” so that the relevant retrocession agreement will be novated to the relevant Wilton subsidiary only with respect to underlying treaties that have been novated to the Wilton subsidiary, and will remain in effect as between the third-party reinsurers and the relevant Annuity Re subsidiary with respect to underlying treaties which have not been novated.

The master agreement also provides that, between the date of the master agreement and the first day of the first calendar month beginning at least 28 days after the closing date, which we refer to as the “transition date,” our subsidiaries will continue to administer the reinsurance agreements in a manner consistent with our current practices. Wilton will pay our subsidiaries a fee of $30,000 per month for these administration services and will further reimburse our subsidiaries to the extent the cost of any approved third party engaged to provide such services exceeds the $30,000 fee.

Q;	How do Annuity Re’s reinsurance agreements work?

The business of reinsurance generally consists of reinsurers, such as Annuity Re, entering into contractual arrangements (known as reinsurance agreements or treaties) with primary insurers (known as ceding companies) whereby the reinsurer agrees to indemnify the ceding company for all or a portion of the risks associated with an underlying insurance policy in exchange for a reinsurance premium payable to the reinsurer. Reinsurers also may enter into “retrocessional” reinsurance arrangements with other reinsurers, which operate in a manner similar to the underlying reinsurance arrangement described above. Under retrocessional reinsurance arrangements, the reinsurer cedes a portion of the risk associated with an underlying reinsurance contract to other reinsurers (known as retrocessionaires).

Q:	What is the difference between the “novation” and the “coinsurance” of a reinsurance treaty?

A:	Novation of a treaty to Wilton would mean that our reinsurance agreement with the ceding company would be amended to remove us as a party to the agreement and to add one of Wilton’s subsidiaries in our place. Because the reinsurance agreement would then be between the relevant Wilton subsidiary and the ceding company directly following novation, we would no longer be a party to the treaty and would no longer have obligations to the ceding company under the treaty.

Coinsurance is a form of risk reinsurance and involves an indemnification arrangement between the ceding company and the coinsurer. Coinsurance of a treaty by Wilton would mean, in effect, that we would continue to be bound, as reinsurer, by our original treaty with the primary insurer. Wilton, in turn, would be bound (under the terms of its coinsurance agreement with us) to reimburse us fully for any payments we make under the treaty, and to indemnify us for any other continued liabilities we have under the treaty. Coinsurance “on a 100% indemnity basis” means that Wilton would reinsure all of the risk associated with a reinsurance treaty. By coinsuring a treaty with, rather than novating a treaty to, a Wilton subsidiary, we are subject to the risk that the Wilton subsidiary will not, for whatever reason, honor its obligation to make payment on a claim we make to it, notwithstanding our primary liability to the ceding company.

Q:	What assets will be transferred to Wilton as part of the transactions?

A:	The transferred assets will consist of:

•	receivables associated with certain of our treaties that are reflected on our balance sheet as the line-item “funds withheld at interest,” which receivables totaled approximately $58.4 million as of June 30, 2005; and

•	cash and investment assets of approximately $33.2 million.

In addition, the total amount of consideration we pay at closing will be:

•	reduced by the amount of expense reimbursements we made to Wilton during our negotiations, which totaled $184,000 as of the date of this proxy statement; and

•	increased by the amount of interest that will have accrued at fixed rates specified in the master agreement on (a) the cash portion of the transferred assets for the period between June 30, 2005 and the closing date, and (b) the purchase price of any investment asset transferred to Wilton that was purchased after June 30, 2005, for the period between June 30, 2005 and the date of purchase.

In addition, if the cash flows arising from the treaties and the earnings on the investment assets to be transferred to Wilton are positive between the June 30, 2005 effective date and the closing date, then we will pay the positive amount to Wilton. If the cash flows and earnings are negative, the negative of that amount will be paid to our subsidiaries.

Q:	Will the company receive any proceeds from the transactions with Wilton?

A:	We will not receive proceeds from the transactions consummated at the closing. We will, however, receive a monthly payment of $30,000 from Wilton as consideration for our services in administering the treaties through the transition date.

Q:	Will the subsidiaries have any liabilities or risks relating to the reinsurance treaties after the transactions are completed?

A:	As a result of the novation or coinsurance of each of our treaties, we will either be released from, or indemnified for, our obligations under each of our existing reinsurance agreements. If treaties are novated rather than coinsured, the liability associated with the treaty will be eliminated from our balance sheet. In the case of a coinsured treaty, we will retain the liability on our balance sheet and will record a receivable asset from Wilton in an equal amount, and will be subject to the risk that Wilton fails to satisfy its contractual indemnification obligations to us. In addition, our financial condition and results of operations will remain subject to certain contingencies, including (1) obligations for amounts that may be due under previously terminated or recaptured reinsurance agreements relating to deaths occurring prior to such terminations or recaptures and (2) obligations that have been 100% reinsured with third parties (including Wilton, to the extent our treaties are coinsured rather than novated), but for which we remain liable if the reinsurer is unable or unwilling to satisfy its contractual payment obligations to us. Following the consummation of the proposed transactions, we will also continue to have obligations under employment agreements with certain of our employees.

We will also remain subject to certain third-party claims unrelated to the treaties being novated to or coinsured by Wilton, including an outstanding claim by Transamerica for $6.0 million related to a life reinsurance agreement we novated to Transamerica effective as of December 31, 2004. Transamerica has recently demanded arbitration in connection with this dispute and has alleged that we materially misrepresented the true economic nature of the reinsurance agreements that we novated to it, or, in the alternative, that there was a mutual mistake as to the true economic nature of those reinsurance agreements. Transamerica is now seeking to rescind the agreement providing for the novation of the reinsurance agreements, or, in the alternative, such interest and damages as the arbitration panel deems appropriate for the alleged misrepresentations and breaches of representations and warranties.

Q:	Will the company pay any dividends after the novation and coinsurance transactions are completed?

A:	We do not expect to be in a position to pay dividends or make any other distribution to shareholders immediately following the transactions. The amount of funds available for distribution by our subsidiaries to us, and by us to our shareholders, will be limited by, among other things, the contingencies that will remain with us following consummation of the transactions with Wilton and the requirement under the master agreement that each of our operating subsidiaries maintain $2,000,000 of statutory capital and surplus for 18 months following closing. The declaration and payment of future dividends to holders of our common shares will be at the discretion of our board of directors and will depend upon our financial condition, the capital requirements of our subsidiaries, insurance regulatory constraints and other factors that our board of directors deems relevant.

Q:	Will the company be repurchasing shares?

A:	We do not expect to be in a position to repurchase a large quantity of our shares immediately following the transactions. We will, however, consider cash distributions to shareholders, stock buybacks or similar transactions, if our financial condition allows us to do so and we are not constrained by insurance regulatory or other laws or by our obligations under the master agreement.

Q:	Will I continue to be able to sell my shares?

A:	The novation or coinsurance of our treaties will not affect our shareholders’ rights to sell or otherwise transfer their shares.

Q:	How does our stock price currently compare to our book value per share? What will be the book value of the company’s net assets following the transactions?

A:	On August 9, 2005, the trading day before we announced our entry into the master agreement, the closing price of our common shares as reported on the OTC Bulletin Board was $0.82. On October 31, 2005, the closing sale price per share for our common shares as reported on the OTC Bulletin Board was $1.17. Our common shares trade under the symbol “ANNRF.OB.”

As of June 30, 2005, our book value was approximately $65.0 million, or $2.47 per common share. Assuming that the proposed novation and coinsurance transactions described in this proxy statement had occurred on that date, our book value would have been approximately $54.6 million, or $2.07 per common share. These figures do not reflect transaction costs or the cost of severance payments to our former Chief Executive Officer that we anticipate will total, in the aggregate, approximately $4.0 million, nor do they reflect our recent repurchase of approximately 1.8 million of our common shares from Overseas Partners, Ltd. for a total cash price of $1,453,901. Please read the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Data” in this proxy statement for details regarding the assumptions underlying these calculations.

As a result of our commitments and contingencies that will survive the transactions, our shareholders will ultimately not likely realize an economic value in any subsequent strategic transaction that approximates our GAAP book value per common share following the consummation of the transactions contemplated by the master agreement.

Q:	What will Annuity Re do after the transactions are completed?

A:	Because we will continue to have residual commitments and contingencies following the consummation of the transactions, we do not expect to be able immediately to wind-down or dissolve the company or our subsidiaries. We intend to continue to explore strategic alternatives to attempt to maximize our economic value for shareholders, including a merger of ALR Holdings into another entity, the sale of one or both of ALR America or ALR Bermuda or other comparable transactions. In addition, we may consider cash distributions to shareholders, stock buybacks or similar transactions, if our financial condition allows us to do so and we are not constrained by insurance regulatory or other laws or our obligations under the master agreement. Although we believe that the consummation of the proposed transactions with Wilton — by eliminating a number of the risks and uncertainties that affect our current business and operations — will better position us to realize value from any subsequent transactions, we cannot make any assurance that any such transactions will be completed on favorable terms, if at all.

Q:	Will the company retain its insurance licenses?

A:	We have no current intention to cause our United States or Bermuda subsidiaries to relinquish or dispose of their insurance licenses.

Q:	When do you expect to complete the transactions under the master agreement?

A:	We expect that the closing will occur shortly after all of the conditions to closing under the master agreement, including approval of our shareholders at the annual meeting, have been satisfied or waived.

We currently expect to complete the transactions in the fourth quarter of 2005, but we cannot be certain when or if all of the conditions to closing will be satisfied or waived.

Q:	How does ALR Holdings’ board of directors recommend I vote on the proposed transactions?

At a meeting held on August 9, 2005, our board of directors unanimously approved the master agreement and declared the master agreement and the proposed transactions with Wilton to be advisable and in the best interests of our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the transactions contemplated by the master agreement.

Q:	Does the board have an alternative strategic plan in the event the shareholders do not approve the transactions with Wilton?

A:	At this time, the board does not have a specific alternative strategic plan. In the event the transactions with Wilton are not approved by our shareholders or are not consummated for another reason, the board will attempt to identify other strategic alternatives, although we cannot make any assurance as to the alternatives that will be available.

Q:	Are appraisal rights available in connection with the proposed transactions with Wilton?

A:	Appraisal rights are not available under Bermuda law in connection with the proposed transactions under the master agreement.

Q:	What vote is required to approve the transactions with Wilton?

The proposed transactions with Wilton must be approved by the affirmative vote of a majority of the votes cast at the annual meeting on the proposal.

In connection with the execution of the master agreement, our directors and officers, as well as certain significant shareholders, executed voting agreements obligating them to vote in favor of the transactions contemplated by the master agreement. Directors, officers and shareholders holding collectively approximately 29.3% of our outstanding common shares as of the date of the master agreement (or 26.4% of the outstanding common shares entitled to vote as of such date after giving effect to certain voting cutback provisions in our Bye-laws) signed voting agreements. As of September 30, 2005, the number of common shares held by directors, officers and shareholders who signed voting agreements totaled approximately 31.5% of our outstanding common shares, or 28.1% of the outstanding common shares entitled to vote as of such date after giving effect to certain voting cutback provisions in our Bye-laws.

OTHER ITEMS TO BE ACTED ON

Q:	What vote is required for the election of the nominees for director, and for the ratification of the selection of the independent registered public accounting firm?

A:	Each director will be elected by the affirmative vote of a majority of the votes cast on the election of that director at the annual meeting. The proposal to ratify the selection of the independent registered public accounting firm requires a majority of the votes cast at the annual meeting on that proposal.

Q:	How does ALR Holdings’ board of directors recommend I vote on these two proposals?

Our board of directors recommends unanimously that you vote “FOR” the election of the two nominees for director and “FOR” the ratification of the selection of Marcum & Kliegman LLP as our independent registered public accounting firm for the current fiscal year and to authorize our Audit Committee to set its remuneration.

PROCEDURES

Q:	How many votes does each common share carry?

A:	Each of our common shares is entitled to one vote, except that certain provisions of our Bye-laws reduce the total voting power of any shareholder who:

•	is a “United States person,” as defined in our Bye-laws, and who beneficially owns 10% or more of our common shares, to less than 10% of the total voting power of our share capital; and

•	is not a “United States person,” as defined in our Bye-laws, and who beneficially owns 17% or more of the common shares, to less than 17% of the total voting power of our share capital.

The provision in our Bye-laws will reduce the number of votes that two of our large shareholders will be entitled to cast at the annual meeting. As a consequence, only 21,025,844 common shares out of our 24,543,811 outstanding common shares as of September 30, 2005 will be entitled to vote at the annual meeting.

Q:	Who may vote at the meeting?

A:	Owners of our common shares at the close of business on September 30, 2005, which our board of directors has fixed as the record date for the meeting, are entitled to vote.

Q:	Can I vote in person at the annual meeting?

A:	Persons who submit a proxy or voting instructions need not vote in person at the annual meeting. However, at the annual meeting we will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the annual meeting rather than by proxy. If you vote in person, it will revoke any proxy previously given by you. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda, stating that you are revoking your proxy, or by submitting a later-dated proxy or by voting in person at the annual meeting.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will my shares be automatically voted for me?

A:	Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instructions that your bank, broker or nominee provides to you.

Q:	What if I sign and submit my proxy but do not indicate how to vote on a proposal, or a nominee for director?

A:	In that case, your shares will be voted “FOR” the proposal or “FOR” the election of the nominee for director, as the case may be.

Q:	What if I mark my proxy as “ABSTAIN” on any matter or fail to instruct my bank, brokerage firm or nominee on how to vote on a proposal?

A:	If you mark your proxy as “ABSTAIN” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on such matter and will not count as votes cast at the meeting for the purpose of determining whether the proposal is approved, but will count in determining whether a quorum is present. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker nonvotes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Q:	What should I do now?

A:	After you have carefully reviewed this document, you should mail your completed, dated and signed proxy card in the provided prepaid envelope as soon as possible so that your shares will be voted at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy this information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC’s website at www.sec.gov.
      The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, and our Current Reports on Form 8-K dated August 5, 2005, August 11, 2005, September 15, 2005, September 26, 2005, October 4, 2005, October 18, 2005, October 20, 2005 and October 31, 2005. We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement and before the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.
      Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.
      If you are one of our shareholders and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should call or write to our Secretary at our executive offices, Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda, Attention: Secretary (telephone (441) 296-7667). We will provide these documents to our shareholders, without charge, by first class mail within one business day of the day we receive a request. In order to ensure timely delivery of the documents before the annual meeting, you should make any such request not later than November 24, 2005.
      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO ANNUITY AND LIFE RE (HOLDINGS), LTD. AND OUR SUBSIDIARIES HAS BEEN SUPPLIED BY US. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO WILTON RE HOLDINGS, LTD. AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY WILTON. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANNUITY AND LIFE RE (HOLDINGS), LTD., ITS SUBSIDIARIES, OR WILTON OR ITS SUBSIDIARIES SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this proxy statement are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.
      Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Shareholders are directed to consider the risks and uncertainties discussed in other documents we have filed with the Securities and Exchange Commission, and in particular, our Annual Report on Form 10-K for the year ended December 31, 2004.
      Important factors relating to our existing business that could cause actual events or results to differ materially from those indicated in such forward-looking statements include:

•	our ability to meet the obligations associated with our current business and to fund our continuing operations;

•	the loss of a key executive;

•	our ability to pursue strategic alternatives on favorable terms;

•	the outcome of pending legal proceedings involving us;

•	the ability of our ceding companies to manage successfully assets they hold on our behalf;

•	our success in managing our investments;

•	changes in mortality, morbidity and claims experience;

•	our ability to make accurate estimates and assumptions regarding future mortality, persistency, lapses, expenses and investment performance based upon historical results and information provided to us by our ceding companies;

•	changes in market conditions, including changes in interest rate levels;

•	the competitive environment;

•	the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto;

•	regulatory changes (such as changes in U.S. tax law and insurance regulation that directly affect the competitive environment for our products); and

•	a prolonged economic downturn.
      In addition to the risks and uncertainties we face related to our existing business, the proposed transactions with Wilton are subject to various risks and uncertainties, including the risks that the conditions to closing the transactions will not be satisfied; that we will have less success than we anticipate effecting the novation, rather than coinsurance, of our treaties, leaving greater contingent liabilities for our subsidiaries; and that the remaining contingent liabilities will have a material adverse impact on our financial condition. See “RISK FACTORS” below.
      All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS
Following the consummation of the transactions with Wilton, we will continue to be subject to contingencies and uncertainties that could adversely impact our financial condition and results of operations.
      Under the terms of the master agreement, Wilton will assume our obligations under our annuity and life reinsurance agreements identified in the master agreement by novating or coinsuring each of those agreements, effective as of June 30, 2005. Nevertheless, we will continue to be liable for:

•	any amounts that may become due under certain previously terminated or recaptured reinsurance agreements relating to deaths occurring prior to such terminations or recaptures; and

•	obligations that have been 100% reinsured with third parties, if the third-party reinsurer is unable or unwilling to satisfy its contractual payment obligations to us.
      We will also remain subject to certain third-party claims that have been asserted against us and are unrelated to the treaties that would be novated to or coinsured by Wilton. These claims include:

•	an outstanding claim by Transamerica for $6.0 million related to a life reinsurance agreement we novated to Transamerica, effective as of December 31, 2004; and

•	a civil proceeding instituted by Imagine Group Holdings Limited, a Bermuda-based reinsurance company, seeking $640,000 in connection with a proposed December 2002 capital raising transaction that was not consummated, although we have reached an agreement in principle to settle this dispute for $425,000.
      Transamerica has recently demanded arbitration in connection with the dispute and has alleged that we materially misrepresented the true economic nature of the reinsurance agreements we novated to it, or, in the alternative, that there was a mutual mistake as to the true economic nature of those reinsurance agreements. Transamerica is now seeking to rescind the agreement providing for the novation of the reinsurance agreements, or, in the alternative, such interest and damages as the arbitration panel deems appropriate for the alleged misrepresentations and breaches of representations and warranties.
      In addition, the United States Internal Revenue Service has requested certain information and documents related to our Bermuda operations and has conducted an audit of our United States operating subsidiaries. If the IRS were to determine that ALR Holdings or ALR Bermuda were engaged in business in the United States, those entities could be subject to United States income and branch profits tax on their income attributable to the United States business. Such taxes could have a material effect on our results of operation and financial condition.
      Finally, we will remain subject to obligations under employment and severance agreements with certain of our employees following consummation of the transactions, including obligations to make severance payments under certain circumstances.
      These risks and contingencies could have a material impact on our financial condition and results of operations and could impair our ability to pursue strategic alternatives or otherwise wind up our operations. In addition, to the extent our contingent liabilities are not required to be reserved for in our consolidated balance sheet, our stock price will likely continue to trade below our book value per share following the closing.
We will retain some exposure on any reinsurance agreements that are coinsured by and, to a lesser extent, novated to Wilton.
      The master agreement contemplates that we and Wilton will use commercially reasonable efforts to obtain the consent of each counterparty to our reinsurance treaties to the novation of these treaties to Wilton. If any of these consents cannot be obtained, then the appropriate Annuity Re subsidiary and Wilton subsidiary will enter into an indemnity coinsurance agreement with respect to any treaties that have not been novated, effective as of June 30, 2005.

      If a ceding company or, if applicable, an existing third-party reinsurer of a portion of our risk under a reinsurance treaty does not consent to the novation of the treaty to Wilton, then we will remain a party to that treaty and the transfer of our liabilities and obligations to Wilton will be accomplished through the indemnification arrangement set forth in a coinsurance agreement. Unlike novation (which generally releases us from our ongoing obligations under a treaty), under coinsurance agreements, our subsidiaries will continue to be liable to the ceding companies for amounts payable under the treaties. Wilton has agreed to indemnify our subsidiaries for all losses arising out of any treaty covered by the coinsurance agreements (subject to exceptions for special damages, as described below). However, if Wilton refuses or is unable to perform its obligations to us, we would still be obligated to honor our obligations under such coinsured treaties to the original ceding companies. As a result, we will be exposed to Wilton’s creditworthiness and ability under applicable regulatory requirements to make payments to us.
      In addition, liability for any consequential, exemplary, punitive or similar extracontractual damages relating to the agreements that are novated to or coinsured by Wilton (if the damages arise out our actions or failures to act, other than at the direction of Wilton) are expressly excluded from the liabilities assumed by Wilton and will be retained by us.
Our financial condition and results of operations will depend in significant part upon the willingness and ability of Wilton to pay us amounts required under the master agreement and the coinsurance agreements, resulting in a high concentration of risk with respect to our future cash flows and financial condition generally.
      As described above, Wilton will be required to make payments on our behalf (or directly to us as reimbursement) in connection with those treaties that are not novated to Wilton but are instead subject to the coinsurance arrangements. Therefore, we remain exposed to Wilton’s creditworthiness and ability under applicable regulatory requirements to make payments to us. Wilton may refuse or be unable to pay all the amounts contractually due to us. The greater the number of treaties that are coinsured (rather than novated), the greater is the risk we face of a breach or default by Wilton of its payment obligations. We cannot predict the number of treaties that will fail to be novated and will instead be subject to indemnity coinsurance by Wilton.
      In addition, the master agreement provides that the Wilton subsidiaries will indemnify us in connection with certain other matters, including breaches of their representations, warranties and covenants made under the master agreement. If we incur losses as a result of the breach of a covenant, representation or warranty by Wilton and we seek indemnification under these provisions, and if Wilton is unwilling or unable to satisfy its contractual payment obligations to us, our financial condition will be adversely impacted.
The impact of the transactions on our financial condition and results of operations may not be known for several months following the closing.
      We may disagree with Wilton as to the post-closing amount payable by us to Wilton, or payable by Wilton to us, as the case may be, in respect of cash flows attributable to the treaties and the transferred investment assets from June 30, 2005 through the transition date. Shortly following the closing, we will calculate the net amount of these cash flows from June 30, 2005 to the closing date. If positive, we will pay the balance to the Wilton, and if negative, Wilton will pay the balance to us. We will undertake a similar accounting and settling of cash flows in connection with our administration of certain contracts between the closing date and the end of our transition services. Wilton has the right, for a period of up to six months following its receipt of our calculation of these respective amounts, to object to our calculations. In the event of an objection, the master agreement provides for us to submit our dispute to an independent accountant, whose ruling will be final. If we resort to this procedure to resolve a dispute with Wilton, there may be significant uncertainty for the duration of the dispute resolution.
      Our indemnification obligations to Wilton under the master agreement may require us to pay Wilton up to an additional $2,000,000 following the closing, if Wilton successfully asserts a claim against us for a breach of a representation or warranty. We also have indemnified Wilton for breaches of our covenants and for punitive and other special damages that arise out of our actions or failure to act, under certain circumstances; there is no cap on our indemnification obligation with respect to these liabilities.
      We have agreed to provide administrative services to Wilton during a transition period in exchange for a monthly payment of $30,000. Other than for certain pre-approved third-party expenses, we will not be reimbursed if our actual expenses exceed $30,000. This amount may be insufficient to cover the cost of administering the treaties.
      As a result of these contingencies and uncertainties, we may not know the ultimate impact of the transactions on our book value or our true financial condition for a number of months following the closing.
We may be liable to Wilton for breaches of representations and warranties.
      Under the master agreement, our subsidiaries have made extensive representations and warranties to Wilton concerning themselves, the reinsurance agreements and related matters. The representations and warranties are required to be reaffirmed as of the closing, and our inability to reaffirm them will entitle Wilton to terminate the agreement. Other than those representations relating to our due organization, corporate existence and authority, and the absence of certain conflicts (which survive indefinitely), our representations and warranties survive for 18 months following the closing and, if breached, could result in liability to us. These representations and warranties include:

•	the absence of any required third-party consents and government approvals, except as disclosed;

•	the preparation of our financial statements and determination of our treaty specific reserve balances in accordance with statutory accounting principles or generally accepted accounting principles, as applicable, consistently applied;

•	our compliance with applicable law in respect of the marketing, issuance and administration of our treaties;

•	our having received no notice of termination or recapture of any of our treaties by the ceding companies;

•	the accuracy of our books and records;

•	the absence of undisclosed litigation; and

•	the absence of certain changes with respect to the administration of and accounting for our treaties since December 31, 2004.
      Our subsidiaries have agreed to indemnify Wilton under the master agreement for, among other things, damages relating to a breach of our representations and warranties. The maximum amount we are obligated to pay in the aggregate relating to breaches of representations and warranties under the master agreement is $2,000,000. Because our subsidiaries are severally but not jointly liable to Wilton for damages, Wilton may only properly assert a claim against the subsidiary alleged to be responsible for a breach. In order to secure their indemnification obligations, each of our subsidiaries has agreed to maintain statutory capital and surplus in the amount of $2,000,000 for 18 months following the closing, and we have agreed not to take, and not to cause our subsidiaries to take, any action that would cause our subsidiaries to fail to satisfy this requirement.
Our liquidity will be adversely affected by the loss of a substantial portion of our income-generating assets and the reduced scale of our operations, relative to the contingencies, commitments and regulatory restrictions to which our capital resources will continue to be subject following the closing.
      A significant source of income for insurance companies is the income generated from the investment of the assets that secure payment of the liabilities that are insured. By consummating the proposed transactions, we will transfer to Wilton a substantial portion of our income-generating assets, without a proportionate reduction to our day-to-day contract administration and overhead costs.

      Under the terms of our reinsurance agreements, we are required to provide letters of credit or fund trust accounts with liquid assets to satisfy the collateral requirements of our ceding companies. Although Wilton will assume our obligations under our treaties and has undertaken to use commercially reasonable efforts to replace any letters of credit we have posted in connection with such treaties, we will continue to be required to post letters of credit or other collateral under any treaties that are not novated if Wilton is unable to provide replacement letters of credit or other collateral. There is no assurance that Wilton will be able to assume our obligations to post collateral and provide letters of credit for our ceding companies. As to any letters of credit continuing in force following the closing, Wilton is obligated to reimburse us for amounts paid or incurred for the letter of credit after the closing date and, in the event of any draw, an amount equal to the draw. At June 30, 2005, cash and investments of approximately $10,000,000 were pledged as collateral for letters of credit totaling $8,157,100 relating to the treaties to be novated to, or coinsured by, Wilton.
      Under the terms of the master agreement, each of our subsidiaries is required to maintain statutory capital and surplus of $2,000,000 for 18 months following the closing. In addition, certain regulations in U.S. and Bermuda relating to our industry have the effect of limiting the amount of capital that we may invest, use to fund our operations or distribute to our shareholders. These contractual and regulatory limitations and restrictions on our use of capital, when combined with the risks and contingencies we face following the closing, could negatively impact our liquidity in the short term following the closing and limit our ability to make distributions to our shareholders or repurchase our outstanding common shares.
Our ability to pay dividends and distribute assets to our shareholders will be limited for a considerable period of time after the closing.
      Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition, capital requirements, contingent liabilities, contractual restrictions, regulatory requirements and other factors deemed relevant by our board of directors. We do not expect to be in a position to pay dividends or make any other distribution to shareholders immediately following the transactions.
      As a holding company, we have no significant operations or assets other than our ownership of the capital stock of our subsidiaries. Dividends and other permitted payments from our subsidiaries are our sole source of funds to pay expenses and dividends, and any limitations imposed on our subsidiaries to make such payments to us may cause us to have insufficient funds to operate our business and satisfy our obligations.
      The amount of funds that would be available for distribution to ALR Holdings from its subsidiaries, and from ALR Holdings to our shareholders, following consummation of the proposed transactions will be limited by certain contingencies that will remain with us after the closing date (including claims relating to terminated or recaptured reinsurance agreements, certain third-party claims and employee severance obligations, among others), and by normal working capital requirements. Additionally, under the terms of the master agreement, each of our subsidiaries is required to maintain statutory capital and surplus of $2,000,000 for 18 months following the closing date.
      Further, although we plan to substantially reduce our insurance business following the closing of the Wilton transactions, we will continue to be subject to insurance regulatory laws under Bermuda and United States laws that may restrict our ability to engage in certain corporate actions, such as distribution of assets to our shareholders. As a holding company, ALR Holdings is not subject to Bermuda insurance regulations. ALR Bermuda, however, is licensed as a long-term insurer under the Bermuda Insurance Act of 1978, as amended, and related regulations, which we refer to collectively as the “Insurance Act.” ALR Bermuda is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin, which is currently $250,000, or if the declaration or payment of such dividends would cause it to fail to meet such margin. If ALR Bermuda fails to meet its minimum solvency margin on the last day of any year, it will be prohibited, without the approval of the Bermuda Monetary Authority, from declaring or paying any dividends during the next financial year. Also, under the Insurance Act, ALR Bermuda is prohibited, without the approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements.

      Our United States operating subsidiary, ALR America, is licensed and authorized to conduct life insurance business in over 40 states of the United States and the District of Columbia. These laws and regulations generally grant broad powers to supervisory agencies or regulators to examine and supervise insurance companies and insurance holding companies with respect to the conduct of their insurance business. They also generally require insurance companies to meet certain solvency standards, asset tests, standards of business conduct, guarantee fund assessments and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition. In addition, we currently maintain deposits totaling approximately $7,000,000 with various state regulators in connection with maintaining ALR America’s certificates of authority. Accordingly, the assets comprising these deposits are effectively illiquid and cannot be distributed to our shareholders without the approval of the regulatory authority in the jurisdictions where these deposits are held.
      The insurance laws of Connecticut have the most significant impact on ALR America because that is its state of domicile. If the Connecticut Insurance Commissioner determines that ALR America paid or is about to pay a dividend, or committed or is about to commit another act, in violation of certain insurance laws referenced above, the Commissioner may, among other things, apply for an order enjoining ALR America from violating or continuing such violation of the insurance laws.
      Finally, both we and our Bermuda operating subsidiary are required to comply with the provisions of the Bermuda Companies Act 1981 that regulate the payment of dividends and the making of distributions from contributed surplus. Neither we nor ALR Bermuda may declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (1) the relevant company is, or would be after the payment, unable to pay its liabilities as they become due; or (2) the realizable value of the relevant company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.
      Accordingly, our ability to pay dividends and distribute assets to our shareholders will be limited for a considerable period of time after the closing.
The transactions with Wilton may cause us to become a passive foreign investment company (PFIC) for U.S. federal income tax purposes, which could have adverse tax consequences for you.
      To date, we believe we have avoided PFIC status by reason of an exception that applies to companies that are actively engaged in the business of insurance. As a result of the transactions with Wilton, however, it is possible that we will no longer qualify for the benefit of that exception. This may cause us to become a PFIC beginning in 2006 (or a subsequent year), which would have potential adverse U.S. federal income tax consequences for you.
      United States taxpayers who own shares in passive foreign investment companies generally must elect (1) to recognize their pro rata share of the PFIC’s earnings each year, regardless whether those earnings are distributed, or (2) to recognize ordinary income each year based on appreciation in the value of their shares. Absent such an election, the ultimate sale or other disposition of PFIC shares, or the receipt of certain dividends, may result in significant adverse tax consequences for the shareholder.
      More details regarding this PFIC risk are set forth below in the section entitled “THE TRANSACTIONS — Material United States Federal Income Tax Consequences.”
We cannot specify the exact nature of the future risks that our business may be subject to after we consummate the transactions with Wilton.
      Because we will continue to have residual commitments and contingencies following the consummation of the transactions contemplated by the master agreement, we do not expect to be in a position to pay dividends or make any other distribution to shareholders immediately following the transactions. We intend to continue to explore strategic alternatives to attempt to maximize our economic value for shareholders, including a merger of ALR Holdings into another entity, the sale of one or both of ALR America or ALR Bermuda or other comparable transactions. Unless shareholder approval is required under Bermuda or other applicable law, our shareholders may not have an opportunity to vote separately on subsequent corporate actions undertaken by Annuity Re following completion of the transactions with Wilton.
We may suffer adverse consequences if we are deemed to be an investment company following the transactions with Wilton.
      We may suffer adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940. Some investments made by us to date and in the future constitute or may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless an exclusion applies. If we were deemed to be an investment company and could not rely on an exclusion, unless we complied with the registration and other extensive requirements of the Investment Company Act, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance.
      We currently rely on an exclusion under the Investment Company Act for insurance companies. Immediately following the consummation of transactions contemplated by the master agreement, we may be deemed to no longer meet the requirements of the exclusion for insurance companies because we will have limited insurance operations, and may need to rely on one or more other exclusions from regulation under the Investment Company Act. If at any time we could not rely on an exclusion, we would attempt to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of assets that do not constitute investment securities. These sales may be at depressed prices and we may never realize the anticipated benefits from, or may incur losses on, these investments. We may not be able to sell some investments because of contractual or legal restrictions or our inability to locate a buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our future operating strategy.

THE COMPANIES
Annuity and Life Re (Holdings), Ltd.
      Annuity and Life Re (Holdings), Ltd. was formed on December 2, 1997 under the laws of Bermuda. We provide annuity and life reinsurance to select insurers and reinsurers through our wholly-owned subsidiaries: Annuity and Life Reassurance, Ltd., a Bermuda insurer, Annuity and Life Re America, Inc., an insurance holding company based in the United States, and Annuity and Life Reassurance America, Inc., a life insurance company based in the United States. As a holding company, Annuity and Life Re (Holdings), Ltd. is not subject to Bermuda insurance regulations. We refer to the parent company as “ALR Holdings” in this proxy statement.
      We have encountered significant difficulties during the last four years. In addition to reporting significant operating losses for those years, we have reduced our operations significantly through the novation, termination and recapture of many of our life and annuity reinsurance agreements. We are not currently underwriting any new treaties or accepting any new business under our existing treaties.
      ALR Holdings is a party to the master agreement only with respect to three provisions (which pertain to soliciting shareholder approval of the transactions, agreeing not to solicit competing acquisition proposals and refraining from taking or causing any action that would cause our subsidiaries to fail to maintain an agreed upon amount of statutory capital and surplus). It is a condition to the closing of the transactions under the master agreement that ALR Holdings’ shareholders approve the transactions.
Annuity and Life Reassurance America, Inc.
      Annuity and Life Reassurance America, Inc., a life insurance company incorporated under the laws of the State of Connecticut, is authorized to conduct business in over 40 states of the United States and the District of Columbia. We refer to this company as “ALR America” in this proxy statement.
      We acquired ALR America on June 1, 2000 from Life Reassurance Corporation of America, a subsidiary of Swiss Re Life and Health, America. ALR America is a wholly-owned subsidiary of Annuity and Life Re America, Inc., a Delaware corporation, which in turn is a wholly-owned subsidiary of ALR Holdings.
      Approximately $77.8 million of our policy benefit liabilities as of June 30, 2005 represent policy obligations that existed on the books of ALR America at the time of our acquisition of ALR America in 2000. These policy obligations are 100% reinsured to Reassure America Life Insurance Company, an affiliate of Swiss Re Life and Health, America. As the direct issuer of those policies, ALR America remains liable to policyholders in the event the reinsurer is unable to pay its obligations to us under the reinsurance agreement. Reassure America Life Insurance Company’s financial strength was rated A+ (Superior) by A.M. Best as of June 30, 2005.
      ALR America is a party to the master agreement and will novate or 100% coinsure its insurance agreements and reinsurance treaties to Wilton’s U.S. operating subsidiary subject to the terms and conditions of the master agreement.
Annuity and Life Reassurance, Ltd.
      Annuity and Life Reassurance, Ltd., a company organized under the laws of Bermuda, is licensed under the insurance laws of Bermuda as a long term insurer. We refer to this company as “ALR Bermuda” in this proxy statement. ALR Bermuda is not licensed or admitted as an insurer in any state of the United States and is not directly subject to regulation in any state of the United States. ALR Bermuda conducts its business through its Bermuda office.
      ALR Bermuda is a party to the master agreement and will novate or 100% coinsure its reinsurance treaties to Wilton’s Bermuda operating subsidiary subject to the terms and conditions of the master agreement.

Wilton Re Holdings, Ltd.
      Wilton Re Holdings, Ltd., a company organized under the laws of Bermuda, provides traditional life reinsurance and insurance run off solutions through its wholly-owned operating subsidiaries: Prudential Select Life Insurance Company of America, a Minnesota insurance corporation, and Wilton Reinsurance Bermuda Limited, a Bermuda company. We refer to Wilton Re Holdings, Ltd. as “Wilton Holdings,” and we refer to Wilton Holdings and its two operating subsidiaries collectively as “Wilton” in this proxy statement.
      Wilton was formed in December 2004 in order to provide a new source of life reinsurance capacity in response to the continuing consolidation in the U.S. life reinsurance industry. At that time, Wilton Holdings raised more than $600 million in capital commitments through a private placement of its common stock. A.M. Best Co. has assigned a financial strength rating of A- (Excellent) to Wilton’s operating subsidiaries.
Prudential Select Life Insurance Company of America
      Prudential Select Life Insurance Company of America is an insurance company incorporated under the laws of the State of Minnesota. It is a party to the master agreement and will novate or coinsure, as applicable, the treaties under which ALR America is bound, subject to the terms and conditions of the master agreement.
      Prudential Select Life Insurance Company of America is not affiliated with The Prudential Insurance Company of America and Wilton has informed us that it will be renamed “Wilton Reassurance Company.” We refer to this company as “Wilton America” in this proxy statement.
Wilton Reinsurance Bermuda Limited
      Wilton Reinsurance Bermuda Limited is a company organized under the laws of Bermuda and is licensed under the insurance laws of Bermuda as a long term insurer. It is a party to the master agreement and will novate or coinsure, as applicable, the treaties under which ALR Bermuda is bound, subject to the terms and conditions of the master agreement. We refer to Wilton Reinsurance Bermuda Limited as “Wilton Bermuda” in this proxy statement.
THE TRANSACTIONS
Background of the Transactions
      Due to poor operating performance, mounting collateral requirements and the effects of multiple significant accounting charges during late 2002 and early 2003, ALR Holdings, along with its then financial advisor, engaged in a process of identifying candidates for potential strategic or capital raising transactions. As a result of that process, ALR Holdings entered into preliminary discussions with a number of parties, but these discussions did not result in any definitive proposals. A strategic review committee of the board of directors of ALR Holdings was also formed in early 2003 to review and advise the board of directors regarding possible strategic alternatives available to ALR Holdings, including a possible sale of some or all of ALR Holdings’ assets or a merger, in each case designed to stabilize or improve ALR Holdings’ operations and financial position. The strategic review committee originally consisted of Messrs. Esposito (Chairman), Burke, Hammer, Lichten, Rosenbloom and Watkins. ALR Holdings was ultimately able to meet or otherwise discharge the bulk of its collateral requirements at the end of 2002 through a combination of treaty terminations and recaptures, as well as the transfer of certain blocks of reinsurance business to affiliates of XL Capital Ltd. For more information regarding the XL Capital transaction, please see “ADDITIONAL INFORMATION — Certain Relationships and Related Party Transactions — Other Transactions With Shareholders — XL Capital and XL Life Ltd” elsewhere in this proxy statement. ALR Holdings continued its efforts to stabilize its operations into 2003 and eventually satisfied all of its collateral requirements.
      In early 2003, ALR Holdings entered into a confidentiality agreement with a certain company (which we refer to as “Company X”) and began discussions regarding a possible strategic transaction. Following preliminary due diligence by Company X, these discussions culminated in a March 31, 2003 letter from Company X that contained a non-binding, preliminary proposal for Company X to acquire ALR Holdings by way of a reverse merger. After several weeks of discussions, ALR Holdings informed Company X that it did not consider the offer to be a viable alternative for ALR Holdings at that time, due in no small part to the significant closing conditions and contingent payment structure proposed by Company X.
      ALR Holdings and Company X had no further material substantive communication until late 2003, at which time the two companies resolved to initiate further discussions regarding a possible strategic transaction. ALR Holdings and Company X continued to discuss a possible transaction throughout 2003.
      In January 2004, ALR Holdings engaged UBS Investment Bank, or UBS, to act as financial advisor to ALR Holdings in connection with any potential transaction with Company X or any other third party. ALR Holdings and Company X engaged in discussions regarding a possible merger transaction throughout 2004 and, in August 2004, entered into a 90 day exclusivity agreement. Shortly thereafter, in September 2004, the parties mutually agreed to discontinue discussions relating to the merger transaction and terminate the exclusivity agreement, due primarily to the inability of the companies to reach an agreement on the relative valuations of the parties and the resulting ownership of the combined entity following the merger.
      Following the resolution of many of ALR Holdings’ outstanding contingencies during late 2004, particularly the termination of its guaranteed minimum death benefit/guaranteed minimum income benefit contract with CIGNA and the settlement of a class action shareholder suit filed against certain of ALR Holdings’ present and former directors and officers, representatives of ALR Holdings and Company X met to discuss the previously contemplated merger transaction.
      While discussions were ongoing with Company X during January 2005, ALR Holdings was actively engaged in negotiating the novation of two blocks of life reinsurance to Transamerica and the termination and recapture of ALR Holdings’ annuity reinsurance agreement with Transamerica. As these transactions were completed and announced, UBS renewed its efforts to contact other parties that might be interested in pursuing a transaction with ALR Holdings. As part of this broad market process, 27 parties were contacted in early 2005, 16 of whom received information packages regarding ALR Holdings and 12 of whom provided preliminary indications of interest.
      During January 2005, UBS informed the strategic review committee that it would not be able to opine on the financial fairness of the proposed transaction with Company X to ALR Holdings’ shareholders. The strategic review committee therefore engaged Keefe, Bruyette & Woods, Inc., or KBW, to consider the transaction and render a fairness opinion. UBS otherwise continued to serve as ALR Holdings’ financial advisor.
      The strategic review committee convened on February 7, 2005 to consider reports prepared by UBS and Milliman USA regarding the proposed transaction with Company X, as well as analyses prepared by ALR Holdings’ management regarding possible run off or wind down scenarios. At that time, the strategic review committee concluded that discussions with Company X should continue, and a draft of the proposed merger agreement, marked to reflect the comments of ALR Holdings and its advisors, was sent to Company X’s counsel. The strategic review committee also, however, asked UBS to continue its efforts to identify alternative transactions and inform any parties contacted of ALR Holdings’ desire to receive timely expressions of interest. Accordingly, among other parties, UBS contacted a second company (which we refer to as “Company Y”) on February 9, 2005 and Wilton on February 11, 2005. At the same time, ALR Holdings continued negotiations with Company X.
      The board of directors of ALR Holdings met on February 14, 2005 to consider the report of the strategic review committee, which included a detailed description of the efforts undertaken by the strategic review committee and its advisors to identify strategic alternatives available to ALR Holdings. The board of directors discussed the alternatives identified by the strategic review committee and concluded that negotiations with Company X should continue.
      Discussions with Company X continued throughout the month of February, and the strategic review committee convened on February 28, 2005. At the meeting, the strategic review committee considered a report prepared by UBS in connection with a meeting of ALR Holdings’ board of directors scheduled for March 1, 2005 regarding the parties it had more recently contacted on ALR Holdings’ behalf, as well as the current status of discussions with Company X. Because the proposed transaction with Company X would cause certain favorable antidilution adjustments to warrants to acquire common shares of ALR Holdings owned by certain members of the board of directors, these directors were determined to have an interest in that transaction different than that of other shareholders. The strategic review committee and the other members of the board of directors present at the meeting agreed that a special committee of disinterested directors should be formed to oversee the continuing discussions with Company X and the other strategic alternatives available to ALR Holdings. Messrs. Berkowitz, Dowden, Gammill, Johnson, Watkins and Yoskin were named as members of the special committee and were authorized to engage separate legal and financial advisors to assist in the special committee’s consideration of the transaction with Company X. Mr. Yoskin was designated the Chairman of the special committee.
      The special committee convened immediately following the strategic committee meeting on February 28, 2005 to discuss the alternatives available to ALR Holdings, including the proposed transaction with Company X, the run-off of ALR Holdings’ remaining business, the sale of ALR Holdings or its operating subsidiaries and the novation of individual reinsurance treaties to third parties. The special committee also determined that it was not necessary to engage separate legal counsel at that time, but resolved to discuss engaging KBW as an independent financial advisor.
      The special committee next met on March 7, 2005 to consider an update from UBS on the status of its efforts to contact parties interested in pursuing a transaction with ALR Holdings, including Wilton and Company Y. UBS noted that it had informed the parties it had contacted that they must provide indications of interest no later than March 11, 2005. The special committee resolved to reconvene on March 11th to consider any indications of interest received. UBS also updated the special committee on a recent phone conversation held with representatives of Company X and noted that, while the discussions had been productive, Company X was still considering what impact, if any, an ongoing audit of ALR Holdings’ United States based operating subsidiary by the United States Internal Revenue Service would have on the proposed transaction. The special committee also decided to engage separate legal counsel to advise it with respect to its activities, and to contact KBW to engage that firm as the special committee’s independent financial advisor.
      The special committee met on March 11, 2005 to consider the indications of interest received. UBS summarized the preliminary indications of interest received, which included preliminary proposals to purchase the outstanding common shares of ALR Holdings for between $25 and $36 million, as well as a preliminary proposal from Wilton to acquire all or substantially all of the reinsurance agreements of ALR America and ALR Bermuda in force at that time for a transfer of GAAP reserves associated with those agreements less a ceding commission of $15 to $20 million. Given the potential value associated with the offer received from Wilton, the special committee requested that UBS follow up with Wilton and request further information regarding the specifics of its indication of interest. UBS and ALR Holdings’ legal advisors also updated the special committee about recently proposed changes to the structure of the transaction with Company X. The special committee discussed the various alternatives available with its legal and financial advisors, and asked that further analysis of the alternatives be prepared for a March 15, 2005 meeting.
      The special committee convened on March 15, 2005 to receive an update from UBS regarding its follow up conversations with Wilton, and report that Wilton had proposed entering into an exclusivity agreement with ALR Holdings. UBS also noted that Company Y had expressed an interest in acquiring one of the ALR Holdings’ significant reinsurance treaties and had requested further time to conduct a due diligence review of the remaining reinsurance treaties. After discussing the alternatives available, the special committee concluded that it would recommend to the board of directors that it authorize further discussions with Wilton, while at the same time continuing discussions with Company X and any other interested parties. This recommendation was made and approved by the board of directors at a meeting held on March 15, 2005.
      Following the March 15 board of directors meeting, UBS contacted representatives of Wilton to request confirmation of the bid set forth in Wilton’s preliminary indication of interest. Wilton requested approximately three weeks to perform additional due diligence on ALR Holdings’ reinsurance treaties and committed to confirm its bid upon completion of that due diligence period.

      In the interim, the special committee’s independent financial advisors worked with ALR Holdings’ management to prepare a written analysis of the proposed transaction with Company X. KBW, which had been engaged as the special committee’s financial advisor earlier in March, presented its conclusions at a meeting of the special committee held on March 21, 2005, noting that the value ascribed to Company X in its analysis was largely dependent on projections provided by Company X, and that the special committee and the board of directors would need to exercise their business judgment with respect to the likelihood of Company X achieving those projections when analyzing the proposed transaction. Following KBW’s presentation, UBS updated the special committee on a revised preliminary proposal received from Wilton, which lowered the ceding commission originally proposed by Wilton to $12.5 to $17.5 million based on December 31, 2004 GAAP reserve liabilities. In that proposal, Wilton also requested an exclusivity period to conduct due diligence through April 15, 2005, with a 40 day exclusivity period to follow if Wilton confirmed its bid on that date. The special committee considered Wilton’s proposal and the other indications of interest received to date, and determined that it was in ALR Holdings’ best interests to enter into the exclusivity arrangement proposed by Wilton, provided that Wilton agreed to allow ALR Holdings to continue discussions with Company X. Accordingly, shortly thereafter, Wilton and ALR Holdings entered into an exclusivity arrangement on the terms laid out by the special committee.
      As the exclusivity arrangement with Wilton was being finalized, on March 23, 2005, the board of directors of ALR Holdings received a letter from the Chairman of Company X indicating that Company X wished to terminate and be released from its confidentiality agreement with ALR Holdings. The special committee met on March 24, 2005 to discuss the letter and concluded that the special committee would recommend to the board of directors that the letter be treated as a notice of termination of the confidentiality agreement by Company X and that, rather than releasing Company X from the confidentiality agreement immediately, the confidentiality agreement should be allowed to expire by its terms on June 15, 2005. The special committee also resolved that, since it had been formed primarily to consider the proposed transaction with Company X, which no longer appeared viable, it would recommend to the full board of directors that the special committee be dissolved and its legal and financial advisors dismissed.
      A full meeting of the board of directors was held the next day, March 25, 2005, and Mr. Yoskin, as chairman of the special committee, updated the board on the recent letter from Company X and the status of discussions with Wilton, and delivered the recommendation of the special committee that it be dissolved. The board of directors considered the special committee’s recommendations and resolved that before any definitive action was taken, KBW should be contacted to discuss its views of the proposed transaction with Company X. The board of directors determined to reconvene on March 28, 2005.
      On March 28, 2005, the board of directors met to continue its discussions. Mr. Hammer informed the board that he had received a letter from the Chairman of Company X shortly before the meeting that contained a revised offer from Company X to purchase up to 55% of ALR Holdings’ common shares for cash, subject to several conditions to closing. One of the representatives of UBS present at the meeting noted that he had discussed the original proposal made by Company X with KBW, which had indicated that it would require a strong statement of the board’s business judgment that Company X could successfully execute its business plan in order for KBW to render a favorable opinion with respect to the proposed transaction, particularly in light of the proposal received from Wilton. After further discussion, the board of directors concluded that negotiations should continue with Wilton, but that lines of communications with Company X should be kept open as permitted under the exclusivity letter that had been entered into with Wilton. The board of directors also resolved that, given the possibility of further discussions with Company X, the special committee should not be dissolved, but rather that its activities should be suspended until otherwise determined by the board of directors.
      On March 29, 2005, ALR Holdings received a preliminary offer to acquire certain of its remaining reinsurance treaties from Company Y. Company Y indicated that it would require until early June to finalize its offer and requested a fee of $100,000 from ALR Holdings prior to Company Y finalizing its due diligence. On March 31, 2005, Wilton indicated that its revised modeling supported a ceding commission for the subject agreements of less than $1.0 million.

      The full board of directors met on April 4, 2005 to discuss these developments. The board concluded that Wilton had waived its rights under the exclusivity agreement between the companies by lowering its bid, but resolved that Wilton be contacted to see if it would be interested in continuing discussions with ALR Holdings on a non-exclusive basis. The board also resolved that UBS should contact Company Y and determine whether Company Y would finalize the preliminary offer set forth in its March 29 letter on an accelerated timetable. UBS also informed the board that it had not received any additional information from Company X with respect to its most recent transaction proposal, and the board instructed UBS not to aggressively pursue further contacts with Company X while it explored the other alternatives available to ALR Holdings.
      On April 5, 2005, Wilton agreed to continue discussions without an exclusivity agreement in place. On April 15, 2005, representatives of Wilton contacted UBS and noted that Wilton’s continuing due diligence and valuation analysis indicated an additional payment from ALR Holdings to Wilton relative to the GAAP reserves to be transferred to Wilton would likely be required. Representatives of Wilton conducted on-site due diligence visits in Bermuda on April 20, 2005 and in Connecticut on April 27, 2005.
      Throughout early April, Company Y also continued its due diligence review of ALR Holdings. ALR Holdings and Company Y entered into a fee arrangement dated as of April 7, 2005 providing for ALR Holdings’ payment of $100,000 to Company Y if it confirmed its earlier bid on or prior to June 3, 2005.
      On May 6, 2005, the board of directors met to discuss the status of negotiations with the various interested parties. UBS informed the board that Wilton had substantially completed its due diligence and had submitted a revised bid on May 3, 2005 proposing the novation to, or coinsurance by, Wilton of the reinsurance agreements of ALR America and ALR Bermuda identified in the bid, effective as of June 30, 2005, in exchange for a cash transfer payment of $87.0 million from Annuity Re to Wilton, or the equivalent of the transfer of GAAP reserves then held and an additional payment of approximately $8.3 million from Annuity Re to Wilton. The reinsurance agreements identified in the bid comprised all of ALR America’s and ALR Bermuda’s reinsurance agreements as of the date of the bid. The board considered the financial and legal implications of the transaction, and instructed representatives of ALR Holdings’ management to meet with Wilton to discuss the proposed structure. The board also instructed its advisors to continue to prompt Company Y to finalize its offer to acquire certain reinsurance agreements in a timely fashion, and to maintain contact with Company X, particularly with respect to a possible follow-on transaction to the proposed transaction with Wilton.
      On May 11, 2005, representatives of ALR Holdings and Wilton met in New York to discuss the proposed transaction structure, as well as the regulatory and corporate approvals that would likely be necessary in connection with the transaction. Following the meeting, Wilton agreed that it would begin to prepare the necessary transaction documentation. On May 13, 2005, the board of directors of ALR Holdings met to discuss the outcome of the May 11, 2005 meeting with Wilton, as well as a proposed timeline for the Wilton transaction. The board instructed ALR Holdings’ management to continue negotiations with Wilton and asked UBS to inform the board once Company Y finalized its offer.
      Company Y submitted a final bid on May 20, 2005, which provided for the acquisition by Company Y of a portion of Annuity Re’s reinsurance agreements in exchange for a transfer of statutory reserves and an additional payment from Annuity Re to Company Y of approximately $12.0 million. Because the proposed Wilton transaction was considered to be more advantageous, no further substantive discussions with Company Y took place.
      Negotiations with Wilton continued throughout late May and early June, and during that time period Wilton delivered initial drafts of the master agreement and the related transaction documents to ALR Holdings. The board of directors met on June 7, 2005 to discuss the proposed transaction documents, and on June 16, 2005, representatives of ALR Holdings and Wilton met in Bermuda to begin substantive negotiations of the transaction documents. At the conclusion of that meeting, Wilton requested that ALR Holdings agree to reimburse Wilton for fees incurred by Wilton in connection with the negotiations thus far, as well as for any additional fees incurred by Wilton on a going forward basis.

      The strategic review committee met on June 17, 2005 to discuss the results of the June 16, 2005 meeting and Wilton’s proposed fee reimbursement arrangement. The strategic review committee considered the other available alternatives and authorized continued negotiations with Wilton, as well as the reimbursement arrangement proposed by Wilton.
      ALR Holdings, Wilton and their legal advisors continued negotiating the master agreement throughout late June and into early July. On July 14, 2005, the board of directors of ALR Holdings convened to consider substantially final drafts of the master agreement and the other transaction documents, as well as reports from UBS, KBW and ALR Holdings’ United States and Bermuda legal advisors. The board of directors concluded that, based on its own analysis of the information provided by its financial and legal advisors, the proposed transaction with Wilton was in the best interest of ALR Holdings and its shareholders. The board approved the master agreement in draft form and instructed ALR Holdings’ management to finalize and execute the agreement as soon as practicable.
      Wilton and ALR Holdings continued to negotiate the remaining points in the master agreement and related transaction documents throughout the latter half of July. During that time, Wilton informed ALR Holdings that it wished to evaluate the performance of the subject reinsurance agreements for the quarter ended June 30, 2005 prior to executing the master agreement. ALR Holdings provided Wilton with the information it requested, and on August 4, 2005, Wilton informed ALR Holdings that it proposed to increase the amount of cash to be transferred to Wilton by $4.7 million as a result of its review of the June 30, 2005 results.
      The board of directors convened on August 9, 2005 to consider the amendment to the transaction terms proposed by Wilton. At the meeting, KBW presented its opinion, as described elsewhere in this proxy statement, that the transaction with Wilton represented a favorable and appropriate business strategy for ALR Holdings from a financial point of view. Following discussions with its financial and legal advisors, the board of directors approved the amended terms of the proposed transaction with Wilton and authorized the execution and delivery of the master agreement. Accordingly, the master agreement was executed by the parties on August 10, 2005.
Reasons for the Transactions
      In connection with its evaluation of the master agreement, our board of directors reviewed and discussed the transaction with our management and financial and legal advisors. In reaching its conclusion to approve the master agreement and declare its advisability, our board of directors considered a number of factors, including the following:

•	the board’s familiarity with, and presentations by our management regarding, the business, operations, properties and assets, financial condition, business strategy, and prospects of Annuity Re, and discussions with our financial advisor regarding the nature of the industry in which we compete and general industry, economic and market conditions;

•	the history and progress of our discussions with Wilton, as discussed in more detail above under “— Background of the Transactions;”

•	the broad market process that we engaged in and that was managed by our financial advisor, UBS Investment Bank, which included contacting 27 parties and receiving indications of interest from 12 such parties;

•	the potential elimination of substantial shareholder uncertainty regarding our ability to improve the value of our company in an extended wind-down scenario;

•	the fact that, absent the transactions with Wilton, our cash flow and results of operations in the near future would be based solely upon the performance of our reinsurance business, the size and diversity of which has been significantly reduced in connection with prior novation, recapture and termination transactions;

•	the likelihood that continuing to pursue a strategy of seeking piecemeal novations or recaptures of treaties would result in a higher net cost to Annuity Re over time than the proposed transactions;

•	the continued viability of the company’s current business strategies, including our present intent not to underwrite any further reinsurance treaties or to accept additional business under our current treaties;

•	the difficulties we would likely encounter in attempting to obtain debt or equity financing on commercially acceptable terms, if we attempted to pursue an alternative strategy;

•	the analysis prepared by our management supporting the cost of the transaction to us;

•	the anticipated cost of the Wilton transactions to us under generally accepted accounting principles and statutory accounting principles, based upon an analysis prepared by our management;

•	the opinion of Keefe, Bruyette & Woods, delivered orally to our board at its meeting on August 9, 2005 and confirmed in writing on August 12, 2005, that the transactions represent a favorable and appropriate business strategy for us from a financial point of view;

•	the analyses performed and presentations given to our board by UBS Investment Bank;

•	the impact of the transactions on our short- and long-term liquidity;

•	the obligations, liabilities, contingencies and risks that would not be assumed by Wilton in connection with the transactions;

•	the terms of the master agreement, as reviewed by the board with its legal and financial advisors, including the respective representations, warranties and covenants of the parties, the closing conditions and the termination and indemnification provisions;

•	the fact that most of our representations and warranties do not survive past 18 months following the closing, and the fact that our indemnification obligations limit the aggregate amount payable by us to Wilton in connection with breaches of representations and warranties to $2,000,000;

•	the fact that Wilton has a limited ability to terminate the master agreement;

•	the fact that, pursuant to the master agreement, our board has the right, upon payment to Wilton of a $500,000 termination fee, to terminate the master agreement if, prior to obtaining the required vote of our shareholders, we have received a superior proposal, and our board has determined, in its good faith judgment, after consultation with and based upon the advice of outside legal counsel and its financial advisors, to approve such superior proposal in order to comply with its fiduciary duties under applicable law;

•	the fact that the termination fee and the voting agreements, and other deal terms restricting the ability of the board to consider or enter into a superior proposal demanded by Wilton, taken as a whole, should not preclude or prevent such a proposal;

•	the governmental approvals required to consummate the transactions and the reasonable likelihood of receiving such governmental approvals;

•	the reasonable likelihood of the consummation of the transactions contemplated by the master agreement; and

•	the interests of our officers, directors and principal shareholders in the transactions.
      The foregoing discussion of the information and factors considered by our board is not exhaustive, but includes all material factors considered by our board. In view of the wide variety of factors considered in connection with its evaluation of the transactions and the complexity of these matters, our board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, including discussions with management and legal and financial advisors, and reached the decision that the transactions were in the best interests of our shareholders. In considering the factors set forth above, individual directors may have given different weights to different factors. It should be noted that this explanation of our board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”
Recommendation of our Board of Directors
      Our board of directors has determined that the master agreement is advisable and in the best interests of our shareholders. Accordingly, our board of directors unanimously approved the master agreement and unanimously recommends that shareholders vote “FOR” the approval of the transactions contemplated by the master agreement.
Opinion of Keefe, Bruyette & Woods
      Keefe, Bruyette & Woods, or KBW, was retained by Annuity Re on July 11, 2005 to provide certain financial advisory services to us in connection with our board’s evaluation of the proposed transactions, from a financial point of view. As discussed above under “— Background of the Transactions,” KBW had previously been engaged by the strategic review committee of our board of directors to render a fairness opinion relating to the possible transaction being discussed with Company X in early 2005, although no opinion was ultimately requested of KBW under the terms of that engagement. Also as discussed above, the special committee of our board of directors engaged KBW in March 2005 to serve as its independent financial advisor with respect to analyzing the proposed transaction with Company X, as well as the other strategic alternatives available to us.
      KBW, as part of its investment banking business, is regularly engaged in the evaluation of insurance and insurance holding company securities in connection with acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. KBW is familiar with the market for common stocks of publicly traded insurance holding companies. We selected KBW on the basis of the firm’s reputation, its experience with the insurance industry and its expertise in transactions involving the valuation of insurance holding companies.
      Pursuant to its engagement, KBW was asked to render an opinion to our board as to whether the transactions contemplated by the master agreement represented a favorable and appropriate business strategy for us, from a financial point of view. On August 9, 2005, our board of directors held a special meeting to approve the master agreement. KBW rendered an oral opinion to the board that, as of the date of the meeting and subject to and based upon the factors and assumptions set forth in a subsequent written opinion dated as of August 12, 2005, the novation and coinsurance of our annuity and life reinsurance agreements pursuant to the master agreement represented a favorable and appropriate business strategy for us, from a financial point of view.
      The full text of KBW’s written opinion, dated August 12, 2005, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by KBW in connection with the opinion rendered therein and to our board at its August 9, 2005 meeting, is attached as Appendix C to this proxy statement and is incorporated herein by reference. The summary of the KBW opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of KBW’s written opinion. Shareholders of ALR Holdings are urged to read the KBW opinion in its entirety. KBW’s opinion does not constitute a recommendation to any shareholder as to how to vote with respect to the transactions or any other matter.
      KBW’s opinion is directed solely to the board of ALR Holdings and addresses only whether the business strategy represented by the proposed transactions is favorable and appropriate for ALR Holdings, from a financial point of view. It does not express any opinion as to the future value of ALR Holdings’ common stock at any time. The opinion does not address the relative merits of the transactions as compared to any alternative business strategies that might exist for us or the effect of any of the transactions in which we might engage.
      In rendering its opinion, KBW reviewed:

•	the master agreement, dated August 10, 2005, the form of coinsurance agreement, which is an exhibit thereto, and certain related documents;

•	the statutory financial statements of ALR America;

•	the audited consolidated financial statements of Annuity Re for the twelve-month period ending on December 31, 2004, prepared in accordance with generally accepted accounting principles, as well as other relevant SEC filings;

•	the unaudited reported GAAP balance sheet and income statement of Annuity Re as of and for the six month period ending on June 30, 2005;

•	other financial and corporate information concerning Annuity Re;

•	actuarial reviews prepared by Milliman USA relating to the reserves and ongoing business operations of Annuity Re projected over a thirty-year period, as of December 31, 2004;

•	various quantitative and qualitative analyses, including materials presented to our board of directors prepared by our management and our financial advisor, UBS Investment Bank, or UBS, regarding the current and future operating prospects for us; and

•	summary reports prepared by UBS, including those presented to our board of directors, regarding various proposed transactions to acquire us or proposals similar to the proposed transactions.
      In addition, KBW discussed our past and current operations, financial condition and prospects with both our current management and our current board of directors. KBW also discussed the strategic objectives and rationale of the transactions with these groups. KBW participated in discussions among representatives of Annuity Re and our legal and financial advisors.
      KBW also performed such other analyses and considered such other factors as it deemed appropriate under the circumstances, including, among others:

•	the historical and current financial position and results of operations of Annuity Re;

•	the unaudited reported GAAP financial position of Annuity Re as of and for the six months ending June 30, 2005 and the estimated pro forma financial position of Annuity Re as adjusted for the transactions, for the same period;

•	the background of the market process engaged in by us and managed by UBS to investigate potential transactions, including the decisions to pursue the transactions with Wilton;

•	an analysis prepared by our management supporting the amount of assets to be transferred to the Wilton subsidiaries by our subsidiaries as part of the transactions;

•	an analysis of the value of Annuity Re in a 30-year, private wind-down scenario; and

•	a review of a comparable precedent transaction.
      KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the insurance industry generally.
      In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available. KBW did not undertake any independent verification of the accuracy or completeness of this information. KBW relied upon our management as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to it, and it assumed that the forecasts and projections reflected the best currently available estimates and judgments of our management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by our management. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of the property of Annuity Re, nor did it examine any individual underwriting files. KBW is not expert in and expressed no opinion on matters involving actuarial analysis.

      In rendering its opinion, KBW assumed, with our consent:

•	that the transactions would be consummated in accordance with the terms of the master agreement, dated as of August 10, 2005, and the form of coinsurance agreement, as an exhibit thereto, without waiver, modification or amendment of any material term, condition or agreement;

•	that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the transactions, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on us, Wilton Holdings or the contemplated benefits of the transactions; and

•	that the final terms of the transactions would not vary materially from those set forth in the master agreement or the coinsurance agreement reviewed by it.
      The following is a summary of the material analyses presented by KBW to our board on August 9, 2005 in connection with the delivery of its opinion. Some of the summaries of financial analyses performed by KBW include information presented in tabular format. KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.
Comparative Book Value Analysis
      As part of its evaluation, KBW considered the values of the following benchmarks:

•	Annuity Re’s book value per share as of June 30, 2005;

•	Annuity Re’s pro forma fully-diluted book value per share as of June 30, 2005, as adjusted for the transactions; and

•	Annuity Re’s net present value, as of June 30, 2005, based on projections that assume we wind down over a 30-year period as a private company, as described below under “— 30-Year Wind-Down Analysis.”
      KBW compared our pro forma fully-diluted book value per share, adjusted for the transactions, against our reported June 30, 2005 book value per share and our book value per share calculated based on projections that assume a 30-year wind-down period for ALR Holdings. The comparative data are set forth below:

Book Value Per Share
(June 30, 2005)

Actual	$2.47
Pro forma, adjusted for transactions	$1.84
Determined based on 30-year wind-down projections	$0.79
Trading History Analysis
      KBW also evaluated ALR Holdings’ last twelve months trading price history as a benchmark to measure potential future trading performance. The data is set forth in the table below:

	Price/Book Value	ALR Holdings’
	Multiple	Stock Price

Last 12 Months Low	.06	$.29
Current	.34	$.85
Last 12 Months High	.47	$1.19

30-Year Wind-Down Analysis
      KBW calculated the net present value per share of ALR Holdings based on projections set forth in actuarial reviews prepared by an actuarial advisor based on financial projections provided by our management relating to the reserves and ongoing business operations of Annuity Re projected over a thirty-year period, and subject to the assumptions set forth in those reviews, including the following:

•	$6.0 million share buyback at an assumed repurchase price of $1.00 per share;

•	$3.4 million dollars of ongoing corporate expense for operations of Annuity Re;

•	minimum capital requirements as determined by a risk-based capital analysis;

•	the absence of any public company expenses which assumes that Annuity Re would complete a “going-private” transaction or otherwise cease to be subject to the reporting requirements of the Exchange Act; and

•	that projections of distributable shareholder dividends reflect the percentage of capital distributed to shareholders to the extent that free assets are available, with an added constraint that the statutory capital in the United States entity is retained and not distributed.
      Using a range of discount rates from 10.0% to 14.0% and a range of dividend payout percentages from 5.0% to 15.0%, KBW calculated the aggregate value and per share value (assuming 20.3 million shares outstanding, following the buyback) of the company under the extended wind-down strategy for each combination of dividend payout percentage and discount rate within the ranges noted. KBW observed that a 12.0% discount rate and a 10.0% dividend payout percentage (which were the midpoints of each assumed range) yielded a net value per share of $0.79. Based on this net value per share and taking into account the impact of the 6.0 million share buyback at $1.00 per share, KBW determined that the weighted average per share value implied by the 30-year private wind-down scenario was $0.84.
Precedent Transaction Analysis
      KBW identified a public company transaction with comparable characteristics and reviewed the financial and other terms of the transaction and various information relating to the parties.
      The precedent transaction featured the sale and transfer by a publicly traded property and casualty reinsurer of its reinsurance agreements. The reinsurer in this transaction was Arch Capital Group Ltd. (formerly Risk Capital Holdings, Inc., or RCHI) and the retrocessionaire was an affiliate of Folksamerica Holding Co. or Folksamerica. Prior to entering into the definitive agreement, RCHI had been incurring losses on its reinsurance business and facing increasing competition, the combination of which was adversely impacting its results of operations and overall financial condition. As a result, the company’s stock price had declined significantly and its operating subsidiary was downgraded from “A” to “A-” by A.M. Best. On May 5, 2000, pursuant to the definitive agreement entered into with Folksamerica, RCHI assigned all of its rights and obligations under its reinsurance agreements to Folksamerica in exchange for approximately $20.1 million in cash, subject to a five-year escrow.
      KBW first calculated the high, low and average multiples implied by comparing book value per share to the stock price per share for RCHI’s common stock during the 60-day period leading up to the signing of the definitive agreement, during the period between signing and closing and during the period following the closing up to the time RCHI demonstrated a change in business focus and began acquiring insurance businesses.
      KBW observed that RCHI’s price-to-book value multiples following the signing of the definitive agreement for the transaction until a strategic change of focus ranged from .65x to .82x, with an average of .75x, as compared to an average price-to-book value multiple of .58x during the 60 days prior to the signing of the definitive agreement.
      KBW next applied the data obtained from its analysis of RCHI’s trading history to the ALR Holdings data in order to determine a range of implied per share stock prices for ALR Holdings following the transactions. Because of the inherent differences between the terms of the RCHI and the proposed Annuity Re transactions as well as differences between the business, operations and prospects of the respective companies, KBW believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its analysis of RCHI, and accordingly, also made qualitative judgments concerning differences between the transactions and the financial and operating characteristics and prospects of the respective companies that would affect the public stock price of each. Accordingly, taking into account the high (0.82x) and low (0.65x) book value per share trading multiples of RCHI after the signing of the definitive agreement, KBW calculated a range of implied per share values for ALR Holdings based on the company’s reported June 30, 2005 book value per share of $1.84 pro forma for the transactions. Based on these precedent transaction multiples and the assumed pro forma book value per share value of ALR Holdings, KBW calculated the corresponding fully-diluted per share price share and observed that the implied prices ranged from $1.21 to $1.51.
      KBW did not consider the valuation metrics of other publicly traded insurance companies, because it deemed none to have sufficiently similar characteristics to us. KBW also did not consider the value of the transaction (i.e. net cost to us) relative to a group of other similar reinsurance transactions due to the lack of publicly available information for such transactions.
      The preceding summary describes all analyses and factors that KBW deemed material in its presentation to our board of directors, but is not a comprehensive description of all analyses performed and factors considered by KBW in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Any analysis of this type is subject to uncertainties and contingencies all of which are difficult to predict and are beyond the control of the firm preparing the analysis. KBW believes that its analysis must be considered as a whole and that considering any portion of its analysis and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, KBW did not assign specific weights to any particular analyses.
      KBW’s opinion is based upon economic, market and other conditions as they existed and could be evaluated on August 9, 2005. KBW’s opinion was provided to our board of directors to assist it in connection with its consideration of the proposed transactions and does not constitute a recommendation to any shareholder as to how to vote with respect to the transactions or any other matter.
Fees Paid to KBW
      As compensation to KBW for its advisory services to ALR Holdings and for rendering the opinion, we have agreed to pay KBW an aggregate fee of $150,000, none of which is contingent upon the successful closing of the transactions. We have also agreed to indemnify KBW and related persons against certain liabilities, including liabilities under federal securities laws, arising out of the engagement of KBW, and to reimburse KBW for up to $25,000 of out-of-pocket expenses. KBW was also paid an aggregate fee of $150,000 for its advisory services to the special committee to our board of directors, none of which was contingent upon our entering into or closing a transaction with Wilton.
      KBW has informed us that, in the ordinary course of its business a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, ALR Holdings. KBW has also informed us that it is a passive investor, without management or investment control, in Trident III L.P., which in turn made an equity investment in Wilton Holdings. KBW informed us that its indirect interest in Wilton Holdings was less than 1% at the time it delivered its opinion and also as of the date of this preliminary proxy statement.

Regulatory Approval
      In connection with the consummation of the proposed transactions, the master agreement requires that, as a condition to closing, Annuity Re and/or Wilton must obtain the approval of each of the following regulatory authorities:

•	Bermuda Monetary Authority;

•	California Department of Insurance;

•	Connecticut Insurance Department;

•	Minnesota Department of Commerce; and

•	Office of the Commissioner of Insurance, State of Wisconsin.
      Since the master agreement was executed, we have been informed by the Bermuda Monetary Authority and the Connecticut Department of Insurance that their consent is not required to consummate the transactions contemplated by the master agreement. The Office of the Commissioner of Insurance for the State of Wisconsin did not raise an objection to the proposed transactions with Wilton within the mandated statutory review period, meaning the transactions have been deemed approved. Applications for consent from California and Minnesota are currently pending. Although we expect to receive these consents, there can be no assurance that we will obtain them without causing a delay to our closing, or that we will obtain them at all.
Accounting Treatment
      The manner in which the transactions are recorded on our consolidated balance sheet will depend upon the extent to which our reinsurance agreements are novated as opposed to coinsured.
      The novation of a treaty will be reflected on our consolidated balance sheet as a sale of the assets relating to that treaty and the transfer of the corresponding liabilities to Wilton. In connection with the coinsurance of a treaty, however, we will retain the liability relating to the treaty, and the corresponding asset will be replaced by a receivable from Wilton in the same amount. Upon consummation of the transactions, we anticipate that we will recognize a loss of approximately $13.0 to $15.0 million, primarily reflecting the excess of the sum of the carrying value of the cash and assets transferred to Wilton, plus our transaction costs and a write off of deferred acquisition costs, over the carrying value of the liabilities assumed by Wilton.
Material United States Federal Income Tax Consequences
General
      The proposed transactions with Wilton will not result in any taxable distributions to you. Nor should they otherwise cause you to recognize taxable income, gain, loss or deduction this year.
      Likewise, the proposed transactions with Wilton will not cause ALR Holdings (or our subsidiaries) to recognize net taxable income or gain. Accordingly, we do not anticipate that the transactions will result in any current income tax liability for us.
Passive Foreign Investment Company
      Sections 1291 through 1298 of the Internal Revenue Code, or Code, contain special rules applicable to foreign corporations that are “passive foreign investment companies,” or PFICs, as defined in Code section 1297. In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce passive income. For purposes of the PFIC rules, passive income generally includes interest, dividends, annuities and other investment income. But the PFIC statutory provisions contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent the income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

      We believe that, through ALR Bermuda, we have been actively engaged in an insurance business and have not maintained financial reserves in excess of the reasonable needs of that insurance business. Accordingly, we believe we have not been a PFIC to date (although there can be no assurance that the IRS or a court will agree with our position).
      As a result of the proposed transactions with Wilton, we anticipate that our insurance business will be substantially reduced, although we will continue to be subject to potential liabilities and contingencies related to that business, as discussed elsewhere in this proxy statement. Although we do not anticipate that the Wilton transactions will cause us to be a PFIC for the current taxable year, it is possible that the nature of our assets and income following the consummation of the Wilton transactions will cause us to be a PFIC beginning in 2006. The application of the PFIC rules to an insurance company that is winding down its operations, however, is not entirely clear. We may be able to continue to avoid PFIC status, based on the position that the assets we will retain following the transactions with Wilton are reasonably necessary to provide for our remaining potential liabilities and contingencies.
      If we become a PFIC and you are a U.S. taxpayer, you will become subject to a penalty tax with respect to any gain you may ultimately recognize on a sale or disposition of your shares and/or with respect to any “excess distribution” you receive with respect to those shares, unless you elect, beginning with the first year in which we are PFIC, either (1) to be taxed each year on your pro-rata share of our earnings whether or not distributed (this is referred to as a “Qualified Electing Fund,” or QEF, election) or (2) to mark your shares to market as of the end of each taxable year, and include in your taxable ordinary income any increase in the value of the shares in that year (this is referred to as a “mark-to-market” election). (Under the mark-to-market election, if you recognize income as a result of appreciation of our shares, a decline in the value of our shares in a subsequent year can result in an offsetting ordinary loss for you.) In the event that we determine that we have become a PFIC, we intend to provide our shareholders with annual information regarding their pro-rata share of our earnings in accordance with the applicable QEF provisions, and otherwise to comply with applicable IRS requirements for qualification as a QEF, so as to permit you to make a QEF election with respect to your shares if you so wish.
      In general, the PFIC penalty tax is computed by assuming that the gain or excess distribution with respect to the PFIC shares was taxable in equal annual portions at the highest applicable ordinary income tax rate throughout the shareholder’s ownership period, and that interest accrued on the tax amount for each prior year from the due date of that prior year’s return, at the interest rate applicable to tax underpayments. A shareholder receives an “excess distribution” for purposes of the PFIC rules if the amount of a distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). Because of the applicability of ordinary income tax rates, and the interest-related charges, the PFIC penalty tax can be very disadvantageous for a shareholder, so that either a QEF or a mark-to-market election will, in many cases, be advisable.
      The foregoing discussion of tax matters is based solely upon current United States federal income tax law, and could be changed depending on future legislative, judicial or administrative developments. Your tax treatment as an owner of our shares may vary depending on your particular tax situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF YOUR SHARES (INCLUDING THE EFFECTS, IF ANY, OF THE PROPOSED TRANSACTIONS WITH WILTON).

THE MASTER AGREEMENT
Novation, Reinsurance and Assignment of Contracts at Closing
      The master agreement provides that, on the closing date, the Wilton subsidiaries will assume via novation, or reinsure all residual risk under, each of our reinsurance treaties, effective as of June 30, 2005.
      The master agreement contemplates that the Annuity Re subsidiaries and the Wilton subsidiaries will use commercially reasonable efforts to obtain the consent of the primary insurers under each reinsurance treaty to the novation of the treaty to a subsidiary of Wilton. If the consent of the primary insurer is obtained — as well as the consent (if applicable) from a third-party “retrocessionaire” who has reinsured a portion of our risk under the treaty, as described in the next paragraph — then the appropriate Annuity Re subsidiary, the appropriate Wilton subsidiary and each counterparty to a novated treaty will enter into a novation amendment substantially in the form attached as an exhibit to the master agreement, effective as of June 30, 2005. If the primary insurer under a treaty does not consent to novation of the treaty, then the non-novated treaty will be subject to the 100% indemnity coinsurance agreement between the appropriate Annuity Re subsidiary and the appropriate Wilton subsidiary. The coinsurance agreement will also be entered into at the closing but will be effective as of June 30, 2005.
      As noted briefly above, we and Wilton have also agreed to use our commercially reasonable efforts to obtain the consent of each counterparty to a retrocession agreement in effect between an ALR subsidiary and a third-party reinsurer. The receipt of such consents is a condition to the obligation of the parties to close the transactions contemplated under the master agreement. In the event such consents are obtained, and the transactions are consummated, it is anticipated that certain of the retrocession agreements will be “bifurcated” such that the relevant retrocession agreement will be novated to the relevant Wilton subsidiary only with respect to underlying treaties that have been novated to the Wilton subsidiary, and will remain in effect as between the third-party reinsurer and the relevant Annuity Re subsidiary with respect to underlying treaties that have not been novated. With respect to any treaty under which ALR America has reinsured some risk with ALR Bermuda under an inter-affiliate retrocession agreement, the inter-affiliate retrocession agreement will be novated by means of the bifurcation of the agreement to substitute Wilton America for ALR America and Wilton Bermuda for ALR Bermuda with respect to each novated treaty covered by the inter-affiliate agreement. The entire inter-affiliate agreement will be novated to the Wilton subsidiaries, however, no later than the last day of the sixth calendar month following the closing of the transaction, regardless of whether the underlying treaties have been novated.
      Finally, on the closing date, the Annuity Re subsidiaries will assign to the Wilton subsidiaries certain ancillary agreements relating to the administration or management of the treaties. Alternatively, if the counterparty to an ancillary agreement does not consent to the assignment, we will use commercially reasonable efforts to cause the benefits of the agreement to be provided to Wilton and to enforce any our rights under the agreement, and Wilton will use commercially reasonable efforts to perform our obligations, under the ancillary agreement.
Excluded Liabilities
      The master agreement provides that certain types of liabilities, which are referred to as the “excluded liabilities,” will not be assumed by Wilton in connection with the contemplated transactions. Excluded liabilities include, generally, any liability that is not expressly assumed by a Wilton subsidiary pursuant to the master agreement, a coinsurance agreement or the assignment agreement relating to an ancillary agreement or existing retrocession agreement. Accordingly, commitments, liabilities and contingent liabilities that relate to aspects of our business that are not being transferred to Wilton will generally not be transferred to Wilton. These include, for example, liability under third-party claims asserted against us, our obligations to our employees under employment and severance agreements, as well as any remaining obligations under certain previously terminated or recaptured agreements. In addition, “excluded liabilities” not assumed by Wilton include losses resulting from punitive or other special damages that arise from any action, bad faith or omission on our part, unless we acted or failed to act at the direction of Wilton.

The Transferred Assets
      Our subsidiaries will transfer to the Wilton subsidiaries on the closing date assets having a value of $91.6 million, subject to certain adjustments. The transferred assets will consist of:

•	the funds withheld balances relating to two of our treaties, which totaled approximately $58.4 million on the effective date (of this amount, our modified coinsurance agreement with Lafayette Life Insurance Company represented approximately $53.3 million); and

•	cash and certain investment assets specified in a schedule to the agreement totaling approximately $33.2 million.
      The total amount of consideration we pay at closing is subject to certain adjustments. First, the amount of any expense reimbursements we have made to Wilton (pursuant to an arrangement we reached during our negotiations with Wilton) will be deducted from the amount we pay at the closing. Secondly, we will have to pay Wilton an additional sum at closing representing interest that will have accrued (at fixed rates specified in the master agreement) on (a) the cash portion of the transferred assets for the period between June 30, 2005 and the closing date, and (b) the purchase price of any investment asset transferred to Wilton that was purchased after June 30, 2005, for the period between June 30, 2005 and the date of purchase.
      Except for certain service fees described below under “— Transition Services,” we will not receive any proceeds from the transactions contemplated in the master agreement.
No Consideration Paid to Shareholders
      The proposed transactions do not involve any merger, consolidation, liquidation or dividend or other distribution to our shareholders; therefore, our shareholders will not receive any payments as a result of the transactions. Any distributions to our shareholders would have to occur, if at all, subsequent to the consummation of the transactions based on our financial position at that time and subject to any constraints under insurance regulatory or other laws and our obligations to Wilton under the master agreement.
Effective Date of the Transactions
      Although we entered into the master agreement on August 10, 2005 and do not expect the closing to occur until the fourth quarter of 2005, the effective date for the novation to, and coinsurance by, Wilton of our treaties under the master agreement is June 30, 2005. Accordingly, the master agreement contains several mechanisms intended to allow the parties to realize the economic benefits and costs of the transactions to occur at the closing as if they had occurred on June 30, 2005. (We continue to be subject to the risk, however, that the closing conditions will not be satisfied and the transactions will not be consummated.)
      We agreed to pay Wilton interest on certain of the assets that we are transferring on the closing date. The master agreement provides that interest shall accrue on the cash portion of the settlement amount from June 30, 2005 through the closing date at the rate of 5% per annum. With respect to transferred assets purchased after June 30, 2005, we have agreed to pay Wilton interest on the purchase price of such assets for the period from June 30, 2005 through the actual date of purchase at the rate of 3% per annum.
      The master agreement also allocates to Wilton the risks associated with cash flows arising from the treaties and transferred assets effective as of June 30, 2005. If the aggregate cash flows arising from the treaties (e.g. resulting from our payment of a claim or receipt of a premium) and from the earnings on the investment assets to be transferred are positive during the period between the effective date and the closing date, then this positive amount will be paid to Wilton. If the aggregate cash flows and earnings are negative, then the negative of that amount will be paid to us.
Transition Services
      Between the date of the master agreement and the first day of the first calendar month beginning at least 28 days after the closing date, our subsidiaries will continue to receive premium payments, discharge claims and otherwise administer the treaties in a manner consistent with current practices. The Wilton subsidiaries will pay the Annuity Re subsidiaries a fee of $30,000 per month for these administration services and will reimburse the Annuity subsidiaries to the extent that the cost of any approved third party engaged to provide such services exceeds the $30,000 fee. Following the expiration of this transition period, Wilton shall take over the responsibility of servicing each of the reinsurance treaties covered by these transactions, regardless of whether a particular treaty shall have been novated to Wilton or coinsured by Wilton.
Representations and Warranties of Annuity Re
      Under the master agreement, our subsidiaries made representations and warranties to the Wilton subsidiaries concerning their respective business and operations generally, the reinsurance agreements and other related matters. The representations and warranties are required to be reaffirmed as of the closing, and our inability to reaffirm them would entitle Wilton to terminate the master agreement. Other than the representations relating to organization, corporate power and authority, and the absence of conflicts (each of which survives indefinitely), our representations and warranties survive for 18 months following the closing and, if breached, could result in liability to us.
      Our representations and warranties include:

•	the organization and good standing of our subsidiaries in their jurisdictions of domicile, and their possession of the corporate power and authorizations necessary to enter into and perform their obligations under the master agreement and other transaction agreements;

•	the absence of any conflict with our organizational documents and certain agreements by which we are bound;

•	the absence of any violation of any law, rule or order applicable to us;

•	the absence of any required third-party consents and government approvals, other than as disclosed;

•	the preparation of our financial statements in accordance with statutory accounting principles and the fair presentation of our financial condition and results of operation;

•	the determination of our treaty-specific reserve balances in accordance with generally accepted accounting principles or statutory accounting principles, as applicable, consistently applied, and based on reasonable actuarial assumptions;

•	the accuracy of certain treaty-specific historical financial information provided by us to Wilton;

•	our compliance with applicable law in respect of the marketing, issuance and administration of our treaties;

•	our having received no notice of termination or recapture of a treaty by a ceding company, and the absence of any basis on which a ceding company could recapture or terminate any of our treaties, except as disclosed;

•	no default under any of our retrocession agreements, and no notice of termination received by us, except as disclosed;

•	our having satisfied our obligations under all treaties and retrocession agreements up to the effective date;

•	the accuracy of our books and records;

•	our not having used any brokers in connection with the transactions, except as disclosed;

•	our not being deemed an investment company under the Investment Company Act of 1940;

•	the absence of undisclosed pending or threatened litigation or regulatory actions involving us or the treaties; and

•	the absence of certain changes with respect to the administration and accounting of our treaties since December 31, 2004.

Indemnification
      The master agreement includes mutual indemnification provisions covering, among other things, all costs and expenses arising or resulting from any breach of any representation or warranty, any breach of any covenant and certain excluded liabilities. The indemnification of Wilton by our subsidiaries is several but not joint, meaning that Wilton can only make a claim against the Annuity Re subsidiary that it alleges is responsible for the circumstances or events out of which the losses that form the basis of the indemnification claim arose. Neither of our subsidiaries will have any liability for indemnification with respect to breaches of representations or warranties under the agreement, unless and until the total of all such losses exceeds $25,000, and then only for the amount by which such losses exceed $25,000. The amount of any loss shall be offset by any net tax benefit to the indemnified party and by any insurance or other payments for indemnification, contribution or similar payments received by that party from a third party.
      The maximum amount that both of our subsidiaries are obligated to pay, in aggregate, as indemnification for breaches of representations and warranties is $2,000,000. In order to secure their indemnification obligations, each of our subsidiaries has agreed to maintain statutory capital and surplus in the amount of $2,000,000 for 18 months following the closing. We have agreed not to take any action that would reduce the statutory capital and surplus of our subsidiaries below these levels.
      Although the $25,000 “deductible” and $2,000,000 “cap” described above limit our exposure to damages arising out of breaches of representations and warranties, there are no comparable limits to our indemnification obligations with respect to other damages for which we are obligated to indemnify Wilton, including, for example, breaches of covenants and certain special damages awarded by a court to a third-party in respect of our actions.
Closing Conditions
      The obligations of each party to the master agreement to consummate the transactions are subject to the satisfaction or waiver of the following conditions:

•	receipt of the approval of our shareholders of the transactions contemplated by the master agreement;

•	receipt of regulatory consents from the following governmental authorities:

•	Bermuda Monetary Authority (which has since informed us that its consent is not required to consummate the transactions);

•	Connecticut Insurance Department (which has since informed us that its consent is not required to consummate the transactions);

•	California Department of Insurance;

•	Minnesota Department of Commerce; and

•	Office of the Commissioner of Insurance, State of Wisconsin (which did not raise any objections within the mandated statutory review period, meaning the transactions have been deemed approved);

•	the consent of each third-party retrocessionaire to the novation to or coinsurance by Wilton of any treaty in respect of which it has reinsured risk, as well as the retrocessionaire’s consent to the assignment or novation of its retrocession agreement with the ALR subsidiary; and

•	the absence of any injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction directing that the transactions not be consummated.

      Wilton’s obligation to consummate the transactions contemplated by the master agreement is subject to the satisfaction or waiver of the following additional conditions:

•	the truth and correctness in all material respects of each of our representations and warranties as of the closing date, unless the representation or warranty is qualified by materiality, in which case it must be true and correct in all respects as of the closing date;

•	the performance by each of our subsidiaries and compliance with all agreements, covenants, obligations and conditions required to be performed by it as of the closing date;

•	the delivery by each of our subsidiaries to Wilton of an officer’s certificate to the effect of the statements in the two preceding bullet points;

•	the delivery by us to Wilton of certified board resolutions authorizing the transaction;

•	the execution and delivery by any third-party retrocessionaire who agrees to accept any risk relating to a novated reinsurance agreement of a consent to the assignment of the benefits of the retrocession to Wilton, or, alternatively, its delivery of satisfactory written confirmation that it will continue to provide to Wilton the same coverage; and

•	each ceding company shall have confirmed certain information (set forth in an exhibit) about the treaties to be novated to or coinsured by Wilton.
      Our obligation to consummate the transactions contemplated by the master agreement is subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness in all material respects of each of Wilton’s representations and warranties as of the closing date, unless the representation or warranty is qualified by materiality, in which case it must be true and correct in all respects as of the closing date;

•	the performance by each of Wilton’s subsidiaries and compliance with all agreements, covenants, obligations and conditions required to be performed by it as of the closing date;

•	the delivery by each of Wilton’s subsidiaries to us of an officer’s certificate to the effect of the statements in the two preceding bullet points; and

•	the delivery by Wilton to us of certified board resolutions authorizing the transaction.
No Solicitation
      We have agreed, subject to certain exceptions, not to solicit or encourage a proposal from any third party that could be expected to lead to or facilitate a “competing acquisition proposal” within the meaning of the master agreement. We have also agreed not to engage in negotiations or discussions concerning, or provide any confidential information with respect to, our treaties or our subsidiaries with any person making or proposing to make a competing acquisition proposal. However, we are not prohibited from engaging in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide competing acquisition proposal that is submitted in writing to us prior to the receipt of shareholder approval. We are required to promptly provide Wilton with notice of the receipt of any communication regarding a potential competing acquisition proposal.
      A “competing acquisition proposal” means any inquiry, proposal or offer from any person relating to:

•	any direct or indirect sale, transfer, pledge, other disposition, reinsurance, bulk reinsurance, novation or other conveyance of rights or interests with respect to the treaties other than pursuant to the master agreement;

•	a direct or indirect sale of any of the outstanding shares of, or other securities issued by, us or any of our subsidiaries; or

•	a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving any subsidiary of ours other than pursuant to the master agreement.
      However, any inquiry, proposal or offer that would, by its terms, be completed after the completion of the transactions with Wilton contemplated by the master agreement will not be considered a competing acquisition proposal.
      In the event that our board determines in good faith, after consultation with our financial advisor, that a competing acquisition proposal is a “superior proposal,” and that, after consultation with outside legal counsel, the failure to accept the superior proposal would be inconsistent with the board’s fiduciary duties, the board may accept the superior proposal and the Annuity Re subsidiaries may terminate the master agreement, subject to the payment of a termination fee described below in “— Termination; Break-Up Fee.”
      A “superior proposal” means any competing acquisition proposal with respect to which:

•	any required financing is committed or, in the good faith judgment of the board of directors of ALR Holdings, based on the advice of its outside financial advisors, is reasonably capable of being financed by the person making the proposal; and

•	the board of directors of ALR Holdings shall have concluded in good faith is reasonably capable of being completed and would, if completed, result in a transaction more favorable to ALR Holdings’ shareholders from a financial point of view than the transactions contemplated by the master agreement.
Termination; Break-Up Fee
      The master agreement may be terminated at any time prior to the closing either by Wilton or by us:

•	in the event that the closing has not occurred on or before January 2, 2006; and

•	in the event of the failure of a closing condition that is not within either party’s control.
      In addition, the master agreement is terminable:

•	by us, in the event of a material breach by Wilton of any term of the agreement or the failure of any condition that is solely within Wilton’s control, provided Wilton is given a 10-day period for cure;

•	by Wilton, in the event of a material breach by us of any term of the agreement or the failure of any condition that is solely within our control, provided we are given a 10-day period for cure;

•	by us, if our board authorizes us to enter into a binding written agreement relating to a superior proposal, as described above under “— No Solicitation,” provided that we notify Wilton in writing and pay the termination fee described below; and

•	by Wilton, if we provide notice that we intend to enter into a binding written agreement relating to a superior proposal.
      In the event the agreement is terminated in connection with our pursuit of a superior proposal, we would be obligated to pay Wilton a $500,000 termination or “break-up” fee, plus any unreimbursed out-of-pocket expenses incurred by Wilton. If the agreement is terminated due to the failure of our shareholders to approve the transaction, we would be obligated to reimburse Wilton for its unreimbursed out-of-pocket expenses.
      The voting agreements entered into by certain of our officers, directors and shareholders terminate upon termination of the master agreement. See “— Voting Agreements” below.
Voting Agreements
      In connection with the execution of the master agreement, directors, officers and shareholders holding collectively approximately 29.3% of our outstanding common shares as of the date of the master agreement (or 26.4% of the outstanding common shares entitled to vote as of such date after giving effect to certain voting cutback provisions in our Bye-laws) signed voting agreements obligating them to vote their common shares in favor of the transactions contemplated by the master agreement. As of September 30, 2005, the number of common shares held by directors, officers and shareholders who signed voting agreements totaled approximately 31.5% of our outstanding common shares, or 28.1% of the outstanding common shares entitled to vote as of such date after giving effect to the voting cutback provisions in our Bye-laws.
      The voting agreements generally terminate upon the earlier of the closing of the transactions contemplated by the master agreement or the termination of the master agreement. In addition, the voting agreements signed by two of our significant outside shareholders terminate automatically if the transactions have not closed on or prior to January 2, 2006.
      Forms of the voting agreements are attached to this proxy statement as Appendix B and are incorporated herein by reference.
Interests of Certain Persons in the Transactions
      Certain of our directors, executive officers and other key employees were issued securities of ALR Holdings pursuant to equity incentive plans that provide for accelerated vesting upon the occurrence of a “Change of Control,” as defined in the respective plans. We believe that the transactions contemplated by the master agreement fall within the scope of the definition of “Change of Control,” under these plans. As a consequence, any unvested stock options or restricted common shares held by these directors, officers and other key employees will vest immediately upon the consummation of the transactions with Wilton. As of September 30, 2005, our two current executive officers, Messrs. Lockwood and Mawdsley, together owned 36,667 unvested restricted shares worth approximately $41,000, based on Annuity Re’s closing sale price of $1.12 per share on that date. Mr. Burke, our former Chief Executive Officer, held options to purchase 83,334 that were unvested, and 66,667 restricted shares that were unvested, until their acceleration under the terms of his separation agreement with us dated September 23, 2005.
      During our negotiation of the master agreement with Wilton, three of our executive officers, Messrs. Burke, Lockwood and Mawdsley, had employment agreements with us that provided for certain additional benefits upon the occurrence of a “Change of Control,” as defined in their respective agreements. We believe that these provisions would also have been triggered by the consummation of the transactions with Wilton as contemplated by the master agreement. As a result, if Mr. Burke’s employment had been terminated without cause or if he had terminated it for certain specified reasons within one year following the “Change of Control,” he would have been entitled to receive a lump sum payment equal to two times his annual base salary, plus an amount equal to his annual bonus for the full fiscal year preceding the year in which he was terminated, adjusted pro rata through the date of his termination. If Messrs. Lockwood’s or Mawdsley’s employment had been terminated without cause or if either had terminated his employment for certain specified reasons within six months or one year, respectively, following the “Change of Control,” then he would have been entitled to receive a lump sum payment equal to two times his respective annual base salary. In addition, each of the three officers would have been entitled to receive any accrued but unpaid salary, any earned but unpaid bonus from a prior fiscal year and reimbursable business expenses. Messrs. Burke and Mawdsley would also have been entitled to receive travel and housing allowances for twelve months from the date of termination and reasonable relocation expenses from Bermuda to the United States, plus an amount equal to any income taxes payable by them by reason of such payments occurring in connection with the “Change of Control.”
      We have since entered into a separation agreement with John F. Burke, our former Chief Executive Officer, pursuant to which we agreed, among other things, to pay Mr. Burke a one-time cash amount of $1,160,000 contingent upon the closing of the transactions under the master agreement. In addition, on October 19, 2005, we entered into letter agreements with Messrs. Lockwood and Mawdsley regarding the terms of their continued employment with us, replacing their prior employment agreements. See “ADDITIONAL INFORMATION — Executive Officers” for a more detailed description of our letter agreements with our executive officers.

Certain Other Transaction Costs
      Pursuant to an engagement letter dated January 19, 2004, as amended in March 2005, we engaged UBS Investment Bank to serve as our financial advisor and capital markets advisor in connection with identifying strategic alternatives available to us. The engagement letter provides, in relevant part, that if we close a sale transaction during the term of the engagement letter, we are obligated to pay UBS a minimum fee calculated pursuant to a formula set forth in the engagement letter. The fee payable to UBS in connection with the transactions described in this proxy statement will be approximately $1,750,000. Any transaction fee payable to UBS under the engagement letter would be offset by certain fees paid by us to UBS prior to the closing of the transactions. As of the date of this proxy statement, such fees totaled $270,000.
      In addition, pursuant to the terms of a separation agreement we recently entered into with our former President and Chief Executive Officer, John F. Burke, we have agreed to pay Mr. Burke a one-time cash amount of $1,160,000 within five business days of the closing of the transactions contemplated by the master agreement. The terms of Mr. Burke’s separation agreement with us are described in more detail below under “ADDITIONAL INFORMATION — Executive Officers — Recent Developments.”

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA
Selected Historical Financial Data
      The following table sets forth selected historical financial data and other operating information. We derived the statement of operations data and balance sheet data for the period ended June 30, 2005 from our unaudited condensed consolidated financial statements, which are included in the quarterly report on Form 10-Q we filed with the SEC on August 5, 2005, which is incorporated by reference into this proxy statement. We derived the statement of operations data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data as of December 31, 2004 and 2003 from our audited consolidated financial statements, which are included in the annual report on Form 10-K we filed with the SEC on March 31, 2005, which is also incorporated by reference into this proxy statement. We derived the statement of operations data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2002, 2001 and 2000 from our audited consolidated financial statements, which are not incorporated by reference into this proxy statement.
      Our consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the year ended December 31, 2004 have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm. Our consolidated balance sheets as of December 31, 2003, 2002, 2001 and 2000, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended, have been audited by KPMG, an independent registered public accounting firm.
      You should read this selected historical financial data together with our consolidated financial statements and the accompanying notes that are incorporated by reference into this proxy statement. The accounting policies used in preparing our unaudited condensed consolidated financial statements are consistent with those described in the notes to our audited consolidated financial statements as of and for the year ended December 31, 2004. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in these financial statements. The results of any interim period are not necessarily indicative of results that may be expected for any other interim period or for the full year.

Annuity and Life Re (Holdings), Ltd.
Selected Historical Financial Data
(in U.S. Dollars)

	For the Six	For the Year Ended December 31,
	Months Ended
	June 30, 2005	2004	2003	2002	2001	2000

	(Unaudited)
Statement of Operations Data
Revenues
Net premiums	$8,416,183	$48,297,706	$166,972,840	$344,097,441	$251,793,237	$168,404,022
Investment income, net of related expenses	3,275,624	21,697,563	29,042,223	102,138,985	91,128,696	136,648,327
Net realized investment gains (losses)	401,144	439,536	6,406,587	19,749,266	1,230,038	(4,817,121)
Net change in fair value of embedded derivatives	451,409	2,181,070	16,692,688	(25,846,110)	5,029,027	—
Surrender fees and other revenues	61,313	4,475,691	7,297,015	16,156,437	18,519,701	6,915,870

Total Revenues	$12,605,673	$77,091,566	$226,411,353	$456,296,019	$367,700,699	$307,151,098

Benefits and Expenses
Claims and policy benefits	$6,189,529	$14,101,129	$198,002,905	$352,408,801	$216,025,010	$132,810,192
Interest credited to interest sensitive products	626,253	5,399,460	13,980,723	71,370,616	49,258,418	65,842,303
Policy acquisition costs and other insurance expenses	2,364,446	110,922,948	128,549,288	125,877,980	126,580,549	58,985,523
Collateral costs				12,948,115	1,200,000
Operating expenses	4,734,076	14,628,524	18,034,021	22,577,792	11,552,418	10,411,344

Total Benefits and Expenses	$13,914,304	$145,052,061	$358,566,937	$585,183,304	$404,616,395	$268,049,362

(Loss) income before cumulative effect of a change in accounting principle	$(1,308,631)	$(67,960,495)	$(132,155,584)	$(128,887,285)	$(36,915,696)	$39,101,736
Cumulative effect of a change in accounting principle	—	(365,960)	—	—	(3,665,735)	—

Net (Loss) Income	$(1,308,631)	$(68,326,455)	$(132,155,584)	$(128,887,285)	$(40,581,431)	$39,101,736

Basic (loss) income per common share	$(0.05)	$(2.64)	$(5.11)	$(5.01)	$(1.59)	$1.53
Diluted (loss) income per common share	$(0.05)	$(2.64)	$(5.11)	$(5.01)	$(1.59)	$1.42
Dividends per common share	$0.00	$0.00	$0.00	$0.20	$0.20	$0.16
Weighted average shares outstanding	26,051,011	25,856,995	25,880,202	25,738,724	25,602,664	25,499,999
Balance Sheet Data (in thousands)
Invested assets, including cash and cash equivalents	$96,388	$138,429	$197,881	$306,346	$423,780	$321,819
Funds withheld	$53,306	$56,415	$667,825	$1,427,093	$1,489,689	$1,530,110
Total assets	$237,837	$289,405	$1,029,882	$2,044,698	$2,310,773	$2,226,602
Stockholders’ equity	$65,016	$66,417	$135,173	$268,337	$402,189	$440,330
Other Financial Data
Book value per common share	$2.47	$2.52	$5.11	$10.28	$15.65	$17.27
Life insurance in force (in thousands)	$2,187,700	$2,344,200	$17,510,000	$117,511,000	$117,400,000	$77,019,000

Unaudited Pro Forma Consolidated Financial Statements
      The following unaudited pro forma consolidated financial statements are presented for informational purposes to show the effect of the proposed transactions with Wilton. In addition, the unaudited pro forma statement of operations for the year ended December 31, 2004 shows the effect of several novation, recapture and termination transactions that were completed in 2004. The pro forma information presented is based on assumptions and includes adjustments as explained in the notes to the unaudited pro forma consolidated financial statements. The pro forma information presented does not include any adjustments to reflect transaction costs or the cost of severance payments to our former Chief Financial Officer that we anticipate will total, in the aggregate, approximately $4.0 million, nor does it reflect our recent repurchase of approximately 1.8 million of our common shares from Overseas Partners, Ltd. for a total cash price of $1,453,901.
      The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 is intended to demonstrate how our unaudited condensed consolidated balance sheet would have looked had the Wilton transactions been consummated on June 30, 2005. We have presented the pro forma condensed consolidated balance sheet as of June 30, 2005 assuming that all of the reinsurance treaties covered by the master agreement are novated to Wilton, as well as assuming that all of those reinsurance treaties are coinsured by Wilton. We can offer no assurance as to how many of the ceding companies under our reinsurance treaties will ultimately consent to the novation of the treaties to Wilton.
      The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2005 adjusts the reported GAAP statement of operations by assuming that (1) the effective date of the proposed transactions with Wilton was January 1, 2005, and (2) there was no gain or loss from the Wilton transactions. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 adjusts the reported GAAP statement of operations by assuming that (1) all of the novation, recapture and termination transactions that had effective dates in 2004 occurred on January 1, 2004 (which removes from reported net (loss) the actual performance for each agreement through its novation, recapture or termination date), (2) the effective date of the proposed transactions with Wilton was January 1, 2004, and (3) there was no gain or loss from the novation, recapture or termination transactions that had effective dates in 2004 or from the Wilton transactions. No attempt has been made to estimate the impact of the aforementioned adjustments on cash flow for the periods presented, on net investment income earned on assets transferred to third parties in connection with the novated life reinsurance agreements or on operating expenses. In addition, we have made no adjustment for approximately $5.1 million in settlement costs and legal fees recorded as operating expenses in 2004 in connection with the shareholder class action lawsuit against our company and certain of our present and former directors and officers. The court entered an order and final judgment approving the settlement of this suit in January 2005.
      The pro forma information presented below is not necessarily indicative of the financial results that would have been attained had the transactions occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. These unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto and our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended June 30, 2005, each of which is incorporated by reference in this proxy statement.

Annuity and Life Re (Holdings), Ltd.
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005
(Unaudited and in U.S. Dollars)

		100% Novation			100% Coinsurance

	Reported	Adjustments		Pro Forma	Adjustments			Pro Forma

Assets
Cash & invested assets	$96,387,843	$(33,136,366	)(A)	$63,251,477		$(33,136,366	)(J)	$63,251,477
Funds withheld at interest	53,305,982	(53,305,982	)(B)	—		(53,305,982	)(K)	—
Accrued investment income	870,796			870,796				870,796
Receivable for investments sold	309,525			309,525				309,525
Receivable for reinsurance ceded	77,982,650			77,982,650		25,387,164	(L)	103,369,814
Other reinsurance receivables	2,711,210	(2,783,451	)(C)	(72,241)		(2,783,451	)(M)	(72,241)
Deferred policy acquisition costs	5,683,172	(5,683,172	)(D)	—		(5,683,172	)(N)	—
Other assets	585,984			585,984				585,984

Total assets	$237,837,162	$(94,908,971)		$142,928,191		$(69,521,807)		$168,315,355

Liabilities
Reserves for future policy benefits	$106,589,798	$(25,387,164	)(E)	$81,202,634	$			$106,589,798
Interest sensitive contracts liability	53,810,806	(53,810,806	)(F)	—		(53,810,806	)(O)	—
Other reinsurance liabilities	10,471,084	(5,229,733	)(G)	5,241,351		(5,229,733	)(P)	5,241,351
Accounts payable and accrued expenses	1,949,337	(44,461	)(H)	1,904,876		(44,461	)(Q)	1,904,876

Total liabilities	$172,821,025	$(84,472,164)		$88,348,861		$(59,085,000)		$113,736,025
Stockholders’ Equity
Total Stockholders’ Equity	$65,016,137	$(10,436,807	)(I)	$54,579,330		$(10,436,807	)(R)	$54,579,330

Total Liabilities and Stockholders’ Equity	$237,837,162	$(94,908,971)		$142,928,191		$(69,521,807)		$168,315,355

(A)	To record the transfer of cash and invested assets to Wilton.

(B)	To record the transfer of Funds withheld at interest to Wilton.

(C)	To record the transfer of premiums receivable related to the life reinsurance agreements novated to Wilton.

(D)	To write-off the Deferred policy acquisition costs associated with the life and annuity reinsurance agreements novated to Wilton.

(E)	To record the transfer of benefit reserves associated with the life reinsurance agreements novated to Wilton.

(F)	To record the transfer of Interest sensitive contracts liabilities associated with the annuity reinsurance agreement novated to Wilton.

(G)	To record the transfer of Other reinsurance liabilities associated with the life reinsurance agreements novated to Wilton.

(H)	To record the transfer of excise tax payable associated with the life reinsurance agreements novated to Wilton.

(I)	To record to net effect of the Wilton novation transaction in Stockholders’ equity.

(J)	To record the transfer of cash and invested assets to Wilton.

(K)	To record the transfer of Funds withheld at interest to Wilton.

(L)	To record the ceded life reserves recoverable for the life reinsurance agreements coinsured by Wilton.

(M)	To record the ceded premiums payable related to the life reinsurance agreements coinsured by Wilton.

(N)	To record ceded Deferred policy acquisition costs associated with the life and annuity reinsurance agreements coinsured by Wilton.

(O)	To record the ceded Interest sensitive contracts liabilities associated with the annuity reinsurance agreement coinsured by Wilton.

(P)	To record the ceded amount of Other reinsurance liabilities associated with the life reinsurance agreements coinsured by Wilton.

(Q)	To record the ceded excise tax receivable associated with the life reinsurance agreements coinsured by Wilton.

(R)	To record the net effect of the coinsurance transaction in Stockholders’ equity.

Annuity & Life Re (Holdings) Ltd.
Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2005
(Unaudited and in U.S. Dollars)

		Wilton
		Transaction
	Reported	Adjustments		Pro Forma

Revenues
Net premiums	$8,416,183	$(7,710,837	)(A)	$705,346
Investment income, net of related expenses	3,275,624	(1,334,344	)(B)	1,941,280
Net realized investment gains	401,144			401,144
Net change in fair value of embedded derivatives	451,409	(451,409	)(C)	—
Surrender fees and other revenues	61,313	(61,313	)(D)	—

Total Revenues	$12,605,673	$(9,557,903)		$3,047,770

Benefits and Expenses
Claims and policy benefits	$6,189,529	$(8,051,840	)(E)	$(1,862,311)
Interest credited to interest sensitive products	626,253	(626,253	)(F)	—
Policy acquisition costs and other insurance expenses	2,364,446	(1,695,190	)(G)	669,256
Operating expenses	4,734,076			4,734,076

Total Benefits and Expenses	$13,914,304	$(10,373,284)		$3,541,020

Loss before cumulative effect of a change in accounting principal	$(1,308,631)	$815,381		$(493,250)
Cumulative effect of a change in accounting principal	—			—

Net Loss	$(1,308,631)	$815,381		$(493,250)

Loss per common share before cumulative effect of change in accounting principal per common share:
Basic	$(0.05)	$0.03		$(0.02)
Diluted	$(0.05)	$0.03		$(0.02)
Cumulative effect of a change in accounting principal per common share:
Basic	$—			$—
Diluted	$—			$—
Net loss per common share:
Basic	$(0.05)	$0.03		$(0.02)
Diluted	$(0.05)	$0.03		$(0.02)

(A)	To reflect reduced Premiums as if the life reinsurance treaties novated to or coinsured by Wilton did not exist during the first six months of 2005.

(B)	To reflect reduced Net investment income as if the annuity reinsurance treaty novated to or coinsured by Wilton did not exist during the first six months of 2005.

(C)	To reflect no embedded derivative as if the annuity reinsurance treaty novated or coinsured by Wilton did not exist during the first six months of 2005.

(D)	To reflect reduced Surrender fees as if the annuity reinsurance treaty novated to or coinsured by Wilton did not exist during the first six months of 2005.

(E)	To reflect reduced Claim and Policy Benefits as if the life reinsurance treaties novated to or coinsured by Wilton did not exist during the first six months of 2005.

(F)	To reflect reduced Interest credited to interest sensitive products as if the annuity reinsurance treaty novated to or coinsured by Wilton did not exist during the first six months of 2005.

(G)	To reflect reduced Policy acquisition costs and other insurance expenses as if the life and annuity reinsurance treaties novated to or coinsured by Wilton did not exist during the first six months of 2005.

Annuity and Life Re (Holdings), Ltd.
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004
(Unaudited and in U.S. Dollars)

							Pro Forma
							(as adjusted
							for the 2004
				Pro Forma	Adjustments		transactions
		Adjustments		(as adjusted	(for the		and the
		(for the 2004		for the 2004	Wilton		Wilton
	Reported	transactions)		transactions)	transaction)		transaction)

Revenues
Net premiums	$48,297,706	$(30,325,348	)(A)	$17,972,358	$(15,898,984	)(H)	$2,073,374
Investment income, net of related expenses	21,697,563	(13,439,098	)(B)	8,258,465	(2,923,139	)(I)	5,335,326
Net realized investment gains	439,536			439,536			439,536
Net change in fair value of embedded derivatives	2,181,070			2,181,070	(2,181,069	)(J)	—
Surrender fees and other revenues	4,475,691	(4,257,721	)(C)	217,970	(217,970	)(K)	—

Total Revenues	$77,091,566	$(48,022,167)		$29,069,399	$(21,221,162)		$7,848,237

Benefits and Expenses
Claims and policy benefits	$14,101,129	(306,552	)(D)	$13,794,577	(13,990,062	)(L)	(195,485)
Interest credited to interest sensitive products	5,399,460	(3,530,883	)(E)	1,868,577	(1,868,577	)(M)
Policy acquisition costs and other insurance expenses	110,922,948	(105,602,277	)(F)	5,320,671	(3,987,088	)(N)	1,333,583
Operating expenses	14,628,524			14,628,524			14,628,524

Total Benefits and Expenses	$145,052,061	(109,439,712)		$35,612,349	$(19,845,727)		$15,766,623

Loss before cumulative effect of a change in accounting principal	$(67,960,495)	61,417,545		$(6,542,950)	$(1,375,435)		$(7,918,386)
Cumulative effect of a change in accounting principal	(365,960)	365,960	(G)	—

Net Loss	$(68,326,455)	$61,783,505		$(6,542,950)	$(1,375,436)		$(7,919,386)

Loss per common share before cumulative effect of change in accounting principal per common share:
Basic	$(2.63)	$2.38		$(0.25)	$(0.05)		$(0.30)
Diluted	$(2.63)	$2.38		$(0.25)	$(0.05)		$(0.30)
Cumulative effect of a change in accounting principal per common share:
Basic	$(0.01)	$0.01		$0.00	$0.00		$0.00
Diluted	$(0.01)	$0.01		$0.00	$0.00		$0.00
Net loss per common share:
Basic	$(2.64)	$2.39		$(0.25)	$(0.05)		$(0.30)
Diluted	$(2.64)	$2.39		$(0.25)	$(0.05)		$(0.30)

(A)	To reflect reduced Premiums as if the Scottish Re and F&G life reinsurance agreements novated to Transamerica and as if the GMDB/ GMIB agreement recaptured by CIGNA did not exist in 2004

(B)	To reflect reduced Net investment income as if the Transamerica annuity agreement did not exist in 2004.

(C)	To reflect reduced Surrender fees and other revenues as if the Transamerica annuity agreement did not exist in 2004.

(D)	To reflect reduced Claim and Policy Benefits as if the Scottish Re and F&G life reinsurance agreements novated to Transamerica and as if the GMDB/ GMIB agreement recaptured by CIGNA did not exist in 2004.

(E)	To reflect reduced Interest credited to interest sensitive products as if the Transamerica annuity agreement did not exist in 2004. Includes the release of interest sensitive contracts liability net of funds withheld at interest and the termination premium of $14,000,000 paid to Transamerica in consideration of the termination of this agreement as of December 1, 2004.

(F)	To reflect reduced Policy acquisition costs and other insurance expenses as if the Transamerica annuity agreement, the Scottish Re and F&G life reinsurance agreements novated to Transamerica and the GMDB/ GMIB agreement recaptured by CIGNA did not exist in 2004. Includes the write down of deferred acquisition costs of approximately $63,100,000 associated with the termination of the Transamerica annuity agreement and approximately $24,900,000 associated with the novation of Scottish Re and F&G life agreements as of December 31, 2004.

(G)	To reflect the reversal of the application of SOP 03-1 to the GMDB/ GMIB agreement recaptured by CIGNA and the Transamerica annuity agreement as if those agreements did not exist in 2004.

(H)	To reflect reduced Premiums as if the life reinsurance agreements novated to or coinsured by Wilton did not exist in 2004.

(I)	To reflect reduced Net investment income as if the annuity reinsurance agreement novated to or coinsured by Wilton did not exist in 2004.

(J)	To reflect no embedded derivative as if the annuity reinsurance treaty novated to or coinsured by Wilton did not exist in 2004.

(K)	To reflect reduced Surrender fees as if the annuity reinsurance agreement novated to or coinsured by Wilton did not exist in 2004.

(L)	To reflect reduced Claim and Policy Benefits as if the life reinsurance agreement novated to or coinsured by Wilton did not exist in 2004.

(M)	To reflect reduced Interest credited to interest sensitive products as if the annuity reinsurance agreement novated to or coinsured by Wilton did not exist during the first six months of 2005.

(N)	To reflect reduced Policy acquisition costs and other insurance expenses as if the life and annuity reinsurance agreement novated to or coinsured by Wilton did not exist in 2004.

THE ANNUAL MEETING
Time and Place
      The Annual General Meeting of the Shareholders of Annuity and Life Re (Holdings), Ltd. will be held at its offices, Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda, at 9:00 a.m. local time on December 1, 2005. We are mailing this proxy statement on or about November 3, 2005 to each holder of our issued and outstanding common shares entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the annual meeting.
Purpose of Meeting
      At the annual meeting, you will be asked to consider and vote upon:

(1)	a proposal to approve the novation to, or coinsurance by, subsidiaries of Wilton Re Holdings, Ltd. of our annuity and life reinsurance agreements, effective as of June 30, 2005, pursuant to that certain Master Agreement, dated August 10, 2005, by and among Prudential Select Life Insurance Company of American and Wilton Reinsurance Bermuda Limited, each an operating subsidiary of Wilton Re Holdings, Ltd., and Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance, Ltd., each an operating subsidiary of Annuity and Life Re (Holdings), Ltd.;

(2)	the election of two nominees to serve as directors for terms as described in this proxy statement;

(3)	the ratification of the selection of Marcum & Kliegman LLP as our independent registered public accounting firm for the current fiscal year and the authorization of our Audit Committee to set its remuneration; and

(4)	any other matters properly coming before the meeting or any adjournment thereof.
      Descriptions of each of these matters are included in this proxy statement. A copy of the master agreement is attached as Appendix A to this proxy statement.
      The board of directors has unanimously approved the master agreement and the transactions it contemplates. The board has nominated the two nominees for director to serve as described in this proxy statement. The board has also approved the selection of the independent registered public accounting firm and has authorized the Audit Committee to set the firm’s remuneration. The board recommends that you vote “FOR” approval and adoption of each of these proposals and “FOR” the election of the two nominees to serve as directors of ALR Holdings.
Record Date
      We fixed the close of business on September 30, 2005 as the record date for the annual meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the annual meeting and any adjournment or postponement thereof.
Quorum and Voting
      The presence of two or more persons representing in person or by proxy a majority of all outstanding common shares entitled to vote at the annual meeting is necessary to constitute a quorum. On each matter voted upon at the annual meeting and any adjournment or postponement thereof, each record holder of common shares will be entitled to one vote per share, except that certain provisions of our Bye-laws reduce the total voting power of any shareholder who:

•	is a “United States person,” as defined in our Bye-laws, and who beneficially owns 10% or more of our common shares, to less than 10% of the total voting power of our share capital; and

•	is not a “United States person,” as defined in our Bye-laws, and who beneficially owns 17% or more of the common shares, to less than 17% of the total voting power of our share capital.

      As a result of these provisions, the voting rights of two institutional shareholders of ALR Holdings will be restricted such that these shareholders will effectively have less than one vote per share.
      On the record date, there were 24,543,811 outstanding common shares held of record by approximately 1,650 shareholders of record. Taking into account the effect of the voting restrictions described above on the two institutional shareholders, there would effectively be 21,025,844 common shares entitled to vote at the annual meeting, based on the number of shares outstanding on the record date.
Vote Required
      Under Proposal 2, each our of directors is elected by the affirmative vote of a majority of the votes cast on the election of that director at the annual meeting. Proposals 1 and 3 similarly will each be decided by the affirmative vote of a majority of the votes cast on that proposal at the annual meeting. If you mark your proxy as “ABSTAIN” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on such matter and will not count as votes cast at the meeting for the purpose of determining whether the proposal is approved, but will count in determining whether a quorum is present. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker nonvotes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.
Voting and Revocation of Proxies
      You may vote your shares at the annual meeting in person or by proxy. We hope you will attend the annual meeting. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy in the accompanying envelope so that your common shares will be represented. The envelope is addressed to our transfer agent and requires no postage. If you receive more than one proxy card — because you have multiple accounts or hold common shares in more than one way — you should sign and return all proxies received in order to be sure all of your common shares are voted. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting of Shareholders and with respect to other matters that may be properly brought before the annual meeting.
      All valid proxies received before the annual meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” Proposals 1 and 3 and “FOR” the election of the nominees for director under Proposal 2, as described herein and set forth on the accompanying proxy card. If any other business is brought before the annual meeting, proxies without voting instructions will be voted, to the extent permitted by the rules and regulations of the SEC and Bermuda law, in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the annual meeting by filing with the Secretary of ALR Holdings an instrument revoking it or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the annual meeting will not by itself constitute revocation of a proxy.
Solicitation of Proxies
      We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of common shares. In addition to solicitation by mail, ALR Holdings may solicit proxies by telephone or other electronic means, or personally by certain directors, officers and employees of ALR Holdings and its subsidiaries who will receive no extra compensation, other than reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of the board of directors of ALR Holdings.
      These transactions have not been approved or disapproved by the SEC, and the SEC has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

PROPOSAL ONE:
THE NOVATION TO, OR COINSURANCE BY, WILTON OF OUR REINSURANCE AGREEMENTS
      As discussed elsewhere in this proxy statement, on August 10, 2005, Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance, Ltd., each a direct or indirect wholly owned operating subsidiary of Annuity and Life Re (Holdings), Ltd., entered into a master agreement with Prudential Select Life Insurance Company of America and Wilton Reinsurance Bermuda Limited, each a direct or indirect wholly owned operating subsidiary of Wilton Re Holdings, Ltd. The master agreement provides for the novation to, or 100% coinsurance by, the Wilton subsidiaries, effective as of June 30, 2005, of our subsidiaries’ annuity and life reinsurance treaties identified in the master agreement. The treaties identified in the master agreement comprised all of our operating subsidiaries’ remaining reinsurance treaties as of the date of this proxy statement. Upon the closing of the transactions contemplated by the master agreement, our subsidiaries will transfer to the Wilton subsidiaries assets having a value of $91.6 million as of June 30, 2005. The transferred assets will consist of the balances of funds withheld by the ceding companies under certain of the treaties on the effective date, investment assets and cash.
      The master agreement also provides that if the cash flows arising from the treaties and the earnings on the investment assets to be transferred to the Wilton subsidiaries are positive between June 30, 2005 and the closing date of the proposed transactions, then the positive amount will be paid to the Wilton subsidiaries (if negative, then the negative of that amount will be paid to our subsidiaries). Between the date of the master agreement and the first day of the first calendar month beginning at least 28 days after the closing date, our subsidiaries will continue to administer the treaties in a manner consistent with their current practices. Wilton will pay our subsidiaries a fee of $30,000 per month for these administration services and will reimburse our subsidiaries to the extent that the cost of any approved third-party engaged to provide such services exceeds the $30,000 monthly payment.
      We urge you to read the full text of the master agreement, which is included as Appendix A to this proxy statement.
      In connection with the execution of the master agreement, directors, officers and shareholders holding collectively approximately 29.3% of our outstanding common shares as of the date of the master agreement (or 26.4% of the outstanding common shares entitled to vote as of such date after giving effect to certain voting cutback provisions in our Bye-laws) signed voting agreements obligating them to vote their common shares in favor of the transactions contemplated by the master agreement. As of September 30, 2005, the number of common shares held by directors, officers and shareholders who signed voting agreements totaled approximately 31.5% of our outstanding common shares, or 28.1% of the outstanding common shares entitled to vote as of such date after giving effect to the voting cutback provisions in our Bye-laws. Forms of the voting agreements are attached to this proxy statement as Appendix B.
      The affirmative vote of a majority of the votes cast on this proposal at the annual meeting is required in order to approve the transactions contemplated by the master agreement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE
PROPOSAL TO APPROVE THE NOVATION TO, OR COINSURANCE BY, WILTON OF EACH OF OUR SUBSIDIARIES’ REINSURANCE AGREEMENTS PURSUANT TO THE MASTER AGREEMENT.

PROPOSAL TWO:
ELECTION OF DIRECTORS
      Our board of directors asks that shareholders vote on the election of two nominees to serve as directors for the terms described below in this proposal. Specifically, the board asks you to vote on:

•	the re-election of an existing board member to serve an additional three-year term; and

•	the election of a recently appointed director to serve a one-year term, representing the remainder of the term of the resigning board member whose vacant position he was appointed to fill.
Nominees for Director
      Our board has nominated Albert R. Dowden to serve as director for a term expiring at the adjournment of the annual general meeting of our shareholders in the year 2008. Mr. Dowden is a director of ALR Holdings and his current term will expire at the adjournment of the pending annual meeting.
      Our board recently appointed William H. Mawdsley, III as a director to fill a vacancy on the board that resulted from the resignation of John F. Burke, who had been elected for a term expiring at the adjournment of the annual general meeting of shareholders in the year 2006. In accordance with our Bye-laws, any director so appointed by the board to fill a vacancy shall hold office until our next annual general meeting, at which the shareholders must vote on whether to elect the newly appointed director to serve for the remainder of the term of the vacant board position that the appointee has filled. Accordingly, you are being asked to vote on the election of Mr. Mawdsley for the remainder of a term that expires at the adjournment of the annual general meeting of our shareholders in the year 2006. Mr. Mawdsley was recently appointed Chief Executive Officer of ALR Holdings and previously served as Vice President of ALR Holdings and Chief Actuary of ALR Bermuda.
      Each director will be elected by the affirmative vote of a majority of the votes cast on the election of that director at the annual meeting. The board recommends that you vote “FOR” the election of Messrs. Dowden and Mawdsley as directors.
      While our board has no reason to believe that either director nominee will be unavailable to continue to serve as a director:

•	if for any reason Mr. Dowden should become unavailable to serve as a director, the common shares represented by proxies will be voted for the election of such substitute nominee as may be designated by our board; and

•	if for any reason Mr. Mawdsley should become unavailable to serve as a director, the common shares represented by proxies may be voted for the election of such substitute nominee as may be designated (and appointed as Mr. Mawdsley’s replacement on the board pending such vote) by our board, to serve the remainder of a term that expires as of our 2006 annual general meeting.
Biographical Information
      Set forth below is biographical information concerning each nominee for election as a director, including the individual’s principal occupation and, if applicable, the period during which such person has served as a director of ALR Holdings.
      Albert R. Dowden, age 64, has served as a director of ALR Holdings since 2003. Prior to his retirement in 1998, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo. Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden currently serves as a Director of the AIM Mutual Funds and CompuDyne Corporation and is a founder and Managing Director of The Boss Group, a Houston and London based private investment and management firm. Mr. Dowden also serves as Chairman of The Cortland Trust, a New York based money market fund. He also serves as a director or chairman of various

New York based, and as well as internationally focused, charities. Mr. Dowden had previously served as a director of ALR Holdings from 1998 to 2000.
      William H. Mawdsley, III, age 54, was appointed Chief Executive Officer and a director of ALR Holdings in October 2005. From January 2002 through October 2005, he served as Vice President of ALR Holdings and Chief Actuary of ALR Bermuda. Mr. Mawdsley has over 30 years of experience in the life insurance and annuity industries, and held multiple positions with Allmerica Financial from 1973 through October 2001. Mr. Mawdsley’s responsibilities at Allmerica included all actuarial aspects of individual insurance, and he focused on new individual product development and pricing. Mr. Mawdsley has been a Fellow of the Society of Actuaries since 1976, a Member of the American Academy of Actuaries since 1979, and a Chartered Life Underwriter since 1982.
Resigning Directors
      Three members of our board, who are currently serving terms that will expire at our upcoming annual meeting, will not stand for re-election as directors: Messrs. Lee M. Gammill, Jr., Frederick S. Hammer and Jon W. Yoskin, II. Accordingly, each of these board members will cease to be a director of ALR Holdings following our annual meeting. In addition, Messrs. Robert M. Lichten and Robert P. Johnson, whose terms would otherwise expire in 2006 and 2007, respectively, will resign as directors of ALR Holdings effective as of the date of our annual meeting. John F. Burke, our former President and Chief Executive Officer, also resigned from his position as a director when his employment with our company ended effective as of September 16, 2005.
      In connection with these resignations (and the earlier resignation of Mr. Burke), the size of our board will be reduced from ten to five members. Our directors will continue to be divided into three classes with staggered terms.
      We thank each of our retiring directors for their years of service as members of our board of directors.
Continuing Directors
      The following three directors, each of whose terms expire in 2007, will continue to serve as directors following our annual meeting: Martin A. Berkowitz, Michael P. Esposito, Jr. and Jeffrey D. Watkins.
      Subject to his election by our shareholders, Mr. Mawdsley will be our only director with a term expiring in 2006 following our annual meeting.
      Subject to his re-election by our shareholders, Mr. Dowden will be our only director with a term expiring in 2008 following our annual meeting.
Biographical Information
      Set forth below is biographical information concerning each of our continuing directors, including the individual’s principal occupation and the period during which such person has served as a director of ALR Holdings.
      Martin A. Berkowitz, age 57, has served as a director of ALR Holdings since being appointed by the board in 2003, and became Chairman of the Board in August 2005. On January 2, 2005, Mr. Berkowitz was named Chief Financial Officer of Miami-Dade County Public School District. From March 2004 until December 2004, Mr. Berkowitz served as President and Chief Executive Officer of the National Veterans Business Development Corporation, a provider of assistance to small businesses owned by veterans, where he had served as Senior Vice President and Chief Financial Officer since January 2001. From November 2000 through January 2001, Mr. Berkowitz was an independent consultant. Prior thereto, Mr. Berkowitz held various positions, including as a Senior Vice President and as Principal Controller, at Prudential Insurance Company of America Inc., a financial services company.

      Michael P. Esposito, Jr., age 66, has served as a director of ALR Holdings since its formation in 1997. He has been non-executive Chairman of the Board of XL Capital Ltd since 1995 and a director since 1986. XL Capital Ltd provides asset management and other financial advisory insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises. He also serves as a director of Forest City Enterprises, Inc. and Sedgewick CMS Holdings, Inc. and has been the Chairman of the Board of Primus Guaranty Ltd. since March 2002. Mr. Esposito served as Co-Chairman of Inter-Atlantic Capital Partners, Inc. from 1998 to 2000, having previously served as Vice Chairman from 1994 to 1998. Inter-Atlantic provides asset management and other financial advisory services to institutional investors. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1992 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1992.
      Jeffrey D. Watkins, age 44, has served as a director since 2003. Mr. Watkins is currently the President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of the Prescott Tradition Fund, L.P. and Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor, located in Tulsa, Oklahoma.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
PROPOSAL THREE:
RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF OUR AUDIT COMMITTEE TO
SET ITS REMUNERATION
      The Audit Committee has selected, subject to ratification by our shareholders, Marcum & Kliegman LLP as our independent registered public accounting firm for 2005. The board of directors asks you to ratify the selection of Marcum & Kliegman LLP to serve as our independent registered public accounting firm for 2005. In addition to this ratification, holders of common shares are requested to authorize the Audit Committee to set the remuneration for Marcum & Kliegman LLP.
      The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of Marcum & Kliegman LLP. If a majority of the votes cast on this matter are not cast in favor of the appointment of Marcum & Kliegman LLP, our board of directors, acting by the Audit Committee, in its discretion may select another independent registered public accounting firm as soon as practicable.
      A representative of Marcum & Kliegman LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she so desires.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE
RATIFICATION OF THE SELECTION OF MARCUM & KLIEGMAN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005 AND THE
AUTHORIZATION OF THE AUDIT COMMITTEE TO SET MARCUM & KLIEGMAN LLP’S REMUNERATION.

OTHER MATTERS
      Our board of directors knows of no matters to be presented for action at the annual meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the annual meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC and Bermuda law, in accordance with the judgment of the persons voting such proxies.

CORPORATE GOVERNANCE
Independence
      Our board of directors has adopted categorical standards for determining director independence. To satisfy these categorical standards, a director:

•	must not have a “material relationship” with Annuity Re, which we have defined as a relationship (e.g., commercial, banking, consulting, legal, accounting, charitable or familial) that would require disclosure as a related party transaction under the SEC’s rules and regulations; and

•	must otherwise satisfy the requirements for “independence” under the listing standards of the New York Stock Exchange (NYSE).
      Although we are no longer subject to the listing standards of the New York Stock Exchange, we have chosen to assess the independence of our directors in reference to the definition of “independence” under Sections 303.01(b)(2)(a) and (3) of the NYSE’s listing standards, in accordance with applicable rules and regulations of the SEC.
      Based on these categorical standards, our board has determined that, of the nine directors who currently comprise our full board, the following eight directors are independent: Messrs. Berkowitz, Dowden, Gammill, Hammer, Johnson, Lichten, Watkins and Yoskin.
      Assuming that director nominees Dowden and Mawdsley are elected by our shareholders, following the resignations of certain directors as described above, we anticipate that, of the five directors that would then comprise our full board, the following three would be independent (based on our board’s prior determinations of independence): Messrs. Berkowitz, Dowden and Watkins.
Committees of the Board
      Our board of directors currently has active Audit, Compensation, Corporate Governance, Finance and Investment and Executive Committees. Our board also previously had active Litigation and Strategic Review Committees in 2004, and established a Special Committee which was active for a period of time in 2005. Each committee reports or reported to the full board.
      Audit Committee. Our board appointed an Audit Committee to assist the board in its oversight of (i) the integrity of our financial statements; (ii) the independent registered public accounting firm’s qualifications, independence and performance; (iii) the performance of our internal audit function; and (iv) our compliance with legal and regulatory requirements. The Audit Committee presently consists of four directors (Messrs. Berkowitz (Chairman), Dowden, Gammill and Johnson), each of whom is independent under the NYSE’s listing standards and the applicable rules and regulations of the SEC. Our board determined that Mr. Berkowitz qualifies as an “audit committee financial expert,” as defined by SEC regulations. During 2004, the Audit Committee met eight times.
      In connection with the anticipated director resignations, and subject to the re-election of Mr. Dowden at our annual meeting, we expect that, effective on or around the time of our annual meeting, the Audit Committee will be comprised of the following three directors: Messrs. Berkowitz, Dowden and Watkins.
      The Audit Committee has adopted a written charter, which was amended in 2004. A copy of the charter is posted on our website at www.alre.bm and is also attached to this proxy statement as Appendix D.
      Compensation Committee. The board has appointed a Compensation Committee to review the performance of corporate officers and our compensation policies and procedures and to make recommendations to our board with respect to such policies and procedures. The Compensation Committee also administers the stock option and incentive compensation plans of ALR Holdings and evaluates the compensation paid to directors. The Compensation Committee presently consists of four directors (Messrs. Gammill (Chairman), Berkowitz, Watkins and Yoskin), each of whom is independent under the NYSE’s listing standards. During 2004, the Compensation Committee met five times. In connection with the anticipated director resignations, the Compensation Committee will cease to be active around the time of our annual meeting, and its duties will be assumed by the independent members of our board of directors.
      The Compensation Committee has a written charter, which is posted on our website at www.alre.bm.
      Corporate Governance Committee. Our board appointed a Corporate Governance Committee to (i) identify and recommend from time to time to our board qualified nominees for directors, members and chairpersons of our board’s various committees and candidates to fill board and committee vacancies; (ii) develop a Code of Business Conduct and Ethics applicable to the directors, officers and employees for our board’s adoption, and monitor compliance with that Code; (iii) develop Corporate Governance Guidelines for our board’s adoption, and monitor our approach to corporate governance issues; and (iv) oversee the evaluation of the effectiveness and contributions of management and of our board, its committees and individual directors. The Corporate Governance Committee presently consists of four directors (Messrs. Dowden (Chairman), Gammill, Johnson and Yoskin), each of whom is independent under the NYSE’s listing standards. During 2004, the Corporate Governance Committee met three times. In connection with the anticipated director resignations, the Corporate Governance Committee will cease to be active around the time of our annual meeting and its duties will be assumed by the independent members of our board of directors.
      The Corporate Governance Committee has a written charter, which is posted on our website at www.alre.bm. Our Code of Business Conduct and Ethics and Corporate Governance Guidelines also are posted on our website. We intend to amend the terms of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines following the annual meeting to reflect our new committee structure.
      Executive Committee. Our board appointed an Executive Committee to exercise all of the authority of our board between meetings of the full board, subject to any limitations imposed by Bermuda law, our Bye-laws or resolution of our board. The Executive Committee regularly reviews our business and reports and makes recommendations to our board thereon. The Executive Committee consisted of six directors in 2004 (Messrs. Hammer (Chairman), Berkowitz, Dowden, Esposito, Gammill and Lichten). During 2004, the Executive Committee met six times. The Executive Committee is expected to cease to be an active committee of our board following the annual meeting.
      Finance and Investment Committee. Our board appointed a Finance and Investment Committee to establish and monitor our investment policies and the performance of our investment manager. The Finance and Investment Committee presently consists of five directors (Messrs. Lichten (Chairman), Berkowitz, Esposito, Hammer and Watkins). During 2004, the Finance and Investment Committee met four times. The Finance and Investment Committee is expected to cease to be an active committee of our board following the annual meeting.
      Litigation Committee. Our board established a Litigation Committee in August 2003 to monitor a class action lawsuit filed against Annuity Re and to provide any recommendations thereon to the full board. The Litigation Committee consisted of four directors (Messrs. Dowden (Chairman), Gammill, Lichten and Yoskin). During 2004, the Litigation Committee met eight times. Since the lawsuit has since been settled, the Litigation Committee was disbanded in June 2005.
      Strategic Review Committee. During 2003, the board appointed a Strategic Review Committee to review and advise Annuity Re with respect to our capital raising efforts, as well as other strategic alternatives available to us. The Strategic Review Committee consisted of six directors in 2004 (Messrs. Esposito (Chairman), Burke, Hammer, Lichten and Watkins, as well as Jerry Rosenbloom, who, like Mr. Burke, has since left the board of directors). During 2004, the Strategic Review Committee met six times. The Strategic Review Committee is no longer an active board committee and is expected to be disbanded following the annual meeting.
      Special Committee. On February 28, 2005, the board appointed a Special Committee to review certain specific strategic alternatives that had become available to Annuity Re at that time, including a transaction with Wilton to which Proposal One of this proxy statement relates. It was deemed appropriate for the board to form a new committee that would independently review each of the proposed transactions and make a recommendation to the full board as to the best course of action for Annuity Re and our shareholders. The Special Committee consisted of six directors (Messrs. Yoskin (Chairman), Berkowitz, Dowden, Gammill, Johnson and Watkins). Because the Special Committee was formed in 2005, no meetings were held during 2004. The Special Committee is not presently an active board committee and is expected to be disbanded following the annual meeting.
Information Concerning Meetings
      The board held seven meetings during 2004. Each director attended at least 75% of the aggregate meetings of our board and the committees of which he was a member during 2004. In addition, the non-management directors routinely met in executive session without members of management present. Mr. Hammer, as the then non-management Chairman of the Board, served as the presiding director for these executive sessions.
      The board encourages directors to attend each annual meeting of our shareholders. Ten directors attended last year’s annual meeting.
Director Nominations
      The Corporate Governance Committee currently recommends director nominees to the full board. The Corporate Governance Committee seeks individuals who are qualified to be directors, and if needed, will use a third-party search firm to assist in finding director candidates. The Corporate Governance Committee has established certain minimum qualifications that each individual director candidate must possess. These qualifications include that each director candidate: (a) should be an individual of the highest character and integrity; (b) should have sufficient experience to enable the director to make a meaningful contribution to Annuity Re and the board; (c) should be chosen without regard to sex, race, religion, national origin or age; and (d) should have sufficient time available to devote to the affairs of Annuity Re to carry out the responsibilities of a director. After determining that a director candidate meets these qualifications, the Corporate Governance Committee has historically reviewed with our board the requisite skills and characteristics of the potential new director, as well as the composition of our board as a whole. This review includes an assessment of the director’s qualification as an independent director, as well as considerations of diversity, skills and experience in the context of the overall needs of our board.
      The Corporate Governance Committee has historically considered and, following the annual meeting, the board will consider, director candidates recommended by shareholders in the same manner as set forth above, if the recommendation is accompanied by sufficient information to assess the candidate’s qualifications and contains the candidate’s consent to serve as a director if elected. Shareholder recommendations may be submitted in writing to the board of directors at Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda. Shareholder recommendations must be made in accordance with our Bye-laws and the notice provisions set forth below under “ADDITIONAL INFORMATION — Shareholder Proposals.”
      No third parties were engaged to evaluate or assist in identifying potential director nominees in 2004.
Shareholder Communications with the Board
      Shareholders may communicate directly with members of our board of directors by writing, as applicable, to the full board, a particular committee or a specific director c/o Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda.
Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee is or was during 2004 an employee, or is or ever has been an officer, of ALR Holdings or its subsidiaries. No executive officer of ALR Holdings served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our board or Compensation Committee.

Compensation of Directors
      Directors who are employees of ALR Holdings or its subsidiaries are not paid any fees or additional compensation for service as members of our board or any committee thereof. Non-employee directors receive cash fees and are granted options to acquire common shares under our Stock Option Plan for their service as directors and committee members.
      Through the date immediately preceding the annual meeting of our shareholders held during 2004, non-employee directors received cash in the amount of $25,000 per annum and $1,500 per board and committee meeting attended, and Committee Chairmen received an additional $500 for each meeting chaired. Starting on the date of the last Annual Meeting, non-employee directors were entitled to receive cash in the amount of $15,000 per annum and $1,500 per board and committee meeting attended, up to a maximum of $6,000 for all such board meetings attended between annual meetings of our shareholders, and up to a maximum of $6,000 for all meetings of each committee attended during the same period. The Chairman of the Board and each Committee Chairman were entitled to receive an additional $500 for each meeting chaired, up to a maximum of an additional $2,000 for all board meetings chaired during such period and up to a maximum of an additional $2,000 per committee for all committee meetings chaired.
      On March 25, 2005, our board of directors approved revisions to the cash compensation payable to the company’s non-employee directors to make the compensation system more closely resemble that which was in place prior to the 2004 annual meeting. Effective April 4, 2005, our non-employee directors are paid a $25,000 annual cash retainer each year on April 4 (or, if such date is not a business day, on the next business day thereafter). In addition, each non-employee director is now entitled to receive $1,500 per board and committee meeting personally attended. The Chairman of the Board and each Committee Chairman are entitled to receive an additional $500 for each such meeting chaired. Our non-employee directors will not be compensated for attending telephonic meetings. All directors were, prior to April 4, 2005, and continue to be reimbursed for travel and other expenses incurred in attending meetings of our board or committees thereof.
      All new non-employee directors are automatically granted options to acquire 15,000 common shares upon their initial election to our board. Such options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. In addition, each non-employee director whose term as a director has not ended as of the date of each annual meeting of our shareholders is automatically granted immediately exercisable options to acquire 5,000 common shares. All options granted to non-employee directors under the Stock Option Plan have an exercise price equal to the greater of the fair market value of our common shares on the date of grant or $1.00.
      In March 2005, Michael P. Esposito, Jr., one of our directors and Chairman of the Board of XL Capital Ltd informed us that, pursuant to a recently enacted corporate policy at XL Capital, he wished to waive his right to receive future compensation for service as a non-employee director of ALR Holdings, including any option grants or cash compensation to which he would otherwise be entitled. Pursuant to the same corporate policy, Mr. Esposito also requested that ALR Holdings cancel the options to purchase 5,000 of our common shares that were granted to him immediately following the 2004 annual meeting of shareholders as part of the annual compensation paid to our non-employee directors.

AUDIT-RELATED MATTERS AND INFORMATION RELATING TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      On April 6, 2004, we filed a Current Report on Form 8-K dated March 30, 2004 regarding the decision of our independent auditor, KPMG in Bermuda, to not seek re-election as our independent auditor for the year ending December 31, 2004. That determination was a decision of KPMG and was not recommended by the Audit Committee. Effective April 21, 2004, the Audit Committee selected Marcum & Kliegman LLP as our independent auditor for the year ending December 31, 2004, and our shareholders ratified the selection at our annual general meeting for 2004.
      The audit reports issued by KPMG on the consolidated financial statements of Annuity Re for the years ended December 31, 2003 and December 31, 2002, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s reports on our consolidated financial statements for the years ended December 31, 2003 and December 31, 2002 contained a separate explanatory paragraph stating:

“The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant losses from operations and experienced liquidity demands that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.”
      During the two preceding fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent interim period from January 1, 2004 through March 30, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report on our consolidated financial statements for such periods.
      Also during that period, KPMG discussed orally with our management, and noted in a letter dated March 24, 2004 to the Audit Committee delivered in connection with KPMG’s audit of our consolidated financial statements for the year ended December 31, 2003, certain matters involving our internal controls and operations that KPMG considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants in regard to our finance department review procedures. Accordingly, we reported this reportable condition as a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.
      From January 1, 2002 through the date of the engagement of Marcum & Kliegman LLP, neither Annuity Re nor anyone acting on its behalf consulted Marcum & Kliegman LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

      The following summarizes the fees billed to Annuity Re by Marcum & Kliegman LLP during 2004 in connection with the audit of our annual financial statements for the year ended December 31, 2004 and for the review of the financial statements included in each of our quarterly reports on Form 10-Q filed during 2004:

Audit Fees:
2004:	$700,000
2003:	None
Audit-Related Fees:
2004:	None
2003:	None
Tax Fees:
2004:	None
2003:	None
All Other Fees:
2004:	None
2003:	None
      Our Audit Committee has established a pre-approval policy pursuant to which it granted its approval for Marcum & Kliegman LLP to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee will periodically review, and revise if necessary, the list of pre-approved services that Marcum & Kliegman LLP may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION
Executive Officers
Recent Developments

Separation Agreement with Former Chief Executive Officer
      On September 23, 2005, ALR Holdings and ALR Bermuda entered into a Separation of Employment Agreement and General Release with John F. Burke, who was then the President and Chief Executive Officer of ALR Holdings. Pursuant to the separation agreement, Mr. Burke’s employment agreement with us was terminated, and Mr. Burke resigned from all positions he held as a director or officer of ALR Holdings and its subsidiaries effective as of September 16, 2005.
      Pursuant to the separation agreement, we made a one-time payment to Mr. Burke of $740,000 in cash on October 3, 2005. In addition, within five business days of the closing of the transactions contemplated by the master agreement, we will pay Mr. Burke a one-time cash amount of $1,160,000. The separation agreement provides that Mr. Burke will also be paid this amount in the event that:

•	a “competing acquisition proposal,” as defined in the master agreement, is presented to our board before February 28, 2006;

•	our board elects to pursue that competing acquisition proposal in lieu of the transactions contemplated by the master agreement; and

•	the final closing of such competing acquisition proposal occurs.
      Effective with the execution of the separation agreement, all of Mr. Burke’s restricted common shares became immediately vested and his stock options became immediately exercisable. Mr. Burke was also permitted to keep certain computer equipment that was provided to him during the course of his employment with us.
      The separation agreement also provides that Mr. Burke will cooperate fully with the us and our counsel with respect to any matter (including any litigation, arbitration, investigation or governmental proceeding) relating to matters with which Mr. Burke was involved during the term of his employment with us. Mr. Burke is entitled to receive a fee of $2,500 for each day he provides services pursuant to this provision. The separation agreement also contains a mutual release by us and Mr. Burke of any and all claims relating to Mr. Burke’s service as one of our directors, his employment relationship with us, his employment agreement with us or his separation from us.
          New Agreements with Our Executive Officers
      On October 19, 2005, we entered into letter agreements with William H. Mawdsley, III and John W. Lockwood setting forth the terms of their continued employment by us. We had previously given Messrs. Mawdsley and Lockwood notice that their current employment agreements would not be renewed upon their expiration.
      Pursuant to the letter agreement with Mr. Mawdsley, he is entitled to an annual salary of $250,000 and an additional $10,000 per month as a housing and travel allowance. Effective with the execution of the letter agreement, Mr. Mawdsley was named our Chief Executive Officer, and he was appointed to fill a vacancy on our board of directors created by the recent resignation of John F. Burke, our former President and Chief Executive Officer. Mr. Mawdsley had previously been a Vice President of ALR Holdings and the Chief Actuary of ALR Bermuda.
      Pursuant to the letter agreement with Mr. Lockwood, he is entitled to an annual salary of $200,000 and an additional $7,500 per month as a housing and travel allowance. Mr. Lockwood will continue to serve as our Chief Financial Officer and President of our United States based subsidiaries.

      We have also agreed to continue to provide Messrs. Mawdsley and Lockwood with the same benefits they are currently receiving from us, and they will be eligible for bonus compensation at the discretion of our board of directors.
      We may terminate Mr. Mawdsley and Mr. Lockwood at any time for any reason, but if such termination is without “cause” (as defined in the letter agreements), Mr. Mawdsley would be entitled to receive a severance payment of $620,000 plus reasonable relocation expenses from Bermuda to the United States, and Mr. Lockwood would be entitled to receive a severance payment of $490,000. Both men would also receive the foregoing severance payments if they resign because of a reduction in their base salary or housing allowance to which they did not agree or if they resign for any other reason within the period commencing 90 days and ending 180 days following the effective time of (i) the acquisition of all of the outstanding equity securities of ALR Holdings or (ii) the merger of ALR Holdings with another entity, other than one of ALR Holdings’ direct or indirect wholly owned subsidiaries.
Biographical Information
      Biographical information concerning William H. Mawdsley, III, our newly appointed Chief Executive Officer and former Vice President of ALR Holdings and Chief Actuary of ALR Bermuda, is set forth above under “PROPOSAL TWO: Election of Directors — Nominees.”
      John W. Lockwood, age 48, became Chief Financial Officer of ALR Holdings and ALR Bermuda in February 2004. Mr. Lockwood joined ALR America in December 1999 as Controller and Treasurer. From October 1998 until November 1999, Mr. Lockwood was the Director of Statutory Reporting and Reinsurance Accounting at Hartford Steam Boiler Inspection and Insurance Company, a property and casualty insurance company. Mr. Lockwood is currently President of and oversees our United States operations. Mr. Lockwood has 20 years of experience in the life insurance industry and held various positions over a 10 year period with Security-Connecticut Life Insurance Company, including Controller and Corporate Risk Officer. Mr. Lockwood is a graduate of Central Connecticut State University (B.S. Accounting, 1980) and University of Hartford (M.S. Taxation, 1996) and passed the uniform certified public accountant examination in 1988. Mr. Lockwood is also a Fellow of the Life Office Management Institute of the Life Office Management Association.

Executive Compensation
      The following table sets forth certain information for our last three fiscal years concerning the annual and long-term compensation paid to William H. Mawdsley, III, our Chief Executive Officer and a former Vice President of ALR Holdings and the Chief Actuary of ALR Bermuda; John W. Lockwood, our Chief Financial Officer; John F. Burke, our former President and Chief Executive Officer; and Robert J. Reale, our former Chief Underwriting Officer. We did not employ any other executive officers in 2004.

						Long-Term
						Compensation
			Annual Compensation
						Restricted	Securities
					Other Annual	Share	Underlying	All Other
Name	Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Compensation(4)

William H. Mawdsley, III	Chief Executive	2004	$190,000	$125,000	$100,000	$0	0	$19,000
	Officer and former	2003	$190,000	$130,000	$100,000	$72,000	0	$19,000
	Vice President and	2002	$175,000	$70,000	$100,000	$243,042	10,000	$17,500
	Chief Actuary
John W. Lockwood	Senior Vice	2004	$195,000	$100,000	$0	$0	0	$19,500
	President, Chief	2003	$140,000	$90,000	$0	$60,000	0	$14,000
	Financial Officer	2002	$124,000	$45,000	$0	$84,000	5,000	$12,400
	and Secretary(5)
John F. Burke	Former President	2004	$500,000	$250,000	$120,000	$0	0	$50,000
	and Chief Executive	2003	$458,333	$425,000	$120,000	$200,000	250,000	$45,833
	Officer(6)	2002	$229,167	$425,000	$101,000	$384,070	40,000	$22,917
Robert J. Reale	Former Senior Vice	2004	$139,583	$0	$50,000	$0	0	$13,958
	President and Chief	2003	$335,000	$410,000	$120,000	$0	0	$33,500
	Underwriter(7)	2002	$319,167	$185,383	$120,000	$455,352	30,000	$31,917

(1)	The amounts listed as bonuses for 2002, 2003 and 2004 are cash bonuses earned in each of those respective years. A portion of the amounts listed as bonuses were paid during subsequent fiscal years.

(2)	The amounts listed represent housing and travel allowances paid pursuant to employment agreements.

(3)	Represents the dollar value of restricted share awards made to our employees during 2002 and 2003, as issued under our Restricted Stock Plan, based on the closing market price of our common shares on the grant dates. Dividends, if declared, will be paid on the restricted shares. We did not grant any stock-based compensation, including restricted stock and stock options, to the named officers during 2004. During 2002, ALR Holdings made two awards of an aggregate 401,000 restricted shares to its employees. The shares granted under the first award in 2002 vested on February 12, 2005, the third anniversary of the grant date. The shares granted under the second award in 2002 vest in three equal annual installments commencing on September 30, 2003, the first anniversary of the grant date. However, if there is a “change in control,” as defined in the Restricted Stock Plan, the restricted shares will immediately vest. During 2003, ALR Holdings made additional awards of an aggregate 545,000 restricted shares to its employees. The shares granted under the 2003 awards vest in three equal annual installments commencing on September 25, 2004, the first anniversary of the grant date, but will vest immediately upon a change in control. Pursuant to the terms of Mr. Burke’s separation agreement with our company, all of Mr. Burke’s restricted shares vested on September 23, 2005. As of December 31, 2004, Mr. Lockwood held 70,000 restricted shares valued at $32,200, Mr. Mawdsley held 86,100 restricted shares valued at $39,606 and Mr. Burke held 254,500 restricted shares valued at $117,070 (for an aggregate of 410,600 restricted shares valued at $188,876). Aggregate market value is based on the closing market price of our common shares on December 31, 2004, which was $0.46.

(4)	The amounts listed include payments to our defined contribution retirement program.

(5)	Effective February 19, 2004, Mr. Lockwood assumed responsibility as Secretary and Chief Financial Officer of ALR Holdings; he continued to serve as Controller and Treasurer of our US operating subsidiary for the duration of the year.

(6)	Mr. Burke entered into a separation agreement with us on September 23, 2005. Pursuant to the terms of the separation agreement, Mr. Burke resigned from all positions held with our company effective as of September 16, 2005. All of his unvested options and restricted share awards vested on September 23, 2005.

(7)	Mr. Reale’s employment contract was not renewed upon its expiration on May 31, 2004, at which time he ceased being an employee of ALR Holdings. All of his unvested options and restricted share awards were cancelled as of that date.
Option Grants in 2004

Potential Realizable
	Number of				Value at Assumed Annual
	Common	Percent of			Rate of Common Share
	Shares	Total			Price Appreciation for
	Underlying	Options	Exercise		Option Term
	Options	Granted to	Price
Name	Granted	Employees	per Share	Expiration Date	5%	10%

William H. Mawdsley, III	—	—	—	—	—	—
John W. Lockwood	—	—	—	—	—	—
John F. Burke	—	—	—	—	—	—
Robert J. Reale	—	—	—	—	—	—
Aggregated Option Exercises in 2004 and 2004 Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End(1)
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William H. Mawdsley, III	—	—	6,667	3,333	—	—
John W. Lockwood	—	—	18,333	1,667	—	—
John F. Burke(2)	—	—	145,000	180,000	—	—
Robert J. Reale(3)	—	—	—	—	—	—

(1)	The value of unexercised options is based on the difference between the exercise price and the closing price of our common shares on December 31, 2004, which was $0.46.

(2)	Pursuant to the terms of Mr. Burke’s separation agreement with our company, all of Mr. Burke’s stock options became immediately exercisable on September 23, 2005.

(3)	Due to the non-renewal of Mr. Reale’s employment agreement upon its expiration on May 31, 2004, all of his unvested options were cancelled as of May 31, 2004. All of Mr. Reale’s unexercised options expired on August 31, 2004.

Equity Compensation Plan Information
      The following table summarizes our equity compensation plans as of December 31, 2004:

Number of Securities
	Number of			Remaining Available for
	Securities to be		Weighted-Average	Future Issuance Under
	Issued Upon		Exercise Price of	Equity Compensation
	Exercise of		Outstanding	Plans (Excluding
	Outstanding Options,		Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights		and Rights	Column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	719,035	(1)	$10.38	1,881,602	(2)
Equity compensation plans not approved by security holders	—		—	566,800	(3)

Total	719,035		$10.38	2,448,402

(1)	Includes options to acquire 488,365 common shares that were exercisable as of December 31, 2004 under the Annuity and Life Re (Holdings), Ltd. Initial Stock Option Plan, as amended and restated, which we refer to as the “Stock Option Plan.”

(2)	Reflects the number of options that may be granted under the Stock Option Plan as of January 1, 2005. The total number of options that may be granted under the Stock Option Plan is subject to an annual adjustment, whereby additional options may be granted each calendar year to purchase common shares up to an amount equal to two percent (2.0%) of the adjusted average of the outstanding common shares for the preceding fiscal year, as such amount is determined in calculating fully diluted earnings per share by ALR Holdings.

(3)	We adopted the Annuity and Life Re (Holdings), Ltd. Restricted Stock Plan, which we refer to as the “Restricted Stock Plan,” in 2002 and as of December 31, 2004, there were 633,200 shares outstanding that had been granted to current or former employees under the Restricted Stock Plan. Those restricted shares are not included in the table, but are reflected in the number of shares outstanding reported in our consolidated financial statements. Under the Restricted Stock Plan, no single employee may be granted more than 250,000 restricted shares.
      The amounts set forth above are subject to adjustment to reflect any stock dividend, stock split, share combination or similar change in our capitalization. See Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2004 for information regarding the material features of the above plans.
Employment Arrangements
      Three of the four “named officers” who are discussed above under “— Executive Compensation” — namely, Messrs. Lockwood, Mawdsley and Burke — had employment agreements with us as of December 31, 2004. Mr. Reale’s employment agreement was not renewed upon its expiration on May 31, 2004.
      Mr. Burke’s employment agreement with us was terminated pursuant to a separation agreement dated September 23, 2005, as discussed in more detail above under “— Recent Developments,” and Mr. Burke ceased to be our President and Chief Executive Officer, as well as a member of our board of directors, effective as of September 16, 2005. Also discussed above, we have recently entered into letter agreements regarding the continued employment of Mr. Mawdsley, who was recently appointed our Chief Executive Officer, and Mr. Lockwood, our Chief Financial Officer, replacing their prior employment agreements. The terms of these new agreements are described above under “Recent Developments — New Agreements with Our Executive Officers.” Each of these officers’ letter agreements was approved by our board of directors.

Compensation Committee Report on Executive Compensation
      The Compensation Committee has historically recommended compensation policies and procedures to our board, reviewed performance of Company officers, approved base salary levels and administered our Stock Option Plan, Restricted Stock Plan and other incentive compensation plans.
      The board and the Compensation Committee believe that our current operations and stabilization efforts require a small, highly motivated and professional staff. Our compensation policies, therefore, are designed to retain and motivate such a staff by providing competitive levels of compensation, rewarding superior corporate performance, and recognizing individual initiative and achievements.
      The Executive Compensation Program adopted by the Compensation Committee has historically combined base salary, annual bonus and long-term incentive in the form of a stock ownership program. Base salaries have historically been governed by employment agreements negotiated between ALR Holdings and senior management. Base salary levels and adjustments thereto are based on individual responsibilities and performance expectations as to future contributions, market salary rates and cost of living factors. To further align the interests of senior management with the interests of shareholders, the program has historically provided management with a significant stock ownership component to their compensation program through our Stock Option Plan and Restricted Stock Plan.
      ALR Holdings adopted its Stock Option Plan to provide options to employees to acquire common shares as a means of creating long-term compensation incentives. Option grants are made at the greater of par value or fair market value on the date of grant and vest cumulatively to the extent of one third of the amount granted on each of the first three anniversary dates of the effective date of such grants. There were no stock options granted to employees during 2004.
      ALR Holdings has also adopted a Restricted Stock Plan to create additional long-term compensation incentives for its employees. Common shares issued pursuant to the Restricted Stock Plan generally may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the employee receiving such shares until the restrictions lapse in accordance with conditions established at the time of the grant. There were no restricted shares issued to staff during 2004.
      ALR Holdings has historically awarded bonuses based on individual and corporate performance during the prior fiscal year in relationship to established performance targets. Factors taken into consideration in making awards include, but may not be limited to, share performance relative to a peer group or other index, revenue and business growth, investment management results and return on shareholder equity. Recently, ALR Holdings has awarded discretionary bonuses to certain employees in recognition of their significant contributions during difficult times for Annuity Re, as well as the need for their continued services as our stabilization efforts continue.
      Mr. Burke’s base salary for 2004 was governed by the employment agreement between him and ALR Holdings, as adjusted by the Compensation Committee to reflect the factors noted above that it applies to all senior executives. Mr. Burke’s bonus award for 2004 was intended to compensate him for leading our continuing efforts to stabilize our operations. The most heavily weighted factor in the determination of Mr. Burke’s bonus award was the individual performance of his duties.

THE COMPENSATION COMMITTEE

Lee M Gammill, Jr. (Chairman)
Martin Berkowitz
Jeffrey D. Watkins
Jon W. Yoskin, II
Audit Committee Report
      In connection with management’s preparation of our financial statements for the year ended December 31, 2004, the Audit Committee reviewed and discussed the audited financial statements with management and Marcum & Kliegman LLP, our independent registered public accounting firm for the year ended December 31, 2004.
      Management has the primary responsibility for preparing our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial condition, results of operations and cash flows of Annuity Re in conformity with accounting principles generally accepted in the United States and discusses with the Audit Committee its independence and any other matters it is required to discuss or that it believes should be raised with the Audit Committee. The Audit Committee oversees these processes, although it must rely on the information provided to it and on the representations made by management and the independent registered public accounting firm.
      The Audit Committee has discussed with Marcum & Kliegman the results of its audit and the matters required by Statement of Auditing Standard No. 61. In addition, the Audit Committee has received from Marcum & Kliegman a letter providing the disclosure required by Independence Standard Board Standard No. 1 and has discussed with Marcum & Kliegman the information required to determine the auditor’s independence. Based on the results of these reviews and discussions, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.
      The fees paid to Marcum & Kliegman for audit services rendered during 2004 and the Audit Committee’s pre-approval policies and procedures with respect to our independent registered public accounting firm are set forth above under “AUDIT-RELATED MATTERS AND INFORMATION RELATING TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” of this proxy statement. Marcum & Kliegman provided no other services to Annuity Re during 2004.

THE AUDIT COMMITTEE

Martin Berkowitz (Chairman)
Albert R. Dowden
Lee M. Gammill, Jr.
Robert P. Johnson
      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report and Audit Committee Report, and the Performance Graph set forth below, shall not be incorporated by reference into any such filings.

Principal Shareholders
      The table below sets forth certain information regarding the beneficial ownership of our common shares as of September 30, 2005 by:

•	each shareholder known to us to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of our outstanding common shares;

•	each of our current directors;

•	each of our executive officers (excluding Mr. Reale, whose employment was terminated in May 2004, but including Mr. Burke, whose employment was terminated effective as of September 16, 2005); and

•	all of our executive officers and directors as a group.
      Each of the shareholders named below has sole voting power and sole investment power with respect to the shares listed for that shareholder, unless otherwise indicated. Information regarding beneficial ownership of shareholders that are not directors and/or officers of ALR Holdings is based on publicly available filings with the SEC. Unless otherwise indicated below, the information in the table represents beneficial ownership as of September 30, 2005 and the address for each beneficial owner is c/o Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda.

	Number of	Percent
Name of Beneficial Owner	Common Shares	of Class(1)

Prescott Group Capital Management, LLC(2)	3,885,400	15.8%
Summit Capital Management, LLC(3)	3,769,900	15.4%
XL Capital Ltd(4)	3,340,380	13.5%
Michael P. Esposito, Jr.(5)	642,403	2.6%
John F. Burke(6)	579,500	2.3%
Frederick S. Hammer(7)	504,035	2.0%
Robert M. Lichten(8)	297,349	1.2%
Robert P. Johnson(9)	174,225	*
William H. Mawdsley, III(10)	96,100	*
John Lockwood(11)	90,000	*
Jon W. Yoskin, II(12)	43,900	*
Lee M. Gammill, Jr.(13)	37,500	*
Jeffrey D. Watkins(9)	15,000	*
Albert R. Dowden(9)	15,000	*
Martin A. Berkowitz(9)	15,000	*
All directors and executive officers as a group (twelve persons)(14)	2,510,012	9.5%

*	Less than 1%.

(1)	Based on 24,543,811 common shares outstanding as of September 30, 2005.

(2)	Based on information provided pursuant to a Schedule 13G/ A dated as of December 31, 2003 filed jointly by Prescott Group Capital Management, L.L.C., Prescott Group Aggressive Small Cap Master Fund, G.P., Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Prescott Group Mid Cap, L.P. and Phil Frohlich with the SEC on February 13, 2004. The address for each of the foregoing is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104. Jeffrey D. Watkins, a director of ALR Holdings, is currently the President of Prescott Group Capital Management L.L.C. and may be considered to have voting and investment control over our common shares owned by it; Mr. Watkins disclaims beneficial ownership with respect to such shares, except to the extent of any indirect pecuniary interest he may have by virtue of any ownership interest in the Prescott Group entities. The Schedule 13G/ A indicates that (i) Prescott Group Capital Management, L.L.C. has beneficial ownership of, and sole voting and dispositive power over 3,662,000 common shares; (ii) Prescott Group Aggressive Small Cap Master Fund, G.P. has beneficial ownership of, and sole voting and dispositive power over, 3,278,000 common shares; (iii) Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. each has beneficial ownership of, and shares voting and dispositive power over, 3,278,000 common shares; (iv) Prescott Group Mid Cap, L.P. has beneficial ownership of, and sole voting and dispositive power over, 384,000 common shares; and (v) Phil Frohlich has beneficial ownership of, and sole voting and dispositive power over, 223,400 common shares and, as the manager of Prescott Group Capital Management, L.L.C., has beneficial ownership of, and shares voting and dispositive power over, an additional 3,662,000 common shares.

(3)	Based on information provided pursuant to a Schedule 13G/ A dated as of December 31, 2004 filed jointly by Summit Capital Management, LLC, Summit Capital Partners, LP and John C. Rudolf with the SEC on February 17, 2005. The address for each of the foregoing is 601 Union Street, Suite 3900, Seattle, Washington 98101. The Schedule 13G/ A indicates that (i) Summit Capital Management, LLC has beneficial ownership of, and shares voting and dispositive power over, 3,769,900 common shares; (ii) Summit Capital Partners, LP has beneficial ownership of 1,184,350 common shares; and (iii) John C. Rudolf has beneficial ownership of, and sole voting and dispositive power over, 727,150 common shares and has beneficial ownership of, and shares voting and dispositive power over, an additional 3,042,750 common shares.

(4)	Includes 213,433 common shares issuable upon exercise of Class B Warrants. Michael P. Esposito, Jr., a director of ALR Holdings, is currently the non-executive Chairman of the Board of XL Capital Ltd, or XL. Mr. Esposito may be considered to have voting and investment control over common shares and warrants owned by XL, as to which he disclaims beneficial ownership. The address for XL is XL House, 1 Bermudiana Road, P.O. Box 2245, Hamilton, HM JX, Bermuda.

(5)	Includes 12,000 common shares issuable upon exercise of options. Includes 540,653 common shares issuable upon exercise of Class A Warrants that are currently exercisable. Does not include (i) 160,075 common shares issuable upon exercise of Class A Warrants owned by adult children of Mr. Esposito, as to which he disclaims beneficial ownership, (ii) 75,267 common shares owned by siblings of Mr. Esposito, as to which he disclaims beneficial ownership, or (iii) 5,000 common shares issuable upon options granted to Mr. Esposito on August 5, 2005, which were forfeited on March 1, 2005 at Mr. Esposito’s request, pursuant to a corporate policy at XL. Mr. Esposito may be considered to have voting and investment control over common shares and warrants owned by XL, as to which he disclaims beneficial ownership.

(6)	Includes 325,000 shares issuable upon exercise of options. All of Mr. Burke’s unvested options and restricted share awards vested on September 23, 2005 pursuant to the terms of his separation agreement with us, dated September 23, 2005. Pursuant to the separation agreement, Mr. Burke ceased to be a director and an officer of ALR Holdings effective September 16, 2005.

(7)	Includes 17,000 common shares issuable upon exercise of options. Includes 467,035 common shares issuable upon exercise of Class A Warrants. Does not include 92,674 common shares issuable upon exercise of Class A Warrants owned by certain trusts for the benefit of Mr. Hammer’s children and grandchildren, as to which he disclaims beneficial ownership.

(8)	Includes 17,000 common shares issuable upon exercise of options. Includes 270,349 common shares issuable upon exercise of Class A Warrants. Does not include 216,945 common shares issuable upon exercise of Class A Warrants owned by certain trusts for the benefit of Mr. Lichten’s children and grandchildren, as to which he disclaims beneficial ownership.

(9)	Includes 15,000 common shares issuable upon exercise of options. Please see footnote (2) above for additional information relating to Mr. Watkins.

(10)	Includes 10,000 common shares issuable upon exercise of options.

(11)	Includes 20,000 common shares issuable upon exercise of options.

(12)	Includes 32,000 common shares issuable upon exercise of options. Includes 4,800 common shares held by Mr. Yoskin’s spouse, over which Mr. Yoskin shares voting and dispositive control.

(13)	Includes 32,000 common shares issuable upon exercise of options.

(14)	Includes 1,278,037 common shares issuable upon exercise of warrants and 525,000 common shares issuable upon exercise of options.
Certain Relationships and Related Party Transactions
Director Nominee Arrangements
      XL Capital Ltd., which is currently one of our major shareholders, has the right to nominate one person for election as a director of ALR Holdings for so long as it owns at least 500,000 common shares.
      Michael P. Esposito, Jr., a director of ALR Holdings, currently serves as the non-executive Chairman of the Board of XL Capital Ltd., which we refer to as “XL Capital.” Robert M. Lichten, who will be resigning from his position as a director of ALR Holdings effective as of the date of our annual meeting, serves as a director of a United States-based subsidiary of XL Capital.
Other Transactions with Shareholders
          XL Capital Ltd and XL Life Ltd
      On December 31, 2002, Annuity Re entered into a transaction with XL Life Ltd, a subsidiary of XL Capital, pursuant to which Annuity Re transferred certain blocks of our life reinsurance business to XL Life. Under the agreement with XL Life, Annuity Re novated five blocks of our life reinsurance business to XL Life, which in turn entered into a 50% quota share reinsurance agreement with us with respect to four of those blocks of business. We have also historically been a party to various insurance and reinsurance relationships with XL Life and its affiliates, including an excess of loss reinsurance policy related to minimum interest guarantee payments under our annuity reinsurance agreement with Transamerica. We and XL Life and its affiliate agreed to mutually discharge their respective rights and obligations under all of the parties’ insurance and reinsurance relationships in a comprehensive settlement effective as of July 1, 2003. Under the terms of the comprehensive settlement, Annuity Re paid $6.0 million to XL Life and was released from any and all obligations to XL Life and its affiliate under all of the insurance and reinsurance agreements among the parties. As part of the comprehensive settlement, we were obligated to pay an additional $2.0 million to XL Life if, prior to June 30, 2004, our stock traded above $2.00 per share for a period of 20 out of any 30 consecutive trading days and we raised an aggregate $35.0 million of equity or debt. Because these two events did not occur prior to June 30, 2004, we were not required to make any such payment to XL Life and we have no further obligations under the settlement agreement.
          Overseas Partners, Ltd.
      On September 14, 2005, pursuant to a purchase agreement of the same date, we purchased from Overseas Partners, Ltd. 1,773,050 shares of our common stock and Class B warrants to purchase an additional 133,396 shares of our common stock for a total cash purchase price of $1,453,901. The warrants had an exercise price of $14.06 per share. The repurchased shares represented approximately 6.74% of our outstanding common shares at that time. Following the repurchase, the shares and the warrants were cancelled.
      Overseas Partners previously had the right to nominate one person for election to our board of directors, provided that it continued to own at least 500,000 shares of our common stock. As a consequence of the share and warrant repurchase described above, the number of common shares owned by Overseas Partners fell below 500,000 shares and Overseas Partners therefore lost its director nomination rights.
Indemnification Payments
      In accordance with our Amended and Restated Bye-laws, Annuity Re indemnifies our officers and directors to the fullest extent permissible under Bermuda law. Pursuant to the Bye-laws, Annuity Re will make payments for the expenses incurred in connection with defending any action for which indemnification has properly been sought. In connection with a purported shareholder class action lawsuit filed against Annuity Re and certain of our current and former officers and directors, Annuity Re had, as of December 31, 2004, made payments of approximately $140,000 and $53,000 to John F. Burke, our former Chief Executive Officer and a former director, and Frederick S. Hammer, who was then the non-executive Chairman of our board of directors, respectively, for their expenses related to defending this lawsuit. Payments on behalf of Mr. Burke during 2004 were approximately $37,000. Payments on behalf of Mr. Hammer during 2004 were approximately $4,000.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons beneficially owning more than ten percent of a registered class of our equity securities, whom we refer to as the “covered persons,” to file reports of ownership and changes in ownership of our securities with the SEC. Copies of such reports also must be provided to us.
      Based solely upon our review of the reports provided to Annuity Re or filed with the SEC, and written representations of certain covered persons that no other reports were required, to our knowledge, all of the Section 16(a) filings required to be made by covered persons during 2004 were made on a timely basis.
Performance Graph
      The graph set forth below compares the cumulative total returns to holders of common shares of ALR Holdings with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Life/ Health Index for the period beginning December 31, 1999 through December 31, 2004. The indices are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indices are an appropriate measure of relative performance of our common shares, and are not intended to forecast or be indicative of future performance of our common shares. The graph assumes that the value of the investment in the relevant stock or index was $100 on December 31, 1999 and that all dividends were reinvested. The closing market price of our common shares on December 31, 2004 was $0.46 per share.
Shareholder Proposals
      Under the SEC’s rules, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the annual meeting to be held in 2006 must deliver a proposal that complies with Rule 14a-8(e) under the Exchange Act to the attention of our Secretary at our executive offices on or before July 6, 2006. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Secretary at our executive offices on or before September 19, 2006, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. We have not received any such proposal to be submitted from the floor at the upcoming meeting.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Secretary, Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda; telephone number (441) 296-7667. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Annuity Re at the above address and phone number.
Miscellaneous
      We, upon request, will furnish to record and beneficial holders of our common shares, free of charge, copies of our Audit, Compensation and Corporate Governance Committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as a copy of our Annual Report (including financial statements but without exhibits and schedules) for the year ended December 31, 2004. Copies of exhibits to the Annual Report also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary, at the offices of ALR Holdings set forth above under “— Householding.”
      MANAGEMENT HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.
Documents Incorporated by Reference
      This proxy statement incorporates by reference information contained in:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, a copy of which accompanies this proxy statement (without exhibits and as filed with the Securities and Exchange Commission on March 31, 2005);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our Current Report on Form 8-K dated August 5, 2005;

•	our Current Report on Form 8-K dated August 11, 2005;

•	our Current Report on Form 8-K dated September 15, 2005;

•	our Current Report on Form 8-K dated September 26, 2005;

•	our Current Report on Form 8-K dated October 4, 2005;

•	our Current Report on Form 8-K dated October 18, 2005;

•	our Current Report on Form 8-K dated October 20, 2005;

•	our Current Report on Form 8-K dated October 31, 2005; and

•	all other documents that we file with the SEC after the date of this proxy statement and before the annual meeting.

By Order of our Board of Directors,

/s/ Martin A. Berkowitz

MARTIN A. BERKOWITZ
Chairman of the Board
November 3, 2005

Index to Appendices

Appendix A — Master Agreement	A-1
Appendix B — Forms of Voting Agreements	B-1
Appendix C — Opinion of Keefe, Bruyette & Woods	C-1
Appendix D — Audit Committee Charter	D-1

APPENDIX A
MASTER AGREEMENT
By and Among
PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA*,
WILTON REINSURANCE BERMUDA LIMITED,
ANNUITY AND LIFE REASSURANCE AMERICA, INC.,
and
ANNUITY AND LIFE REASSURANCE, LTD.
August 10, 2005

      * To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

MASTER AGREEMENT
      THIS MASTER AGREEMENT (“Agreement”), dated as of August 10, 2005, is entered into by and among PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA, a Minnesota insurance company (to be renamed Wilton Reassurance Company) (“Wilton America”), WILTON REINSURANCE BERMUDA LIMITED, a Bermuda insurance company (“Wilton Bermuda” and, together with Wilton America, the “Retrocessionaires”), ANNUITY AND LIFE REASSURANCE AMERICA, INC., a Connecticut insurance company (“ALR America”), and ANNUITY AND LIFE REASSURANCE, LTD., a Bermuda insurance company (“ALR Bermuda,” and, with ALR America, each a “Company” and together the “Companies”).
      WHEREAS, the Companies are the reinsurers or retrocessionaires under the Treaties (as defined herein); and
      WHEREAS, the Companies desire to transfer, assign, cede and retrocede, as the case may be, their contractual rights, interests, liabilities, obligations and risks under the Treaties and the Ancillary Agreements (as defined herein) to the Retrocessionaires, and the Retrocessionaires desire to purchase, acquire, assume and reinsure such contractual rights, interests, liabilities, obligations and risks pursuant to the terms of the Coinsurance Agreements (as defined herein) and to seek novations of the Treaties to the Retrocessionaires on the terms stated herein; and
      WHEREAS, the Retrocessionaires wish for the Companies to provide certain administrative and support services with respect to the Treaties for a period of time and, thereafter, the Retrocessionaires shall undertake and assume full responsibility for such administrative and support services pursuant to the provisions of the Coinsurance Agreements; and
      WHEREAS, in connection with any approvals that the Companies or their affiliates must obtain from their respective security holders in connection with the transactions contemplated by this Agreement, the Retrocessionaires and certain significant shareholders of ALR Holdings (as defined herein) have entered into certain voting agreements dated the date hereof (the “Voting Agreements”), which provide that such shareholders will vote in favor of the transactions contemplated hereby.
      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants herein contained, and intending to be legally bound hereby, the Companies and the Retrocessionaires do hereby agree as follows:
ARTICLE I
Definitions
      Capitalized terms used in this Agreement, but not defined in this Article  I, shall have the meaning given them in the other articles of this Agreement. The following capitalized words and terms shall have the following meanings when used in this Agreement:
      1.1     ALR Holdings. Annuity and Life Re (Holdings), Ltd., a Bermuda holding company.
      1.2     Ancillary Agreement Assignment. With respect to any Ancillary Agreement that is assigned or novated to a Retrocessionaire, the assignment or novation agreement to be entered into between the relevant Company, the relevant Retrocessionaire, and the counter-party or counter-parties to such Ancillary Agreement in accordance with Section 5.9 of this Agreement (which assignment or novation agreement shall be substantially in one of the forms attached as Exhibit A hereto).
      1.3     Ancillary Agreements. Each contract or agreement identified on Schedule 1.3 hereof between one or more of the Companies (or affiliates thereof) and the counterparties as to any Treaty relating to the administration or management of one or more of the Treaties.
      1.4     Assumed Liability. Any liability expressly assumed or reinsured by either Retrocessionaire pursuant to this Agreement, a Novation Amendment, an Ancillary Agreement Assignment or an Existing Retrocession Agreement Assignment.

      1.5     Books and Records. All files and records, in whatever form, in the possession of either Company or ALR Holdings related to the Treaties, the Ancillary Agreements, the Existing Retrocession Agreements or the administration of any of the foregoing, including, but not limited to Treaty files, correspondence files, claims files and underwriting files, reinsurance and policy records, administrative records, compliance records, files and records relating to regulatory matters related to the Treaties or any of the policies or contracts covered thereby or the administration of any of the foregoing, and actuarial, operational and financial data and information developed or utilized by the relevant Company or on its behalf with respect to the Treaties; provided, however, that if any such records contain information which does not relate to the Treaties, such information shall not constitute “Books and Records” and may be redacted from the “Books and Records” as the relevant Company reasonably deems appropriate. Books and Records shall exclude (a) any original books and records relating to any Company Extracontractual Liabilities or required to be retained by any applicable laws, and (b) any records that are subject to attorney-client privilege.
      1.6     Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks in New York or Bermuda are required or authorized by law to be closed.
      1.7     Cedent. The cedent under any Treaty.
      1.8     Closing. The closing of the transactions contemplated by Article II of this Agreement, which shall take place at the offices of ALR Holdings in Hamilton, Bermuda, unless otherwise agreed by the parties.
      1.9     Closing Date. The Closing shall take place at 10:00 a.m., Atlantic Standard time, on (a) the first Business Day of the first calendar month beginning at least five (5) Business Days after the date on which the last of the conditions set forth in Article VI is satisfied or waived by the party or parties entitled to waive the same or (b) such other date upon which the parties may mutually agree.
      1.10     Coinsurance Agreements. The coinsurance agreements to be entered into between (i) Wilton America and ALR America and (ii) Wilton Bermuda and ALR Bermuda, in each case pursuant to the provisions of Section 2.1 of this Agreement. Each such coinsurance agreement shall be in substantially the form attached as Exhibit B hereto.
      1.11     Coinsurance Effective Date. 11:59 p.m. Eastern time on June 30, 2005.
      1.12     Company Extracontractual Liabilities. All liabilities for consequential, exemplary, punitive or similar extracontractual damages or statutory penalties, whether owing to Cedents, governmental authorities or any other person relating to the Treaties, which liabilities arise from any action, act of bad faith, error or omission by either Company, any of their affiliates, or any Representative of either Company or any of their affiliates, in each case excluding any action taken or failure to take any action at the written direction or with the express consent of either Retrocessionaire; provided, however, that Company Extracontractual Liabilities shall exclude, with respect to a given Treaty, those liabilities arising pursuant to the express terms of such Treaty.
      1.13     Company Statements. The financial statements of each of the Companies as of and for the year ended December 31, 2004, and, as to ALR America, the quarter ended March 31, 2005.
      1.14     Confidentiality Agreement. The Confidentiality Agreement by and between Annuity and Life Re (Holdings), Ltd. and Wilton Re Services, Inc., dated April 6, 2005.
      1.15     Enforceability Exceptions. The exceptions identified as such in Section 3.1.
      1.16     Excluded Liability. Any liability that (i) represents a Company Extracontractual Liability or (ii) is not expressly assumed by either Retrocessionaire pursuant to this Agreement, a Coinsurance Agreement, a Novation Amendment or an Existing Retrocession Agreement Assignment.
      1.17     Existing Retrocession Agreement. Any contract, agreement or treaty between either Company and any retrocessionaire thereof that (a) is in force as of the Coinsurance Effective Date and (b) covers any risks associated with any Treaty, each as specifically identified on Schedule 1.17, including, as respects ALR America, retrocession agreements with ALR Bermuda.

      1.18     Existing Retrocession Agreement Assignment. With respect to any Existing Retrocession Agreement that is assigned or novated to a Retrocessionaire in connection with any Treaty, the assignment or novation agreement to be entered into between the relevant Company, the relevant Retrocessionaire and the relevant Third-Party Retrocessionaire in accordance with Section 5.9 of this Agreement (which assignment or novation agreement shall be substantially in one of the forms attached as Exhibit C hereto) pursuant to which such Company shall assign or novate to the relevant Retrocessionaire, and such Retrocessionaire shall assume, all of such Company’s rights and obligations with respect to such Existing Retrocession Agreement as the same relate to the Treaty.
      1.19     GAAP. United States generally accepted accounting principles.
      1.20     Expense Reimbursement Amount. The aggregate amount of expense reimbursements paid by ALR Holdings or its affiliates to affiliates of the Retrocessionaires through the Closing Date in connection with the transactions contemplated hereby, as contemplated by an electronic mail message from Chris C. Stroup to John F. Burke dated June 20, 2005.
      1.21     Knowledge of the Companies. The actual knowledge after due investigation of the individuals identified in Schedule 1.21.
      1.22     Knowledge of the Retrocessionaires. The actual knowledge after due investigation of the individuals identified in Schedule 1.22.
      1.23     Material Adverse Effect. A material adverse effect on the business, condition (financial or otherwise), or results of operations with respect to either (x) the block of business represented by the Bermuda Treaties or (y) the block of business represented by the U.S. Treaties; provided, however, that adverse effects caused primarily by any one or more of the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred: (i) any adverse changes in general economic or market conditions, including, without limitation, changes in interest rates or currency valuations; (ii) any adverse change in the life insurance industry or financial services industry generally; and (iii) any change in law, rule or regulation, including, without limitation, changes in tax law, accounting rules or reserving requirements.
      1.24     Novated Treaty. Each Treaty that has been assumed by one of the Retrocessionaires pursuant to the terms of a Novation Amendment or, prior to Closing, as to which each of the relevant Cedent and the relevant Company has executed a Novation Amendment that will become effective upon execution by the relevant Retrocessionaire and the consummation of the Closing.
      1.25     Novation Amendment. An amendment of a Treaty in substantially the form attached as Exhibit D hereto under which Wilton Bermuda or Wilton America, as the case may be, will be contractually substituted for ALR Bermuda and ALR America, respectively, as respects such Treaty.
      1.26     Representatives. With respect to any party hereto, its officers, directors, employees, agents and other representatives (including legal counsel, investment bankers, consultants, independent public accountants, and actuaries).
      1.27     Required Closing Date Approvals. The approvals set forth on Schedules 3.2 and 4.2.
      1.28     Retrocessionaire Extracontractual Liability. All liabilities for consequential, exemplary, punitive or similar extracontractual damages or statutory penalties, whether owing to Cedents, governmental authorities or any other person relating to the Treaties, which liabilities arise from any action, act of bad faith, error or omission by either Retrocessionaire, any of their affiliates, or any Representative of either Retrocessionaire or any of their affiliates, in each case excluding any action taken or failure to take any action at the written direction or with the express consent of either Company.
      1.29     SAP. As to either Company, the statutory accounting practices prescribed by the insurance regulatory authorities of the jurisdiction in which such Company is domiciled.
      1.30     Settlement Amount. $91,600,000.00 less (i) the book value of the aggregate funds withheld balances maintained as of the Coinsurance Effective Date by Cedents in connection with the Treaties or

Ancillary Agreements set forth on Schedule 1.30 (i) hereto, less (ii) the Transferred Investment Asset Amount, less (iii) the Expense Reimbursement Amount, plus (iv) interest on such net amount determined at the Settlement Rate for the period from but excluding June 30, 2005, to and including the Closing Date, plus (v) the Transferred Investment Asset Interest Amount.
      1.31     Settlement Rate. Five percent (5%) per annum, compounded quarterly.
      1.32     Third-Party Retrocessionaire. Any retrocessionaire under an Existing Retrocession Agreement.
      1.33     Transferred Investment Asset Amount. The sum of the market values of the investment assets identified on Schedule 1.33 (the “Transferred Investment Assets”) as of the date upon which the asset was purchased by the relevant Company (with the market value being deemed for purposes of this Agreement to be the purchase price paid therefor, including but not limited to “due and accrued interest”). Schedule 1.33 shall be subject to modification, change and addition at any time prior to the Closing Date to reflect assets purchased prior to the Closing Date in joint agreement by the relevant Retrocessionaire and the relevant Company. At Closing, Schedule 1.33 shall list the date of purchase and purchase price (including the due and accrued interest component thereof) of each asset purchased, along with the Transferred Investment Asset Interest Amount with respect to each such asset.
      1.34     Transferred Investment Asset Interest Amount. As to Transferred Investment Assets purchased after June 30, 2005, an amount determined by (i) applying interest at an annualized rate of three percent (3%) to the purchase price of each such asset as shown on Schedule 1.33 from but excluding June 30, 2005, to and including the date on which such asset was purchased and (ii) aggregating such interest for all Transferred Investment Assets purchased after June 30, 2005.
      1.35     Transition Date. The date that is the later of (i) the first day of the first calendar month beginning at least twenty-eight (28) days following the Closing Date or (ii) November 1, 2005.
      1.36     Treasury Rate. The annual yield rate, on the Closing Date, of actively traded U.S. Treasury securities having a remaining time to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
      1.37     Treaties. The reinsurance treaties identified on Schedule 1.37 hereto. For purposes of this Agreement, the term “Bermuda Treaties” shall mean those Treaties as to which ALR Bermuda is party as an assuming reinsurer and the term “U.S. Treaties” means those Treaties as to which ALR America is party as an assuming reinsurer.
      1.38     Treaty-Specific Historical Financial Information. Collectively, the materials provided by the Companies to the Retrocessionaires and attached hereto as Schedule 1.38.
      1.39     Treaty-Specific Projected Financial Information. The materials provided by the Companies to the Retrocessionaires and attached hereto as Schedule 1.39 summarizing projected financial information concerning the Treaties.
ARTICLE II
Closing
      2.1     Coinsurance and Novation of Treaties on the Closing Date. Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Companies and the Retrocessionaires shall enter into the (i) Novation Amendments as to each of the Treaties as to which counterparties shall have prior to such date executed and delivered Novation Amendments in form and substance reasonably acceptable to the relevant Company and Retrocessionaire, and (ii) Coinsurance Agreements pursuant to which the Retrocessionaires shall reinsure the Companies’ retained risk (i.e., net of risk retroceded under Existing Retrocession Agreements) under the Treaties (other than Novated Treaties) on a coinsurance basis, and the Companies shall pay to the Retrocessionaires the Settlement Amount in accordance with Section 2.3 hereof. The reinsurance under the Coinsurance Agreements shall be effective as of the Coinsurance Effective Date. The Settlement Amount shall be allocated according to the percentages set forth on Schedule 2.1.

      2.2     Transfer of Books and Records. On the Transition Date, for no additional consideration, the Companies shall transfer (i) original versions of all Books and Records relating to each Novated Treaty and to each Existing Retrocession Agreement and Ancillary Agreement that has been assigned or novated to a Retrocessionaire, subject to the Companies’ right to retain copies of any such Books and Records, and (ii) copies of all Books and Records relating to Treaties coinsured under the Coinsurance Agreements and to any Existing Retrocession Agreements and Ancillary Agreements that have not been assigned or novated to a Retrocessionaire.
      2.3     Closing Deliveries. (a) On the Closing Date, the Companies shall deliver to the Retrocessionaires the following:

(i) the Coinsurance Agreements, each executed by the appropriate Company;

(ii) any Novation Amendments agreed to by the applicable Cedent prior to the Closing in accordance with Section 5.9 of this Agreement, each executed by the appropriate Company and the applicable Cedent;

(iii) any Ancillary Agreement Assignment that may be agreed to by the parties thereto in accordance with Section 5.9 of this Agreement, each in form and substance reasonably acceptable to the Retrocessionaires and executed by the appropriate Company;

(iv) any Existing Retrocession Agreement Assignment that may be agreed to by the applicable Third-Party Retrocessionaire in accordance with Section 5.9 of this Agreement, each executed by the appropriate Company;

(v) evidence in form reasonably satisfactory to the Retrocessionaires that the Required Closing Date Approvals, if any, required to be obtained by the Companies have been obtained;

(vi) two certificates, one for each Company, executed by an officer of such Company and certifying that the closing conditions set forth in Section 6.1.2 of this Agreement have been satisfied;

(vii) the Transferred Investment Assets, together with such transfer documentation as may be reasonably acceptable to the Retrocessionaires; and

(viii) the Settlement Amount.
      (b) On the Closing Date, the Retrocessionaires shall deliver to the Companies the following:

(i) the Coinsurance Agreements, each executed by the appropriate Retrocessionaire;

(ii) any Novation Amendment agreed to by the applicable Cedent prior to the Closing in accordance with Section 5.9 of this Agreement, each executed by the appropriate Retrocessionaire;

(iii) any Ancillary Agreement Assignment that may be agreed to by the parties thereto in accordance with Section 5.9 of this Agreement, each in form and substance reasonably acceptable to the Companies and executed by the appropriate Retrocessionaire;

(iv) any Existing Retrocession Agreement Assignment that may be agreed to by the applicable Third-Party Retrocessionaire, each executed by the appropriate Retrocessionaire;

(v) evidence in form reasonable satisfactory to the Companies that the Required Closing Date Approvals, if any, required to be obtained by the Retrocessionaires have been obtained; and

(vi) two certificates, one for each Retrocessionaire, executed by an officer of such Retrocessionaire and certifying that the closing conditions set forth in Section 6.2.2 have been satisfied.
      2.4     Cash Transfers. All cash required to be transferred on the Closing Date will be transferred by wire transfer of immediately available funds in U.S. Dollars in the amounts and to the bank accounts designated in writing by the Retrocessionaires at least three (3) Business Days prior to the Closing Date.

ARTICLE III
Company Representations and Warranties
      The Companies hereby represent and warrant, severally and not jointly, to the Retrocessionaires as follows (it being understood that each Company hereby makes only those representations and warranties that specifically relate to it or to the Treaties to which it is a party):
      3.1     Corporate Existence and Authority. Each Company is a stock life insurance company organized, existing and in good standing under the laws of its jurisdiction of domicile. Each Company has full corporate power and authority to execute and to deliver this Agreement and the Coinsurance Agreement, the Novation Amendments, the Ancillary Agreement Assignments and the Existing Retrocession Agreement Assignments to which it is a party, and the execution, delivery and, subject to obtaining the Required Closing Date Approvals, performance of those agreements by such Company have been duly authorized by all necessary corporate action on the part of such Company. This Agreement has been, and the Coinsurance Agreement, the Novation Amendments, the Ancillary Agreement Assignments and the Existing Retrocession Agreement Assignments to which such Company is a party will at Closing be, duly and validly executed and delivered to the Retrocessionaires by such Company and constitute, or will at Closing constitute, the valid and legally binding obligations of such Company, enforceable in accordance with their terms except (i) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity (the exceptions identified in the foregoing clauses (i) and (ii) being referred to as the “Enforceability Exceptions”). The execution, delivery and performance by such Company of this Agreement and the Coinsurance Agreement, the Novation Amendments, the Ancillary Agreement Assignments and the Existing Retrocession Agreement Assignments to which such Company is a party do not and will not:

3.1.1 Conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) the bylaws, certificate of incorporation or similar organizational documents of such Company or any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which such Company is a party or by which such Company is or may be bound.

3.1.2 Subject to obtaining any Required Closing Date Approvals, violate any law, order, rule or regulation applicable to such Company.
      3.2     Required Consents and Approvals. Except for the consents of Cedents for the novation of Treaties and as set forth on Schedule 3.2, no consent, approval or authorization of, or declaration, filing or registration with, any governmental authority or any other person is required to be made or obtained by either Company in connection with the execution, delivery and performance of this Agreement or the Coinsurance Agreements or the consummation of the transactions contemplated hereby and thereby.
      3.3     Financial Statements. (a) The Company Statements of each Company (i) present fairly, in all material respects, the financial condition and results of operations of such Company as of and for the periods therein specified, and (ii) were prepared in accordance with SAP consistently applied, each except as expressly set forth within the Company Statements, including the notes thereto; provided, that the unaudited quarterly statutory statements of ALR America for the calendar quarter ended March 31, 2005 are subject to normal recurring year-end adjustments.
      (b) The Treaty-Specific Historical Financial Information: (i) was prepared from information consistent in all material respects with the Books and Records of the relevant Company, and (ii) except as set forth on Schedule 3.3(b) hereto, to the extent such Treaty-Specific Historical Financial Information consists of historical quarterly balance sheet and income statement information, was prepared on a basis consistent with GAAP or SAP, as appropriate, and presents fairly, in all material respects, the financial status of and results with respect to each of the Treaties as of and for the periods therein specified.

      (c) The Treaty specific reserve balances reflected in the Treaty-Specific Historical Financial Information (i) were determined in accordance with generally accepted actuarial principles, consistently applied, (ii) were based on actuarial assumptions that were reasonable in relation to relevant policy and contract provisions, (iii) are consistent with balances relating to the Treaties included in the Company Statements (after consideration of differences between SAP and GAAP reserve requirements), and (iv) were determined on a basis consistent with GAAP or SAP, as appropriate; it being understood by the Retrocessionaires that in making the representation and warranty in this Section 3.3(c) that the Companies are not representing or warranting that the reserves referred to therein have been or will be sufficient or adequate for the purposes for which they were established.
      (d) To the Knowledge of the Companies, there is no reason to believe that the Treaty-Specific Projected Financial Information does not represent a reasonable projection in all material respects of the expected financial results with respect to the Treaties, considered in the aggregate; however, neither Company represents or warrants that the Treaties, either individually or in the aggregate, will achieve any results projected in the Treaty-Specific Projected Financial Information.
      3.4     Treaties. (a) The Companies have made available to the Retrocessionaires true and complete copies of the Treaties, the Ancillary Agreements and all amendments thereto.
      (b) Except as set forth on Schedule 3.4(b) hereto, (i) no Cedent has given notice of termination (provisional or otherwise) to either of the Companies in respect of any Treaty or Ancillary Agreement; (ii) no Cedent has a present right to recapture any of the risks ceded under any such Treaty; (iii) neither Company nor, to the Knowledge of the Companies, the Cedent is in default in any material respect under any Treaty or Ancillary Agreement; (iv) each Treaty and Ancillary Agreement is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions; and (v) no Treaty or Ancillary Agreement contains any provision under which any Cedent may terminate such Treaty or Ancillary Agreement or take any other action by reason of the transactions contemplated by this Agreement.
      (c) Except as set forth on Schedule 3.4(c) hereto, each Treaty involves coverage only of contracts for individual life insurance or annuities and does not involve any reinsurance of guaranteed minimum death benefits, guaranteed minimum income benefits, guaranteed minimum accumulation benefits, secondary guarantees, long term care, health, disability or group insurance.
      (d) All obligations of either Company to make payments with respect to or under the Treaties and the Existing Retrocession Agreements (including, without limitation, payments to any broker, agent, reinsurance intermediary or other producer with respect to any Treaty or Existing Retrocession Agreement) that were due under the terms of the Treaties and Existing Retrocession Agreements as of the Coinsurance Effective Date have been paid in full. Except as set forth on Schedule 3.4(d) hereto, no broker, agent, reinsurance intermediary or other producer with respect to any Treaty or Existing Retrocession Agreement is entitled to receive any payments based upon collected renewal premiums.
      3.5     Existing Retrocession Agreements; Ancillary Agreements. (a) The Companies have made available to the Retrocessionaires true and complete copies of the Existing Retrocession Agreements and Ancillary Agreements and all amendments thereto.
      (b) Other than the Existing Retrocession Agreements, there is no agreement under which any risk assumed under the Treaties is retroceded or is eligible to be automatically retroceded by either of the Companies. Other than the Ancillary Agreements, there is no agreement to which either Company is a party that is directly related to any Treaty.
      No retrocessionaire has given notice of termination (provisional or otherwise) in respect of any Existing Retrocession Agreement. Neither Company nor, to the Knowledge of the Companies, the retrocessionaire under any Existing Retrocession Agreement is in default in any material respect under any Existing Retrocession Agreement. Each Existing Retrocession Agreement is in full force and effect and is valid and enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.5(b) hereto, no Existing Retrocession Agreement contains any provision (i) under which the retrocessionaire may terminate such agreement by reason of, or (ii) that would be violated by, or that constitutes a condition that would not be satisfied as a result of, the transactions contemplated by this Agreement (including without limitation, the execution and delivery of the Coinsurance Agreements or the performance of obligations thereunder).
      3.6     Accuracy of Books and Records. All of the Books and Records are current, complete and accurate in all material respects.
      3.7     Compliance with Law. As respects the marketing, issuance and administration of the Treaties, the Ancillary Agreements and the Existing Retrocession Agreements, each Company has conducted its business in material compliance with all applicable laws (including, without limitation, insurance laws and federal and state laws), statutes, ordinances, rules, governmental regulations, writs, injunctions, judgments, decrees or orders of any governmental instrumentality or court.
      3.8     Litigation or Regulatory Actions. Except as disclosed on Schedule 3.8 hereto, there are no actions, suits, investigations or regulatory proceedings pending or (to the Knowledge of the Companies) threatened against either Company at law or in equity, in, before, or by any person or entity (a) that involve any of the Treaties or any producer or either Company’s marketing or sales activities, (b) that may result in the revocation, cancellation, suspension or nonrenewal of any permit held or required to be held by either Company in connection with the Treaties, the Ancillary Agreements and the Existing Retrocession Agreements, or (c) that individually or in the aggregate have or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, the Coinsurance Agreements, the Novation Amendments, the Ancillary Agreement Assignments, the Existing Retrocession Agreement Assignments or the transactions contemplated hereby and thereby.
      3.9     Company Brokers. Except for the persons or entities identified on Schedule 3.9 hereto (and for whose compensation the Companies shall be solely responsible), no broker or finder has acted directly or indirectly for the Companies, nor has either Company incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with this Agreement and the transactions contemplated hereby, and all actions by or on behalf of Companies have been carried out by the Companies directly with the Retrocessionaires, without the intervention of any person acting on behalf of the Companies in such a manner as to give rise to any valid claim by any other person against the Retrocessionaires for payment of a finder’s fee, brokerage commission or similar payment.
      3.10     Investment Company. Neither Company is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.
      3.11     Absence of Certain Changes and Events. (a) Except (i) as disclosed in Schedule 3.11, or (ii) as expressly contemplated by this Agreement, since December 31, 2004 the business consisting of the Treaties and the administration thereof and the accounting therefore and other business activities related thereto have been conducted in the ordinary course of business consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial and investment policies generally) and there has been no material change in the financial, underwriting, pricing, claims, risk retention, retrocession, investment or accounting policies of the Companies related to such business or any change, event or circumstance that, individually or in the aggregate with all other changes, events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
      (b) Without limiting the generality of Section 3.11(a), since December 31, 2004, there has been no change to the claims payment or cash settlement practices of either Company relating in any way to the administration of the Treaties or the Existing Retrocession Agreements.

ARTICLE IV
Retrocessionaire Representations and Warranties
      The Retrocessionaires hereby represent and warrant, severally and not jointly, to the Companies as follows (it being understood that each Retrocessionaire hereby makes only those representations and warranties that specifically relate to it):
      4.1     Corporate Existence and Authority. Each Retrocessionaire is a stock life insurance company organized, existing and in good standing under the laws of its jurisdiction of domicile. Each Retrocessionaire has full corporate power and authority to execute and to deliver this Agreement and the Coinsurance Agreement, the Novation Amendments, the Ancillary Agreement Assignments and Existing Retrocession Agreement Assignments to which it is a party, and the execution, delivery and, subject to obtaining the Required Closing Date Approvals, performance of those agreements by such Retrocessionaire have been duly authorized by all necessary corporate action on the part of such Retrocessionaire. This Agreement has been, and the Coinsurance Agreement, the Novation Amendments, the Ancillary Agreement Assignments and Existing Retrocession Agreement Assignments to which such Retrocessionaire is a party will at Closing be, duly and validly executed and delivered to such Companies by the Retrocessionaires and constitute, or will at Closing constitute, the valid and legally binding obligations of such Retrocessionaire, enforceable in accordance with their terms except (i) as the same may be limited by the Enforceability Exceptions. The execution, delivery and performance by such Retrocessionaire of this Agreement and the Coinsurance Agreement, the Novation Amendments, the Ancillary Agreement Assignments and Existing Retrocession Agreement Assignments to which such Retrocessionaire is a party do not and will not:

4.1.1 Conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) the bylaws, certificate of incorporation or similar organizational documents of such Retrocessionaire or any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which such Retrocessionaire is a party or by which such Retrocessionaire is or may be bound.

4.1.2 Subject to obtaining any Required Closing Date Approvals, violate any law, order, rule, or regulation applicable to such Retrocessionaire.
      4.2     Required Consents and Approvals. Except for the consents of Cedents for the novation of Treaties and as set forth on Schedule 4.2, no consent, approval or authorization of, or declaration, filing or registration with, any governmental authority or any other person is required to be made or obtained by either Retrocessionaire in connection with the execution, delivery and performance of this Agreement or the Coinsurance Agreements or the consummation of the transactions contemplated hereby and thereby.
      4.3     Permits. Schedule 4.3 contains a true and complete list of all material permits issued to the Retrocessionaires as of the date of this Agreement. Except as set forth on Schedule 4.3, (i) each Retrocessionaire has all material permits required by applicable law for the operation of its business (including without limitation the business to be reinsured as contemplated by this Agreement) and is in material compliance with the terms of such permits, (ii) all such permits are in full force and effect, (iii) there is no proceeding pending or threatened to revoke or suspend any such permit, and (iv) the Retrocessionaires have not received any written notice from any governmental authority of the failure to have any required permit. Except as set forth in Schedule 4.3, as of the date of this Agreement there is no suit, proceeding or investigation potentially involving the revocation, cancellation, suspension or nonrenewal of any such permit which is pending or, to the Knowledge of the Retrocessionaires, threatened in writing.
      4.4     Litigation Against Retrocessionaires. There are no actions, suits, investigations or regulatory proceedings pending or (to the Knowledge of the Retrocessionaires) threatened against either Retrocessionaire at law or in equity, in, before, or by any person, that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, the Coinsurance Agreements, the Novation Amendments, the Ancillary Agreement Assignments, the Existing Retrocession Agreement Assignments or the transactions contemplated hereby and thereby.

      4.5     Compliance with Law. The Retrocessionaires have conducted their business in material compliance with all applicable laws (including, without limitation, insurance laws and federal and state laws), statutes, ordinances, rules, governmental regulations, writs, injunctions, judgments, decrees or orders of any governmental instrumentality or court.
      4.6     Retrocessionaire Brokers. Except for the persons or entities identified on Schedule 4.6 hereto (and for whose compensation the Retrocessionaires shall be solely responsible), no broker or finder has acted directly or indirectly for the Retrocessionaires, nor has either Retrocessionaire incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with this Agreement and the transactions contemplated hereby, and all actions by or on behalf of the Retrocessionaires have been carried out by the Retrocessionaires, without the intervention of any person acting on behalf of the Retrocessionaires in such a manner as to give rise to any valid claim by any other person against the Companies for payment of a finder’s fee, brokerage commission or similar payment.
      4.7     Investment Company. Neither Retrocessionaire is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.
ARTICLE V
Covenants
      5.1     Conduct of Business. Except as (i) set forth on Schedule 5.1, (ii) otherwise expressly provided in this Agreement or the Coinsurance Agreements, (iii) consented to in writing by the Retrocessionaires, or (iv) reasonably required to prepare for and facilitate the consummation of the transactions contemplated hereby, during the period from the date hereof through the earlier of (i) the date upon which the last Treaty expires or is terminated in accordance with its terms or (ii) the date upon which the last Treaty is novated to one of the Retrocessionaires in accordance with Section 5.7, each of the Companies, with respect to the business related to the Treaties:
      (a) shall exercise its commercially reasonable efforts to maintain itself at all times in all material respects as a corporation duly organized, validly existing, in good standing, and duly qualified and licensed to conduct such business;
      (b) shall exercise its commercially reasonable efforts to prevent any material breach of or default under any Treaty or Ancillary Agreement or fail to comply in any material respect with any applicable law;
      (c) shall not pay, discharge or satisfy any claims, liabilities or obligations related to the Treaties, the Ancillary Agreements, or the Existing Retrocession Agreements (absolute, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with the terms of the Treaties, the Ancillary Agreements and the Existing Retrocession Agreements;
      (d) shall not terminate, modify, amend or waive compliance with, any provision of any of the Treaties, Ancillary Agreements or the Existing Retrocession Agreements and shall fully comply with all of the terms and provisions of such agreements;
      (e) shall not enter into any new retrocession agreements or ancillary agreements relating to the Treaties;
      (f) shall not change any financial, underwriting, reserving methods or assumptions, pricing, claims, risk retention, retrocession, investment or accounting policies related thereto unless required to do so by applicable law, rule or regulation or as a result of any change to GAAP or SAP; and
      (g) shall not authorize or enter into an agreement or arrangement of any kind to do any of the foregoing.
      5.2     Accountings. (a) Cash flows arising out of the Treaties, the Ancillary Agreements, the Existing Retrocession Agreements and the Transferred Investment Assets from the Coinsurance Effective Date to but excluding the Closing Date shall be calculated in an accounting delivered by the Companies no later than five (5) Business Days after the Closing Date (the “Post-Effective Time Accounting”). The Post-Effective Time

Accounting will be in the form attached as Schedule 5.2(a) hereto. The Post-Effective Time Accounting shall be accompanied by a certification of the chief financial officer of each of the Companies that all items reflected in the Post-Effective Time Accounting were calculated in good faith by such Company for the period from the Coinsurance Effective Date to but excluding the Closing Date, based upon the relevant Books and Records of the Company, and calculated consistent with the past practices of the Company, including, without limitation, its claims payment and cash settlement practices. Each Company shall supply the Retrocessionaires with a copy of all bank statements, computer runs, work papers and supporting data relating to the cash flows arising out of the Treaties or otherwise used in preparing the Post-Effective Time Accounting. If the Post-Effective Time Accounting reflects a balance due to either Retrocessionaire, such balance shall be paid by the appropriate Company to such Retrocessionaire by wire transfer of immediately available funds in U.S. dollars, in the amounts and to the bank accounts designated in writing by the Retrocessionaire, simultaneously with the delivery of the Post-Effective Time Accounting. If the Post-Effective Time Accounting reflects a balance due to either Company, such balance shall be paid by the appropriate Retrocessionaire to such Company by wire transfer of immediately available funds in U.S. dollars, in the amounts and to the bank accounts designated in writing by such Company, not later than three (3) Business Days following the Retrocessionaires’ receipt of the Post-Effective Time Accounting. In either case, the amount paid shall be the balance due as shown on the Post-Effective Time Accounting plus interest for the period from the Coinsurance Effective Date to but excluding the Closing Date at an annual rate of three percent (3%) on one-half of such balance due.
      (b) Cash flows arising out of the Treaties, the Ancillary Agreements, the Existing Retrocession Agreements and the Transferred Investment Assets from and including the Closing Date to but excluding the Transition Date shall be calculated in an accounting delivered by the Companies no later than five (5) Business Days after the Transition Date (the “Post-Transition Accounting”). The Post-Transition Accounting will be in the same form as the Post-Effective Time Accounting. The Post-Transition Accounting shall be accompanied by a certification of the chief financial officer of each of the Companies that all items reflected in the Post-Transition Accounting were calculated in good faith by such Company for the period from and including the Closing Date to but excluding the Transition Date, based upon the relevant Books and Records of the Company, and calculated consistent with the past practices of the Company, including, without limitation, its claims payment and cash settlement practices. Each Company shall supply the Retrocessionaires with a copy of all computer runs, work papers and supporting data used in preparing the Post-Transition Accounting. If the Post-Transition Accounting reflects a balance due to either Retrocessionaire, such balance shall be paid by the appropriate Company to such Retrocessionaire by wire transfer of immediately available funds in U.S. dollars in the amounts and to the bank accounts designated in writing by the Retrocessionaire, simultaneously with the delivery of the Post-Transition Accounting. If the Post-Transition Accounting reflects a balance due to either Company, such balance shall be paid by the appropriate Retrocessionaire to such Company by wire transfer of immediately available funds in U.S. dollars, in the amounts and to the bank accounts designated in writing by such Company, not later than three (3) Business Days following the Retrocessionaires’ receipt of the Post-Transition Accounting. In either case, the amount paid shall be the balance due as shown on the Post-Transition Accounting plus interest for the period from and including the Closing Date to but excluding the Transition Date at an annual rate of three percent (3%) on one-half of such balance due.
      (c) The Retrocessionaires shall give written notice (an “Objection Notice”) to the Companies of any objections to the calculations shown in the Post-Effective Time Accounting or the Post-Transition Accounting within 180 days after the receipt by the Retrocessionaires of the Post-Transition Accounting. Such Objection Notice will set forth the Retrocessionaires’ proposal as to each item to which the Retrocessionaires objects together with appropriate support for such objections. If the Retrocessionaires do not deliver an Objection Notice within such 180-day period, the Post-Effective Time Accounting and the Post-Transition Accounting shall be deemed to be conclusive, final and binding on the parties. Any disputes regarding the amounts calculated by the Companies pursuant to this Section 5.2 shall be submitted to PricewaterhouseCoopers LLP (the “Independent Accountant”), which shall be the exclusive means for the resolution of any such disputes. The parties shall provide to the Independent Accountant the Post-Effective Time Accounting and/or the Post-Transition Accounting, as applicable, and the appropriate Objection Notice, as well as any documenta-

tion they believe will assist the Independent Accountant in resolving the disputes, together with such documentation as may be requested by the Independent Accountant. The parties shall instruct the Independent Accountant to resolve such disputes and issue a written report with respect thereto within 45 days following its receipt of such documentation. The determination of the Independent Accountant will, with respect to each item in dispute, be limited to the range for such item proposed by the Companies in the Post-Effective Time Accounting or the Post-Transition Accounting, as applicable, and the Retrocessionaires in the appropriate Objection Notice. The decision of the Independent Accountant will be final and binding on the parties with the same effects as if the issues in dispute had been resolved by arbitration pursuant to Section 10.9 of this Agreement. The fees and expenses of the Independent Accountant will be allocated between the parties in accordance with the Independent Accountant’s assessment of the merits of the parties’ positions with respect to the matters in dispute.
      5.3     Pre-Closing Access. Between the date of this Agreement and the Closing Date, subject to any applicable law relating to antitrust, employment or privacy issues, the Companies shall afford to the Retrocessionaires and their Representatives access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations and other aspects of the business related to the Treaties, the Ancillary Agreements or the Existing Retrocession Agreements. The Companies shall, and shall cause their respective employees to, cooperate with the Retrocessionaires and their Representatives in their investigation of matters relating to the transactions contemplated hereby; provided, however, that the Retrocessionaires’ investigation shall be conducted in a manner which does not unreasonably interfere with the normal operations of the Companies. Without limiting any of the terms thereof, the terms of the Confidentiality Agreement shall govern the Retrocessionaires’ and their Representatives’ obligations with respect to all confidential information made available to the Retrocessionaires or their Representatives pursuant to this Section 5.3.
      5.4     Transition Services. (a) Between the Coinsurance Effective Date and the Transition Date, the Companies shall continue to service the Treaties, Existing Retrocession Agreements and Ancillary Agreements (including without limitation any of such agreements that have been assigned or novated to either Retrocessionaire) in a manner consistent with their current practices.
      (b) Within thirty (30) days following the end of each calendar month ending between the Coinsurance Effective Date and the Transition Date, the Companies will provide to the Retrocessionaires the information needed by the Retrocessionaires for reporting the Treaties on the Retrocessionaires’ statutory financial statements. The report will be in a form mutually agreed upon by the parties.
      (c) From the date of this Agreement to the Transition Date, the Companies shall use commercially reasonable efforts to assist the Retrocessionaires in preparing to transition the administration of the Treaties from the Companies to the Retrocessionaires on the Transition Date.
      (d) As consideration for the services provided by the Companies pursuant to this Section 5.4 (the “Company Services”), the Retrocessionaires shall pay or reimburse the Companies: (i) $30,000 per month, prorated for any portion of a month, for Company Services provided by the Company, and (ii) for Company Services provided by third parties not affiliated with either Company, at the actual costs charged by such third parties, provided that the provision of such services by a third party (including an appropriate adjustment of the monthly fee contemplated by clause (i) above) is approved in advance by the Retrocessionaires. The Retrocessionaires acknowledge that, while a reduction in the monthly fee contemplated by clause (i) above is appropriate in the event any Company Service currently provided by the Companies (or an affiliate of the Companies) is moved to a third party, there may be circumstances in which the aggregate amount paid by the Retrocessionaires for Company Services may exceed $30,000. For as long as the Companies are obligated to perform any Company Services, not later than twenty (20) days following the end of each calendar month, the Companies shall submit to the Retrocessionaires in writing an invoice for the Company Services performed by the Companies during the preceding month that sets forth, in reasonable detail, costs for services provided by unaffiliated third parties. The Retrocessionaires shall pay the aggregate amount shown on each such invoice no later than ten (10) days after receipt of the invoice, and any monthly payment that is not so paid shall bear interest from such due date until the date paid at the Treasury Rate.

      5.5     Continued Access to Books and Records Transferred to the Retrocessionaires. On and after the Transition Date, the Retrocessionaires shall provide the Companies with access to all information in the possession or control of the Retrocessionaires which the Companies reasonably request in connection with the Treaties relating to the preparation or examination of the Companies’ tax returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, the compliance by the Retrocessionaires with any obligations they have under this Agreement or the Coinsurance Agreements, and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the Treaties or the servicing of the Treaties by the Retrocessionaires following the Transition Date. Such access shall be provided by the Retrocessionaires during normal business hours of the Retrocessionaires upon forty-eight (48) hours advance notice or such shorter period if reasonably required in the circumstances. The Retrocessionaires shall maintain all books, records, files and other information related to the Treaties for such period of time as specified by applicable laws and regulations regulating the preservation of books and records.
      5.6     Notice of Actions Received. On and after the date of this Agreement, the Companies and the Retrocessionaires shall promptly provide each other with notice of the receipt of any demand letter, summons, complaint, petition or notice of litigation, and any complaint, notice, inquiry or other correspondence from any insurance regulatory authority with respect to any of the Treaties.
      5.7     Systems Support. From the date of this Agreement to the Transition Date, and in order to facilitate the transfer of the Books and Records on the Transition Date, the Companies shall cooperate with the Retrocessionaires and their respective designees in converting the Books and Records from the Companies’ systems to the Retrocessionaires’ systems. Historical treaty, accounting, claims, policy master file, retrocession and financial and actuarial information concerning the Treaties, the Ancillary Agreements and the Existing Retrocession Agreements will be provided to the Retrocessionaires in formats reasonably designated thereby with file layouts and mapping documents as reasonably designated thereby. Any third-party expense incurred by the Companies in connection with providing any such information in the formats designated shall be reimbursed by the Retrocessionaires. The Companies will make appropriate personnel available to respond to questions from the Retrocessionaires’ systems personnel in order to enable the Retrocessionaires to understand the data and file layouts and effectuate a transfer of the Books and Records.
      5.8     Maintenance of Existing Retrocession Agreements. From and after the date of this Agreement, unless otherwise agreed by the Retrocessionaires, each of the Companies shall maintain the Existing Retrocession Agreements related to any Treaty coinsured under the Coinsurance Agreements in full force and effect without any waiver or modification of the terms thereof or any rights or obligations thereunder.
      5.9     Novations and Assignments. (a) From and after the date of this Agreement, the Retrocessionaires and the Companies shall cooperate with each other and use commercially reasonable efforts to procure the consent of (i) the relevant Cedent to the novation of each of the Treaties to the Retrocessionaires pursuant to a Novation Amendment, (ii) the relevant retrocessionaire to the execution and delivery of an Existing Retrocession Agreement Assignment as to each of the Existing Retrocession Agreements, and (iii) the appropriate Person to the assignment or novation to and assumption by the relevant Retrocessionaire of each of the Ancillary Agreements other than the Deposit Agreement identified on Schedule 1.3. In no event shall the obligation to use “commercially reasonable efforts” pursuant to the foregoing sentence require (i) the Companies or the Retrocessionaires to make any additional payment or concession to any Cedent or Third Party Retrocessionaire, (ii) the Companies to execute or deliver a Novation Amendment with respect to a Treaty if any risk assumed thereunder is currently retroceded to ALR Bermuda under an Existing Retrocession Agreement and Wilton America does not agree to retrocede such risk to Wilton Bermuda, or (iii) the Retrocessionaires or the Companies to execute or deliver a Novation Amendment with respect to any Treaty unless each Third-Party Retrocessionaire now assuming any risk as to such Treaty under an Existing Retrocession Agreement has executed an Existing Retrocession Agreement Assignment with respect thereto.
      (b) The Companies shall execute any (i) Novation Amendment executed by the relevant Retrocessionaire and the relevant Cedent, (ii) Ancillary Agreement Assignment executed by the relevant counter-party or counter-parties, and (iii) Existing Retrocession Agreement Assignment executed by the relevant Third Party Retrocessionaire, in each case in the forms attached hereto as exhibits and provided that such Novation

Amendment and Existing Retrocession Agreement Assignments do not require the Companies to make any payment to a third party.
      (c) In the event that the Companies and the Retrocessionaires are unable to obtain any consent required from any counter-party in order to assign any Ancillary Agreement to a Retrocessionaire, (i) the Companies shall use commercially reasonable efforts in cooperation with the relevant Retrocessionaire to (A) provide or cause to be provided to such Retrocessionaire the benefits of such Ancillary Agreement and (B) enforce for the benefit of such Retrocessionaire any rights of either Company arising from such Ancillary Agreement, and (ii) such Retrocessionaire shall use commercially reasonable efforts to perform the obligations of the relevant Company under such Ancillary Agreement. If and when any such required consent to the assignment of an Ancillary Agreement is obtained, the relevant Company shall promptly assign all of its rights and obligations thereunder to the relevant Retrocessionaire without the payment of further consideration therefore, and such Retrocessionaire shall assume such rights and obligations.
      (d) If a Treaty is novated to a Retrocessionaire pursuant to a Novation Amendment following the Transition Date, the relevant Company shall transfer all Books and Records relating to such Treaty to the relevant Retrocessionaire, subject to such Company’s right to retain copies of any such Books and Records.
      (e) Notwithstanding anything in this Section 5.9 to the contrary, on the Closing Date, each Existing Retrocession Agreement under which ALR America retrocedes to ALR Bermuda risks assumed under any of the other Treaties (an “Inter-Affiliate Agreement”) will be novated in part, by means of a bifurcation of such Inter-Affiliate Agreement, to substitute Wilton America for ALR America and Wilton Bermuda for ALR Bermuda as to each Treaty that is a Novated Treaty on the Closing Date. Following the Closing Date, at such time as any Treaty is novated to Wilton America, each Inter-Affiliate Agreement covering such Treaty will be further novated in part to substitute Wilton America for ALR America and Wilton Bermuda for ALR Bermuda as to such Treaty. The documentation effecting the partial novations contemplated by this Section 5.9(e) shall be in a form reasonably satisfactory to the parties hereto. Regardless of whether any Treaties have not yet been novated at the time in question, the Inter-Affiliate Agreements shall be finally and completely novated to substitute Wilton America for ALR America and Wilton Bermuda for ALR Bermuda effective either (i) the last day of the sixth calendar month following the month in which the Closing Date falls, or (ii) the last day of such earlier calendar month as the Retrocessionaires shall elect in their sole discretion.
      (f) Prior to the Closing Date, (i) ALR America and ALR Bermuda will terminate the Deposit Agreement identified on Schedule 1.3, and (ii) ALR America will cause all funds on deposit pursuant to such agreement to be returned to ALR Bermuda.
      5.10     Letters of Credit or Similar Collateral. (a) Following the date of this Agreement, the Companies and the Retrocessionaires will use their commercially reasonable efforts to arrange to replace any letters of credit required to be maintained by the Companies under any Treaty (each, a “Collateralized Treaty”) with letters of credit provided by the Retrocessionaires, with such replacement to be effectuated on the Closing Date or as promptly thereafter as practicable. As to any letters of credit the Companies continue to maintain following the Closing, the Retrocessionaire reinsuring the applicable Collateralized Treaty shall reimburse the applicable Company for (i) all amounts paid or incurred by such Company for such letter of credit after the Closing Date (excluding letter of credit facility commitment fees or other similar amounts not specifically relating to the letter of credit in question), and, (ii) in the event of any draw against any such letter of credit securing a Collateralized Treaty following the Closing Date, including without limitation a draw resulting from the non-renewal of such letter of credit, an amount equal to the amount of such draw. If the Retrocessionaire is obligated to make any payment under clause (ii) of the preceding sentence, the Company receiving such payment shall, upon receipt of such payment, assign to the Retrocessionaire all of its right, title and interest in and to the return of such collateral under the terms of the applicable Collateralized Treaty. Any payment to either Company required pursuant to this Section 5.10(a) shall be made to such Company within five (5) days of the appropriate Retrocessionaire’s receipt of notice of the event giving rise to such payment, and any payment not so made to the appropriate Company shall bear interest from such due date until the date paid at the Treasury Rate.

      (b) Each of the Companies shall provide notice of non-renewal to the issuer of each letter of credit it maintains with respect to a Collateralized Treaty on (i) November 15, 2005, if the Closing takes place on or prior to such date, or (ii) the date that is 45 days prior to the termination of such letter of credit if the Closing does not take place on or prior to November 15, 2005. Neither Company shall provide any notice of non-renewal of any letter of credit it maintains with respect to a Collateralized Treaty prior to the date specified in this Section 5.10(b). In the event of a draw under a letter of credit by the Cedent under a Collateralized Treaty as a result of a non-renewal of such letter of credit, the obligation of the Retrocessionaire reinsuring such Collateralized Treaty to reimburse the relevant Company for amounts paid or incurred by such Company with respect to such letter of credit pursuant to Section 5.10(a) shall cease immediately upon the reimbursement by such Retrocessionaire of the amount so drawn.
      5.11     Regulatory Filings, Consents and Approvals. The Retrocessionaires and the Companies shall cooperate and use commercially reasonable efforts to obtain as promptly as practicable all approvals, authorizations and clearances of governmental and regulatory authorities to consummate the transactions contemplated by this Agreement and the Coinsurance Agreements, and shall cooperate with each other and provide such information and communications to such governmental and regulatory authorities as the party responsible for obtaining such approvals may reasonably request. The Retrocessionaires and the Companies will provide each other and their counsel the opportunity to review in advance and comment on all such filings with any governmental and regulatory authorities and will keep each other informed of the status of matters relating to obtaining the required regulatory approvals. It is expressly understood by the parties hereto that each party hereto shall use commercially reasonable efforts to ensure that representatives of both parties shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a governmental authority relating to this Agreement. In the case of a meeting, conference or similar event related in part to this Agreement and in part to other matters, the parties shall cooperate in good faith to ensure that each of the parties is able to participate in the portion of such meeting, conference or similar event that relates solely to this Agreement; provided, however, that either party shall have the right to exclude the other party from all or any portion of any meeting, conference or similar event not relating to this Agreement. In furtherance of the foregoing, each party shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.
      5.12     Other Consents and Approvals. The parties shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any other Person (other than governmental and regulatory authorities, which are covered under Section 5.11 of this Agreement) required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including without limitation, Cedents and Third-Party Retrocessionaires. Without limiting the generality of the foregoing, Wilton Bermuda will cause all shares as to which it holds proxies granted pursuant to the Voting Agreements to be voted in favor of the transactions contemplated by this Agreement at any meeting of the shareholders of ALR Holdings. The Retrocessionaires and the Companies will keep each other informed of the status of matters relating to obtaining the required approvals. It is expressly understood by the parties hereto that each party hereto shall use commercially reasonable efforts to ensure that representatives of both parties shall have the right to attend and participate in any meeting, conference or similar event involving any Cedent or Third-Party Retrocessionaire relating to this Agreement. In furtherance of the foregoing, each party shall provide each other reasonable advance notice of any such meeting, conference or similar event.
      5.13     HSR Act Filings. If required by law, the parties shall, as promptly as practicable, file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules of the Federal Trade Commission (“FTC”) thereunder, with the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in connection with the transactions contemplated by this Agreement and the Coinsurance Agreements, and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.
      5.14     Notification of Certain Matters. From the date of this Agreement to the Closing Date, (a) the Companies shall use commercially reasonable efforts to conduct their affairs in such a manner so that the representations and warranties of the Companies contained in Article III hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; (b) the Retrocessionaires shall use their respective commercially reasonable efforts to conduct their affairs in such a manner so that the representations and warranties of the Retrocessionaires contained in Article IV hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; (c) the Companies shall notify the Retrocessionaires promptly of any event, condition or circumstance that would reasonably be expected to give rise to the inability of the Companies to satisfy any of the conditions precedent to the Closing set forth in Article 6 hereof; and (d) the Retrocessionaires shall notify the Companies promptly of any event, condition or circumstance that would reasonably be expected to give rise to the inability of the Retrocessionaires to satisfy any of the conditions precedent to Closing set forth in Article 6 hereof. No notification pursuant to this Section 5.14 shall be deemed to cure any breach for any purpose under this Agreement.
      5.15     Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, at or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. On and after the Transition Date, the Companies and their respective affiliates will hold any and all payments received under the Treaties, the Ancillary Agreements or any Existing Retrocession Agreement that has been assigned to the Retrocessionaires as received thereby for the benefit of the relevant Retrocessionaire pending remittance thereto. Each of the Companies shall, upon any request by Retrocessionaires, take any and all actions reasonably required or appropriate thereby to further establish, substantiate or perfect the interests created hereby in favor of the Retrocessionaires, including, without limitation, the execution and delivery of trust or other agreements reasonably requested by the Retrocessionaires in order to further establish, substantiate or perfect the interests created hereby.
      5.16     Use by the Retrocessionaires of the Companies’ Names, Logos or Service Marks. Except as otherwise agreed in writing, the Retrocessionaires have not acquired by means of this Agreement or the Coinsurance Agreements or by any other means, the right to use the names of either of the Companies or any of the Companies’ service marks, trademarks, designs or logos related to that name. The Retrocessionaires agree that they will not use such name, service marks, trademarks, designs or logos unless the relevant Company shall have agreed in writing to such use; provided, however, that the Retrocessionaires may utilize the names of the Companies as may be necessary or appropriate for its administration of the Treaties pursuant to the Coinsurance Agreements.
      5.17     Communications with Cedents and Third Party Retrocessionaires. (a) Before the Closing Date, all communications with Cedents and Third Party Retrocessionaires by either the Companies or the Retrocessionaires in connection with the proposed novation or reinsurance of the Treaties by the Retrocessionaires as contemplated by this Agreement shall be in such form as shall be mutually agreed upon by the parties hereto prior to any release thereof, except for communications with Cedents and Third Party Retrocessionaires, as the case may be, as required to administer the Treaties and the Existing Retrocession Agreements in the ordinary course of business. The Company and the Retrocessionaires shall cooperate fully and promptly regarding the preparation and distribution of any such communications to Cedents.
      (b) The Retrocessionaires shall send to each Cedent a written notice from the Companies advising that the Retrocessionaire has been appointed by the Companies to provide administrative services relating to the Treaties on and after the Transition Date, and directing that future payments by the Cedent should be made to the Collections Account (as defined in the Coinsurance Agreements). The Retrocessionaires shall send such notice at their own expense by first class U.S. mail promptly after the Closing Date, but in no event later than the Transition Date.
      5.18     Expenses. Except as otherwise specifically provided in this Agreement, and except for the Expense Reimbursement Amount, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the Coinsurance Agreements, the Novation Amendments, the Existing Retrocession Agreement Assignments, the Ancillary Agreement Assignments and all other documentation related hereto and thereto, including without limitation all fees and expenses of counsel, actuaries and accountants.
      5.19     Intercompany Balances. At the Closing, the Companies shall provide the Retrocessionaires with a reconciliation of any outstanding balances that were owing between ALR Bermuda and ALR America under any Existing Retrocession Agreement as of the Coinsurance Effective Date.
      5.20     Competing Acquisition Proposals. (a) Subject to Sections 5.20(b) through (d) below, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, none of ALR Holdings, the Companies or any of their respective Representatives shall (and each of ALR Holdings and the Companies shall cause their respective Representatives not to), directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, is intended to result in, or could be expected to lead to any Competing Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning the Treaties or any Company with, or provide any confidential information with respect to the Treaties or any Company to, any person making or proposing to make any Competing Acquisition Proposal. Each of ALR Holdings and each Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Acquisition Proposal, and will take the necessary steps to promptly inform such parties of the obligations undertaken in this Section 5.20.
      (b) Notwithstanding anything to the contrary contained in the foregoing Section 5.20(a), nothing herein shall prohibit ALR Holdings, prior to the receipt of the approval of its shareholders of the transactions contemplated by this Agreement (as provided for on Schedule 3.2), (i) from complying with Rule 14e-2 and Rule 14d-9 under the Securities Exchange Act of 1934, as amended, with regard to a bona fide tender offer or exchange offer, or (ii) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Competing Acquisition Proposal that is submitted in writing by such Person to the Board of Directors of ALR Holdings after the date of this Agreement and prior to the receipt of the approval of ALR Holdings’ shareholders of the transactions contemplated by this Agreement, provided that, prior to participating in any such discussions or negotiations or furnishing any information (A) ALR Holdings shall promptly provide the Retrocessionaires with notice of the receipt of any communication regarding a potential Competing Acquisition Proposal, including the identity of the person making or proposing to make such Competing Acquisition Proposal and the material terms thereof, (B) ALR Holdings shall have received from such person an executed confidentiality agreement on terms not less favorable to ALR Holdings than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to the Retrocessionaires, (C) the Board of Directors of ALR Holdings shall have concluded in good faith, after obtaining the advice of its outside financial advisors, that such Competing Acquisition Proposal is reasonably likely to be or to result in a Superior Proposal (as defined below), and (D) the Board of Directors of ALR Holdings shall have concluded in good faith, after obtaining the advice of its outside legal advisors, that participating in such negotiations or discussions or furnishing such information is required in order for the Board of Directors of ALR Holdings to fulfill its fiduciary duties to its shareholders. The Board of Directors of ALR Holdings shall promptly notify the Retrocessionaires of any material changes or amendment to the primary terms of such Competing Acquisition Proposal.
      (c) In the event that, prior to the receipt of the approval of its shareholders of the transactions contemplated by this Agreement (as provided for on Schedule 3.2), the Board of Directors of ALR Holdings determines in good faith, after consultation with its financial advisor, that such Competing Acquisition Proposal is a Superior Proposal, and that, after consultation with outside legal counsel, the failure to accept such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of ALR Holdings, the Board of Directors of ALR Holdings may accept such Superior Proposal and the Companies may terminate this Agreement in accordance with Section 9.1.3(b) of this Agreement; provided, however, that prior to any such acceptance of the Superior Proposal and termination of this Agreement, ALR Holdings shall (i) notify the Retrocessionaires in writing that it intends to enter into an agreement relating to a Superior Proposal, which notice shall include the most recent draft of the relevant acquisition agreement (and which notice shall give the Retrocessionaires the immediate right to terminate this Agreement in accordance with Section 9.1.2(b) of this Agreement), (ii) during the five Business Days following receipt by the Retrocessionaires of such notice, ALR Holdings shall have offered the Retrocessionaires the opportunity to make such adjustments to the terms and conditions of this Agreement such that any Competing Acquisition Proposal is no longer a Superior Proposal, and (iii) the Board of Directors of ALR Holdings shall have concluded, after termination of the five Business Day period, that the Competing Acquisition Proposal giving rise to ALR Holdings’ obligations to provide notice hereunder continues to be a Superior Proposal. ALR Holdings and the Companies may not terminate this Agreement under Section 9.1.3(b) in connection with a Superior Proposal unless ALR Holdings pays to the Retrocessionaires in immediately available funds the Termination Fee pursuant to Section 9.2 of this Agreement. ALR Holdings agrees that it will not enter into a binding agreement relating to a Superior Proposal until at least the sixth Business Day after it has provided the notice to the Retrocessionaires described above. ALR Holdings further agrees that it shall notify the Retrocessionaires promptly if ALR Holdings has changed its intention with respect to entering into the agreement identified in the notice provided hereunder, whether as a result of the Retrocessionaires modifying their offer or otherwise.
      (d) For purposes of this Agreement, “Competing Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (x) any direct or indirect sale, transfer, pledge, disposition, reinsurance, novation, bulk reinsurance or other conveyance of rights or interests with respect to the Treaties other than a transaction expressly provided for herein, (y) a direct or indirect sale of any of the outstanding shares of, or other securities issued by, either Company or ALR Holdings or (z) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving any Company other than a transaction expressly provided for herein; provided, however, that any such inquiry, proposal or offer that relates to a transaction that would, by its terms, be consummated following the consummation of the transactions contemplated by this Agreement shall not be considered a Competing Acquisition Proposal so long as such transaction would not interfere with the Retrocessionaires’ rights hereunder. For purposes of this Agreement, “Superior Proposal” means any Competing Acquisition Proposal with respect to which any required financing is committed or, in the good faith judgment of the Board of Directors of ALR Holdings, based on the advice of its outside financial advisors, is reasonably capable of being financed by the person making the proposal and, with respect to which the Board of Directors of ALR Holdings shall have concluded in good faith is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Competing Acquisition Proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to ALR Holding’s shareholders from a financial point of view than the transactions contemplated by this Agreement.
ARTICLE VI
Closing Conditions
      6.1     Conditions to the Retrocessionaires’ Obligations to Close. The obligation of the Retrocessionaires to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Retrocessionaires to the extent permitted by law:
      6.1.1     Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals shall have been received, and each Company shall have delivered to the Retrocessionaires a copy of any Required Closing Date Approval issued to such Company.
      6.1.2     Representations, Warranties and Covenants. The representations and warranties of each Company contained in this Agreement that are not qualified by “materiality” or a “Material Adverse Effect” qualifier shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (unless such representation or warranty is expressly made as of an earlier date). The representations and warranties of each Company contained in this Agreement that are qualified by “materiality” or a “Material Adverse Effect” qualifier shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (unless such representation or warranty is expressly made as of an earlier date).

Each Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by such Company at or before the Closing. On the Closing Date, each Company shall have delivered to the Retrocessionaires a certificate dated as of the Closing Date and signed by a senior officer of such Company, to the effect contemplated by this Section 6.1.2.
      6.1.3     Secretary’s Certificates. Each Company shall have delivered to the Retrocessionaires a certificate of the secretary or assistant secretary thereof, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of such Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and such other agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and such other agreements.
      6.1.4     Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or other order issued by any court of competent jurisdiction directing that the transactions contemplated by this Agreement or the Coinsurance Agreements not be consummated as herein or therein provided.
      6.1.5     Third-Party Retrocessionaires. Each Third-Party Retrocessionaire that has accepted any risk arising under any Novated Treaty shall have, as to the Existing Retrocession Agreement applicable to such Novated Treaty, either (i) executed an Existing Retrocession Agreement Assignment or (ii) on terms approved by the Retrocessionaires, which approval shall not be unreasonably withheld, confirmed in writing to the Retrocessionaires that it will continue to provide coverage with respect to such Novated Treaty under the terms of the relevant Existing Retrocession Agreement for the duration of the term thereof.
      6.1.6     Cedents. Either (a) the Cedent under each Treaty shall have provided to the Retrocessionaires a confirmation in the form of Exhibit E hereto indicating that the information therein is correct, and such information shall have been determined to be, in the reasonable judgment of the Retrocessionaires, consistent in all material respects with (i) information contained in the Books and Records of the relevant Company and (ii) information provided prior to the date of this Agreement by the Companies to the Retrocessionaires or (b) the Retrocessionaires shall have otherwise received the information called for by Exhibit E with respect to each Treaty, and such information shall have been determined to be, in the reasonable judgment of the Retrocessionaires, consistent in all material respects with (x) information contained in the Books and Records of the relevant Company and (y) information provided prior to the date of this Agreement by the Companies to the Retrocessionaires.
      6.2     Conditions to the Company’s Obligations to Close. The obligation of the Companies to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Companies to the extent permitted by law:
      6.2.1     Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals shall have been received, and each Retrocessionaire shall have delivered to the Companies a copy of any Required Closing Date Approval issued to such Retrocessionaire.
      6.2.2     Representations, Warranties and Covenants. The representations and warranties of each Retrocessionaire contained in this Agreement that are not qualified by “materiality” or a “Material Adverse Effect” qualifier shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (unless such representation or warranty is expressly made as of an earlier date). The representations and warranties of each Retrocessionaire contained in this Agreement that are qualified by “materiality” or a “Material Adverse Effect” qualifier shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (unless such representation or warranty is expressly made as of an earlier date).Each Retrocessionaire shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by such Retrocessionaire at or before the Closing. On the Closing Date, each Retrocessionaire shall have delivered to the Companies a certificate dated as of the Closing Date and signed by a senior officer of such Retrocessionaire, to the effect contemplated by this Section 6.2.2.
      6.2.3     Secretary’s Certificates. Each Retrocessionaire shall have delivered to the Companies a certificate of the secretary or assistant secretary thereof, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of such Retrocessionaire authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and such other agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and such other agreements.
      6.2.4     Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or other order issued by any court of competent jurisdiction directing that the transactions contemplated by this Agreement or the Coinsurance Agreements not be consummated as herein or therein provided.
ARTICLE VII
Survival of Representations and Warranties
      Except for the representations and warranties made by the Companies in Section 3.1 and those made by the Retrocessionaires in Section 4.1, each of which shall survive the Closing indefinitely, the representations and warranties made by the Companies and the Retrocessionaires in this Agreement or in any certificate delivered by the Company or the Retrocessionaires pursuant hereto, shall survive for a period of eighteen (18) months following the Closing Date. All claims for inaccuracy or breach of any representation or warranty will be deemed waived unless notice of such inaccuracy or breach shall have been given to the breaching party prior to the expiration of the survival period set forth in this Article VII, in which case such representation or warranty shall survive to the extent of the claim referred to in such notice until such claim has been resolved.
ARTICLE VIII
Indemnification
      8.1     Indemnification by the Companies. Subject to the limitations set forth in Article VII and elsewhere in this Article VIII, each Company, severally and not jointly, shall indemnify, defend and hold harmless each Retrocessionaire, each of its affiliates, and each of their respective directors, officers and employees (the “Retrocessionaire Indemnified Parties”) from and against all costs and expenses (including reasonable attorneys’, accountants’ and actuaries’ fees and disbursements, and any other costs and expenses incident to any suit, action or proceeding), damages, losses, charges, deficiencies, liabilities, obligations, claims or judgments (“Loss” or “Losses”) arising or resulting from:
      (a) any breach of any representation or warranty made by such Company in this Agreement or from any misrepresentation in any certificate furnished hereunder by such Company;
      (b) any breach of any covenant of such Company in this Agreement;
      (c) any Excluded Liability; and
      (d) any successful enforcement of the obligations contained in this Section 8.1 against either Company.
      8.2     Indemnification by the Retrocessionaires. Subject to the limitations set forth in Article VII and elsewhere in this Article VIII, each Retrocessionaire, severally and not jointly, shall indemnify, defend and hold harmless each Company, each of its affiliates, and each of their respective directors, officers and employees (the “Company Indemnified Parties”) from and against all costs and expenses (including reasonable attorneys’, accountants’ and actuaries’ fees and disbursements, and any other costs and expenses incident to any suit, action or proceeding), damages, losses, charges, deficiencies, liabilities, obligations, claims or judgments (“Loss” or “Losses”) arising or resulting from:
      (a) any breach of any representation or warranty made by such Retrocessionaire in this Agreement or from any misrepresentation in any certificate furnished hereunder by such Retrocessionaire;
      (b) any breach of any covenant of such Retrocessionaire in this Agreement;
      (c) any Assumed Liability;
      (d) any Retrocessionaire Extracontractual Liability; and
      (e) any successful enforcement of the obligations contained in this Section 8.2 against either Retrocessionaire.
      8.3     Limitations. (a) Notwithstanding anything in Section 8.1(a) to the contrary, (i) the Companies shall have no liability to the Retrocessionaire Indemnified Parties with respect to the matters described in Section 8.1(a) unless and until the total of all Losses with respect to such matters exceeds $25,000.00, and then only for the amount by which such Losses exceed $25,000.00; and (ii) in no event shall the Companies’ obligations under Section 8.1(a) exceed $2,000,000.00 in the aggregate.
      (b) Notwithstanding anything in Section 8.2(a) to the contrary, (i) the Retrocessionaires shall have no liability to the Company Indemnified Parties with respect to the matters described in Section 8.2(a) unless and until the total of all Losses with respect to such matters exceeds $25,000.00, and then only for the amount by which such Losses exceed $25,000.00; and (ii) in no event shall the Retrocessionaires’ obligations under Section 8.2(a) exceed $2,000,000.00 in the aggregate.
      8.4     Notice of Claim. As soon as reasonably practicable, but in no event subsequent to the first to occur of the expiration of the relevant survival period of a representation or warranty (as set forth in Article VII) or thirty (30) days after receipt by an indemnified party hereunder of written notice of any demand, claim or circumstances which, upon the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a “Claim”) that may result in a Loss, such indemnified party shall give notice thereof (“Claims Notice”) to the indemnifying party. The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (if quantifiable and estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party. The failure of the indemnified party to give the Claims Notice within in the time provided for herein shall not affect the indemnifying party’s obligation under this Article VIII except if, and then only to the extent that, such failure prejudices the indemnifying party or its ability to defend such Claim.
      8.5     Opportunity to Defend. Within thirty (30) days of receipt of any Claims Notice given pursuant to Section 8.4, the indemnifying party shall notify the indemnified party in writing of the acceptance of or objection to the Claim and whether the indemnifying party will indemnify the indemnified party and, in the case of a Claim by a third party, defend the same at the expense of the indemnifying party with counsel selected by the indemnifying party (who shall be approved in writing by the indemnified party, such approval not to be unreasonably withheld); provided that the indemnified party shall at all times have the right to fully participate in the defense of any third-party Claim at its own expense or, as provided herein below, at the expense of the indemnifying party. Failure by the indemnifying party to object in writing within such thirty (30) day period shall be deemed to be acceptance of the Claim by the indemnifying party. In the event that the indemnifying party objects to a third-party Claim within said thirty (30) day period or does not object but fails to vigorously defend and appears to be unable or unwilling to meet its indemnification obligations hereunder, the indemnified party shall have the right, but not the obligation, to undertake the defense, and to compromise and/or settle (in the exercise of reasonable business judgment) such Claim. Except as provided in the preceding sentence, the indemnified party shall not compromise and/or settle any third-party Claim without the prior written consent of the indemnifying party. If a third-party Claim is one that cannot by its nature be defended solely by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request, provided that any associated expense shall be paid by the indemnifying party.

      8.6     Exclusive Remedy; Additional Limitations. If the Closing occurs, the indemnification remedies provided in this Article VIII shall be the exclusive remedies available to the Company Indemnified Parties and the Retrocessionaire Indemnified Parties with respect to any breach of representation, warranty, covenant or other obligation under this Agreement or any document or instrument delivered under this Agreement (other than the Coinsurance Agreement, any Novation Amendment, Existing Retrocession Agreement Assignment or any Ancillary Agreement Assignment) or otherwise arising out of, resulting from or related to the transactions contemplated by this Agreement. Neither party shall be entitled to indemnification unless the party seeking indemnification makes claim therefor pursuant to the procedures set forth in Section 8.4 of this Agreement. In addition, for purposes of determining any indemnifiable amount under this Agreement or the agreements contemplated hereby, the amount of a Loss shall be reduced by any net tax benefit to the indemnified party from the Loss and any insurance proceeds or indemnity, contribution or similar payments recoverable by the indemnified party from any third party with respect to the Loss. Except as otherwise expressly set forth in this Agreement with respect to any Company Extracontractual Liability or Retrocessionaire Extracontractual Liability, in no event shall the indemnifying party under this Article VIII have liability to the indemnified party for any consequential, special, incidental, indirect, or punitive damages, lost revenue, profits or income, diminution in value, loss of business reputation or opportunity or similar items; provided, that the term “Loss” shall be deemed to include, and the Retrocessionaires shall be entitled to recover, lost revenue, profits or income under the Treaties, the Existing Retrocession Agreements and the Ancillary Agreements.
      8.7     Maintenance of Statutory Capital and Surplus. (a) During the period ending on the later of the date (i) that is eighteen (18) months following the Closing Date or (ii) on which all outstanding Claims by the Retrocessionaire Indemnified Parties for indemnification with respect to the matters described in Section 8.1(a) of this Agreement are finally resolved (the “Capital and Surplus Maintenance Period”), each Company shall maintain statutory capital and surplus equal to at least $2,000,000.00.
      (b) During the Capital and Surplus Maintenance Period, ALR Holdings shall not take any action, and shall not cause the Companies to take any action, including, without limitation, the declaration and payment of any dividend or distribution, that would reduce the statutory capital and surplus of either Company below the levels set forth in Section 8.7(a) of this Agreement.
ARTICLE IX
Termination
      9.1     Termination. This Agreement may be terminated as provided in this Section 9.1.
      9.1.1     This Agreement may be terminated at any time before the Closing, by mutual written agreement of the Companies and the Retrocessionaires.
      9.1.2     The Retrocessionaires may terminate this Agreement at any time prior to Closing:
      (a) for material breach by either of the Companies of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the Companies’ control; provided, however, that the Companies shall have ten (10) days to cure any such breach or satisfy any such condition after receipt of notice thereof by the Companies from the Retrocessionaires; or
      (b) if ALR Holdings provides the Retrocessionaires with notice pursuant to Section 5.20(c)(i) that it intends to enter into a binding written agreement for a Superior Proposal (in which case ALR Holdings shall promptly pay to the Retrocessionaires the Termination Fee in accordance with Section 9.2(iv)(A) below).
      9.1.3     The Companies may terminate this Agreement at any time prior to Closing:
      (a) for material breach by the Retrocessionaires of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the Retrocessionaires’ control; provided, however, that the Retrocessionaires shall have ten (10) days to cure any such breach or satisfy any such condition after receipt of notice thereof by the Retrocessionaires from the Companies; or

      (b) if (i) the Board of Directors of ALR Holdings authorizes ALR Holdings, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, (ii) ALR Holdings notifies the Retrocessionaires in writing pursuant to Section 5.20(c)(i) that it intends to enter into such an agreement, and (iii) ALR Holdings, prior to such termination, pays to the Retrocessionaires the fee required to be paid pursuant to Section 9.2(iv)(B) of this Agreement.
      9.1.4     Either the Companies or the Retrocessionaires may terminate this Agreement at any time prior to Closing for failure of any condition to Closing, the satisfaction of which is not within either the Companies’ or the Retrocessionaires’ control, or otherwise is not the result of any act or omission on the part of any party; provided, however, that in the event this Agreement is terminated by either party due to the failure of ALR Holdings’ shareholders, at a meeting duly held, to approve the transactions contemplated hereby, the Retrocessionaires shall be entitled to receive from ALR Holdings the aggregate amount of all out-of-pocket expenses incurred by Retrocessionaires and their affiliates in connection with the transactions contemplated by this Agreement (including but not limited to the fees and expenses of outside counsel, accountants and actuaries) not previously reimbursed by the Companies (the “Unreimbursed Expense Amount”), as set forth in Section 9.2 of this Agreement.
      9.1.5     Either the Company or the Retrocessionaires may terminate this Agreement if Closing hereunder has not occurred on or prior to January 2, 2006.
      9.2     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, notice of termination shall be given pursuant to the notice provisions herein, and the transactions contemplated by this Agreement shall be terminated without further action by any party except that (i) the provisions of Sections 5.18, 10.1, 10.6, 10.7 and 10.8 shall remain in full force and effect, (ii) such termination shall not in any way limit or restrict the rights and remedies of any party hereto against any other party which has breached any of the representations, warranties, covenants, agreements or other provisions of this Agreement prior to termination hereof, (iii) any confidentiality obligations of the parties (arising under this Agreement or under the Confidentiality Agreement) shall survive such termination, and (iv) (A) in the event that this Agreement is terminated by the Retrocessionaires pursuant to Section 9.1.2(b), then ALR Holdings shall promptly, but in no event later than three (3) Business Days after the Retrocessionaires have provided notice of termination in accordance with this Section 9.2, pay to the Retrocessionaires a single, lump-sum termination fee (the “Termination Fee”) equal to the sum of (x) $500,000 plus (y) the Unreimbursed Expense Amount, (B) in the event that this Agreement is terminated by the Retrocessionaires pursuant to Section 9.1.4 due to the failure of ALR Holdings’ shareholders, at a meeting duly held, to approve the transactions contemplated hereby, then ALR Holdings shall promptly, but in no event later than three (3) Business Days after the Retrocessionaires have provided notice of termination in accordance with this Section 9.2, pay to the Retrocessionaires the Unreimbursed Expense Amount, (C) in the event that this Agreement is to be terminated by ALR Holdings and the Companies pursuant to Section 9.1.3(b), then ALR Holdings shall promptly, but in no event later than the time it delivers to the Retrocessionaires notice of termination in accordance with this Section 9.2, pay the Termination Fee to the Retrocessionaires, and (D) in the event that this Agreement is to be terminated by ALR Holdings and the Companies pursuant to Section 9.1.4 due to the failure of ALR Holdings’ shareholders, at a meeting duly held, to approve the transactions contemplated hereby, then ALR Holdings shall promptly, but in no event later than three (3) Business Days after it delivers to the Retrocessionaires notice of termination in accordance with this Section 9.2, pay to the Retrocessionaires the Unreimbursed Expense Amount. Any payments pursuant to this Section 9.2 shall be made by wire transfer of same day funds to an account or accounts designated in writing by the party entitled to such payment.
ARTICLE X
Miscellaneous Provisions
      10.1     Notice. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) received by the receiving party if mailed via United States registered or certified mail, return receipt requested, (b) received by the receiving party if mailed by United States overnight express mail, (c) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (d) delivered in person or by commercial courier against proof of receipt to the parties at the following addresses:
      If to the Retrocessionaires, to:

Wilton Reinsurance Bermuda Limited
Par La Ville Place
14 Par la Ville Road
P.O. Box HM 3379
Hamilton HM PX Bermuda
Attention: Chief Executive Officer
Fax: (441) 295-6821

Wilton Reassurance Company
187 Danbury Road
Riverview Building, 3rd Floor
Wilton, Connecticut 06897
Attention: Chief Executive Officer
Fax: (203) 762-4445
      With a concurrent copy to each of:

Wilton Services, Inc.
187 Danbury Road
Riverview Building, 3rd Floor
Wilton, Connecticut 06897
Attention: General Counsel
Fax: (203) 762-4445

David A. Massey, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Ave., NW
Washington, DC 20004-2415
Fax: (202) 637-3593
      If to the Companies, to:

Annuity and Life Reassurance America, Inc.
124 Palasido Avenue
Windsor, Connecticut 06095
Attention: Chief Executive Officer
Fax: (860) 285-0233

Annuity and Life Reassurance, Ltd.
Cumberland House
1 Victoria Street
Hamilton, Bermuda HM 11
Attention: Chief Executive Officer
Fax: (441) 296-7665
      With a concurrent copy to each of:

Annuity and Life Re (Holdings), Ltd.
Cumberland House
1 Victoria Street
Hamilton, Bermuda HM 11

Attention: Chief Executive Officer
Fax: (441) 296-7665

Robert C. Juelke, Esq.
Drinker, Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Fax: (215) 988-2757

      Any party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 10.1.
      10.2     Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Coinsurance Agreements, and the other agreements entered into or to be entered into in connection herewith constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, which are merged with and into this Agreement.
      10.3     Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party.
      10.4     Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of each of the Companies and each of the Retrocessionaires.
      10.5     No Third Party Beneficiaries. Except as provided in Article VIII, the terms and provisions of this Agreement are intended solely for the benefit of the Companies and the Retrocessionaires and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third-party beneficiary to this Agreement upon any other person.
      10.6     Public Announcements. At all times at or before the Closing, the Companies, on the one hand, and the Retrocessionaires, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party’s approval of the form, content and timing of any public report, statement or release to be made solely on behalf of a party. If the Companies and the Retrocessionaires are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party wishing to make such report, statement or release, required by law or by legal disclosure obligations, then such party may make or issue the legally required report, statement or release.
      10.7     Confidentiality. Each of the Companies, on the one hand, and the Retrocessionaires, on the other hand, will hold, and will cause its respective Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining any Required Closing Date Approval) or by other requirements of law, all confidential documents and confidential information concerning the other party furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of the receiving party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Neither the Companies, on the one hand, nor the Retrocessionaires, on the other hand, will disclose or otherwise provide any such Confidential Information to any other person, except to that party’s respective auditors, actuaries, attorneys, financial advisors and other consultants who need access to such Confidential Information in connection with this Agreement and the transactions contemplated hereby. If this Agreement is terminated pursuant to Article IX, each of the parties will return to the other party all Confidential Information furnished to that party by the other party, and retrieve and destroy all copies of such Confidential Information distributed to any other person, provided that the Retrocessionaires shall be entitled to maintain one copy solely for archival purposes.
      10.8     Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws of that or any other jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in New York, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.
      10.9     Arbitration. (a) Except as provided in Section 5.2(c) of this Agreement, after the Closing Date, any dispute between the parties relating in any way to this Agreement, the Novation Amendments, the Existing Retrocession Agreement Assignments, the Ancillary Agreement Assignments or the transactions contemplated hereby and thereby (including without limitation any dispute relating to the formation of a contract) shall be decided through negotiation and, if necessary, arbitration as set forth in Schedule 10.9 hereto.
      (b) The parties intend this Section 10.9 to be enforceable in accordance with the United States Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 10.9(a), the other party may request the court specified in Section 10.8 to compel arbitration in accordance with the Federal Arbitration Act.
      10.10     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.
      10.11     Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.
      10.12     Severability. If any provision of this Agreement other than any provision of Article II, Article III or Article VIII is held to be illegal, invalid or unenforceable under any present or future law or is determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Companies or the Retrocessionaires under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
[Signature pages follow]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

/s/ Perry H. Braun

By: Perry H. Braun

Title:	Senior Vice President

WILTON REINSURANCE BERMUDA LIMITED

/s/ Michael N. Smith

By: Michael N. Smith

Title:	Chief Executive Officer

ANNUITY AND LIFE REASSURANCE AMERICA, INC.

/s/ John W. Lockwood

By: John W. Lockwood

Title:	Chief Financial Officer

ANNUITY AND LIFE REASSURANCE, LTD.

/s/ John F. Burke

By: John F. Burke

Title:	Chief Executive Officer
      Annuity and Life Re (Holdings), Ltd. hereby executes this Agreement solely for the purposes of Sections 5.20, 8.7(b) and 9.2 hereof.

ANNUITY AND LIFE RE (HOLDINGS), LTD.

/s/ John F. Burke

By: John F. Burke

Title:	Chief Executive Officer

EXHIBIT A-1
[To be used if counterparty will novate]
FORM OF ANCILLARY AGREEMENT NOVATION AGREEMENT
      THIS NOVATION AGREEMENT (this “Agreement”), is made and entered into as of [                    ] by and among ANNUITY AND LIFE REASSURANCE AMERICA, INC., a Connecticut insurance company (“Transferor”), PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA*, a Minnesota insurance company (“Transferee”), and the counterparties identified on the signature page hereto (collectively, the “Counterparties” and each a “Counterparty”).
RECITALS
      WHEREAS, pursuant to the Master Agreement (the “Master Agreement”), dated as of [                    ], 2005, by and between Transferor, Annuity and Life Reassurance, Ltd., a Bermuda insurance company (“ALR Bermuda” and, together with Transferor, the “ALR Companies”), Transferee, and Wilton Re Bermuda Limited, a Bermuda insurance company (“Wilton Bermuda” and together with Transferee the “Wilton Companies”), the ALR Companies have agreed to reinsure the Treaties (as defined in the Master Agreement) with, and/or novate the Treaties to, the relevant Wilton Companies;
      WHEREAS, there are certain agreements ancillary to the Treaties, including the [                    ] agreement between Transferor and the Counterparties, a true and correct copy of which, together with all amendments thereto, is attached as Exhibit A hereto (the “Ancillary Agreement”);
      WHEREAS, Transferor desires to novate to the Transferee, and Transferee desires to assume from Transferor, the Ancillary Agreement in accordance with the terms hereof and to substitute Transferee for Transferor for all purposes as a party to the Ancillary Agreement with respect to all rights and obligations of Transferor under such agreement; and
      WHEREAS, each Counterparty is willing to agree to such novation of the Ancillary Agreement;
      NOW THEREFORE, in consideration of the foregoing recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
      Section 1.01     Novation. (a) Effective as of 11:59 p.m. Eastern time on [                    ] (the “Effective Time”), Transferee agrees with Transferor to perform the Ancillary Agreement, to be bound by all of the terms and conditions of the Ancillary Agreement, and to perform all of Transferor’s duties, obligations and liabilities under the Ancillary Agreement to the same extent as if Transferee were an original party to the Ancillary Agreement instead of Transferor, provided that Transferee shall enjoy all of Transferor’s rights under the Ancillary Agreement.
      (b) Effective at the Effective Time, each Counterparty accepts the liability of Transferee under the Ancillary Agreement in lieu of the liability of Transferor, agrees to Transferee being bound by all of the terms and conditions of the Ancillary Agreement, and to Transferee performing all of Transferor’s duties, obligations and liabilities under the Ancillary Agreement to the same extent as if Transferee were a party to the Ancillary Agreement instead of Transferor, and agrees that Transferee shall enjoy all of Transferor’s rights under the Ancillary Agreement.
      (c) Effective at the Effective Time, each Counterparty releases and forever discharges Transferor from any liability under the Ancillary Agreement, from performing the Ancillary Agreement and any of its terms and conditions, from all of Transferor’s duties, obligations and liabilities under the Ancillary Agreement, and from all claims, demands actions and causes of actions which such Counterparty ever had, now has or may

      * To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

hereafter have against Transferor in any way arising out of, resulting from or related to the Ancillary Agreement.
      Section 1.02     Continued Effectiveness. Transferee and each Counterparty hereby ratify and confirm that the Ancillary Agreement shall continue among them in full force and effect and the terms and conditions of this Agreement shall form part of the Ancillary Agreement.
      Section 1.03     Transferred Rights, Duties and Obligations. All rights, duties, obligations and liabilities transferred to Transferee pursuant to this Agreement shall apply whether the right, duty, obligation or liability arose prior to or after the Effective Time.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this            day of [                    ], 2005.

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

By:
Title:

ANNUITY AND LIFE REASSURANCE AMERICA, INC.

By:
Title:

COUNTERPARTIES:

[COUNTERPARTY]

By:
Title:

[COUNTERPARTY]

By:
Title:

EXHIBIT A-2
[To be used if counterparty will not novate]
FORM OF ANCILLARY AGREEMENT ASSIGNMENT AGREEMENT
      THIS ASSIGNMENT AGREEMENT (this “Agreement”), is made and entered into as of [                    ] by and among ANNUITY AND LIFE REASSURANCE AMERICA, INC., a Connecticut insurance company (“Transferor”) and PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA*, a Minnesota insurance company (“Transferee”).
RECITALS
      WHEREAS, pursuant to the Master Agreement (the “Master Agreement”), dated as of [                    ], 2005, by and between Transferor, Annuity and Life Reassurance, Ltd., a Bermuda insurance company (“ALR Bermuda” and, together with Transferor, the “ALR Companies”), Transferee, and Wilton Re Bermuda Limited, a Bermuda insurance company (“Wilton Bermuda” and together with Transferee the “Wilton Companies”), the ALR Companies have agreed to reinsure the Treaties (as defined in the Master Agreement) with, and/or novate the Treaties to, the relevant Wilton Companies;
      WHEREAS, there are certain agreements ancillary to the Treaties, including the [                    ] agreement between Transferor and the counterparties identified on the signature page hereto (collectively, the “Counterparties” and each a “Counterparty”), a true and correct copy of which, together with all amendments thereto, is attached as Exhibit A hereto (the “Ancillary Agreement”);
      WHEREAS, Transferor desires to assign to the Transferee, and Transferee desires to assume from Transferor, the Ancillary Agreement in accordance with the terms hereof; and
      WHEREAS, the Transferor and Transferee desire that each Counterparty consent, and each Counterparty is willing to consent, to such assignment and assumption of the Ancillary Agreement;
      NOW THEREFORE, in consideration of the foregoing recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
      Section 1.01     Assignment and Assumption. Transferor hereby assigns to Transferee, and its successors and permitted assigns, as of the 11:59 Eastern time on [                    ] (the “Effective Time”), its respective rights, interests, liabilities and obligations in the Ancillary Agreement, and Transferee hereby accepts such transfer and assignment and assumes, and releases and discharges Transferor and its affiliates, and their respective successors and assigns, from, and agrees to pay, perform, discharge and be bound by all the terms, covenants, conditions and obligations in and under, the Ancillary Agreement.
      Section 1.02     Transferred Rights, Duties and Obligations. All rights, duties, obligations and liabilities transferred to Transferee pursuant to this Agreement shall apply whether the right, duty, obligation or liability arose prior to or after the Effective Time.

      * To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this            day of [                    ], 2005.

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

By:
Title:

ANNUITY AND LIFE REASSURANCE AMERICA, INC.

By:
Title:
CONSENT:
      The undersigned counterparties hereby consent to the foregoing assignment by the Transferor to the Transferee; provided, that such assignment shall not relieve the Transferor of any obligation or liability under the Ancillary Agreement.

[COUNTERPARTY]

By:
Title:

[COUNTERPARTY]

By:
Title:

EXHIBIT B
COINSURANCE AGREEMENT
Between
ANNUITY AND LIFE REASSURANCE AMERICA, INC.,
(referred to as the Company)
and
PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA*,
(referred to as the Retrocessionaire)
Dated [                    ], 2005
Effective June 30, 2005

      * To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

COINSURANCE AGREEMENT
      THIS COINSURANCE AGREEMENT (the “Agreement”), is made and entered into this [     ] day of [                    ], 2005, by and between ANNUITY AND LIFE REASSURANCE AMERICA, INC., a Connecticut insurance company (the “Company”) and PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA, a Minnesota insurance company (“Retrocessionaire”).
      WHEREAS, the Company, Annuity and Life Reassurance, Ltd., a Bermuda insurance company (“ALR Bermuda”), Retrocessionaire and Wilton Reinsurance Bermuda Limited, a Bermuda insurance company (“Wilton Bermuda,”) have entered into that certain Master Agreement, dated August [     ], 2005 (the “Master Agreement”) and attached as Exhibit A hereto, pursuant to which the Company and ALR Bermuda have agreed to retrocede, and Retrocessionaire and Wilton Bermuda have agreed to reinsure, certain reinsurance treaties;
      WHEREAS, as contemplated by the Master Agreement, the Company wishes to retrocede to the Retrocessionaire, and the Retrocessionaire wishes to indemnity reinsure, on a one-hundred percent (100%) coinsurance basis, such reinsurance treaties; and
      WHEREAS, following the Transition Date, the Company desires that the Retrocessionaire perform, and the Retrocessionaire wishes to perform, administrative functions on behalf of the Company with respect to the Covered Treaties as well as certain agreements related thereto.
      NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Retrocessionaire agree as follows:
ARTICLE I
Basis of Coinsurance and Business Coinsured
      1.01     Coinsurance.
      (a) Subject to the terms and conditions of this Agreement, the Company hereby retrocedes on a coinsurance basis to the Retrocessionaire as of the Effective Time, and the Retrocessionaire hereby accepts and agrees to assume and indemnity reinsure on a coinsurance basis as of the Effective Time, one hundred percent (100%) of the Reinsured Liabilities. This is an Agreement for indemnity reinsurance solely between the Company and the Retrocessionaire and shall not create any legal relationship whatsoever between the Retrocessionaire and any Person other than the Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or reduced as provided herein.
      (b) On and after the Effective Time, the Retrocessionaire will have the responsibility for immediately paying on behalf of the Company, as and when due, all Reinsured Liabilities arising under or attributable to the Covered Treaties.
      1.02     Reinsurance Coverage. In no event shall the reinsurance provided hereunder with respect to a particular Covered Treaty be in force and binding at any time unless such Covered Treaty was in force and binding as of the Effective Time and is not a Novated Treaty at such time.
      1.03     Reserves. On and after the Effective Time, the Retrocessionaire shall establish and maintain as a liability on its statutory financial statements reserves for the Covered Treaties retroceded hereunder, calculated in accordance with SAP.

ARTICLE II
Accountings and Transfer of Assets
      2.01     Reinsurance Premiums. (a) In connection with the Closing under the Master Agreement, in order to effect the reinsurance on the Covered Treaties at the Effective Time, the Company has paid to the Retrocessionaire an initial reinsurance premium equal to [insert allocable portion of Master Agreement consideration].
      (b) The Retrocessionaire shall be entitled to receive, as additional reinsurance premium, immediate payment of an amount equal to (i) Premiums received on and after the Effective Time attributable to the Covered Treaties less (ii) Premiums paid by the Company to Third-Party Retrocessionaires under any Existing Retrocession Agreements.
      (c) To the extent that the Company recovers amounts from any third party relating to the Covered Treaties (including, without limitation, Premiums from any Ceding Company and litigation recoveries, but excluding recoveries under Existing Retrocession Agreements that have not been assigned or novated to Retrocessionaire), immediately upon receipt of any such amounts the Company shall transfer such amounts to the Retrocessionaire and provide the Retrocessionaire with any pertinent information that the Company may have relating thereto.
      (d) Notwithstanding anything to the contrary set forth in Section 2.01(b) and (c) of this Agreement, any amounts paid, received or due by the Company thereunder prior to the Transition Date shall be accounted for and paid pursuant to Section 5.3(b) and (c) of the Master Agreement.
      2.02     Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment on a daily compounded basis at an annual rate equal to the Treasury Rate. For purposes of this Section 2.02, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, (i) a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision, and (ii) interest will not accrue on any payment due the Retrocessionaire hereunder unless the delayed settlement thereof was caused by the Company.
      2.03     Failure to Pay Reinsurance Premiums. The payment of reinsurance premiums is a condition precedent to the continuing liability of the Retrocessionaire under this Agreement, unless such failure is a result of any action or inaction of the Retrocessionaire or any of its Representatives during the time it is administering the Covered Treaties pursuant to Article III of this Agreement. If reinsurance premiums with respect to this Agreement are not paid when due, the Retrocessionaire shall have the right to provide the Company 45 days’ prior written notice (the “Initial Notice”) of its intent to terminate because of the Company’s failure to pay reinsurance premiums. If such reinsurance premiums have not been paid within 45 days of the delivery of the Initial Notice, the Retrocessionaire shall provide to the Company a second notice (the “Second Notice”) of its intent to terminate because of the Company’s failure to pay such premiums. The reinsurance hereunder of all Covered Treaties shall terminate as of the last date upon which premiums with respect to such Covered Treaties were paid.
ARTICLE III
Administration
      3.01.     Engagement. Commencing on the Transition Date and during the entire term of this Agreement, the Company hereby exclusively engages the Retrocessionaire to render on behalf of the Company all administrative and management services necessary and desirable to fully administer and manage the Covered Treaties, the Ancillary Agreements and the Existing Retrocession Agreements (collectively, the “Administrative Services”). The Retrocessionaire hereby accepts such engagement and agrees to perform the Administrative Services in accordance with the terms and conditions of this Agreement. The Administrative Services shall include, but not be limited to, the following: (i) collecting Premiums and other amounts due under the

Covered Treaties, provided that the Company shall cooperate with the Retrocessionaire with respect to any dispute or litigation with respect thereto by making available any information in the possession of the Company necessary to respond to any such dispute or litigation on a timely basis; (ii) receiving, processing, investigating, evaluating and paying claims filed or made by Ceding Companies; (iii) defending any action brought upon a Covered Treaty (other than in respect of an Excluded Liability), Existing Retrocession Agreement or Ancillary Agreement or in connection with Reinsured Liabilities; (iv) providing usual and customary services for Ceding Companies to the extent required under the terms of the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements; (v) paying amounts due to agents, brokers, reinsurance intermediaries, and other Persons, as applicable, under the terms of any of the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements; (vi) preparing and providing to the Company all accounting and actuarial information related to the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements that are necessary in order for the Company to timely meet statutory or tax accounting requirements for periods commencing on or after the Transition Date; (vii) maintaining appropriate books and records of all transactions related to the each of the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements, including, without limitation, those books and records required by and in accordance with the Industry Standards; (viii) fully administering Existing Retrocession Agreements, including, without limitation, paying all reinsurance premiums and collecting all reinsurance recoverables due from or to the Company thereunder; (ix) commencing any actions necessary to collect amounts due under the Existing Retrocession Agreements and Ancillary Agreements; (x) fully administering Ancillary Agreements, including, without limitation, paying all amounts due by the Company thereunder and collecting all amounts due the Company thereunder; and (xi) providing any such additional services incident to the foregoing, including, without limitation, those services as may be necessary or appropriate to fully and properly administer the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements in accordance with Industry Standards. The Retrocessionaire shall provide the Administrative Services and perform its other obligations under this Article III at its sole cost and expense and in accordance with Industry Standards. It is acknowledged and agreed that payment of any amount under or with respect to any Covered Treaty pursuant to this Section 3.01 (including without limitation the payment of any Reinsured Liabilities) will constitute full and equivalent performance by Retrocessionaire of its obligations with respect to such amount under Section 1.01.
      3.02.     Facilities. The Retrocessionaire will furnish the facilities, including, without limitation, physical facilities, trained personnel, and data processing hardware and software, necessary or desirable to provide the Administrative Services.
      3.03.     Safeguarding Data. The Retrocessionaire will provide the storage facilities for its copies of books and records relating to the Covered Treaties, Existing Retrocession Agreements, and Ancillary Agreements necessary or desirable and as required by Applicable Law. The Retrocessionaire shall be responsible for ensuring that the quality and security of the storage facilities is in accordance with Industry Standards. The Retrocessionaire shall establish reasonable safeguards to protect such books and records, including, without limitation, the data and data files of the Company and each Ceding Company, as the case may be, against unauthorized distribution, loss or alteration. Without limiting the generality of the foregoing, the Retrocessionaire shall provide for data recovery procedures and systems, including daily back-up of records, which shall be stored at an off-site location reasonably acceptable to the Company. Upon reasonable notice, the Company shall have the right to review and inspect such books, records and procedures relating thereto.
      3.04.     Bank Account. The Retrocessionaire shall establish and maintain a bank account (the “Collections Account”) in the name of Company for the collection of and payment of all amounts due in connection with each Covered Treaty, Existing Retrocession Agreement and Ancillary Agreement. To the extent reasonably requested by the Retrocessionaire, the Company shall do all things reasonably necessary to enable the Retrocessionaire to open and maintain the Collections Account, including without limitation executing and delivering such board resolutions and other documents as may be requested by the relevant bank. The Company shall direct that all amounts due to the Company under the terms of any Covered Treaty, Existing Retrocession Agreement and Ancillary Agreement be deposited directly into the Collections Account. The Retrocessionaire shall have the right to draw on the Collections Account for the purpose of performing its obligations under this Agreement. Schedule 3.04 sets forth a list of, and copies of incumbency certificates for, the Retrocessionaire employees empowered to take any action with respect to the Collection Account. The Retrocessionaire will notify the Company of the termination or replacement of any person listed on Schedule 3.04 promptly, but in no event later than two business days after such termination or replacement. The Company shall not, without the Retrocessionaire’s prior written consent, make any changes to the authorized signatories on the Collections Account or attempt to withdraw any funds therefrom. As between the Retrocessionaire and the Company, the Retrocessionaire shall own all funds deposited in the Collections Account, shall be entitled to all interest thereon, and shall pay or reimburse the Company for all taxes on such interest.
      3.05.     Books and Records. The Retrocessionaire shall maintain at its principal administrative office for the duration of this Agreement and six (6) years thereafter or such longer period required by Applicable Law books and records (a) of all transactions between it, the Company and the Ceding Companies, or (b) relating to or arising from any of the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements. Such books and records shall be maintained in accordance with Industry Standards. The commissioner of insurance or appropriate governmental officer of any state or local authority with jurisdiction over the Company shall have access to such books and records as required by Applicable Law. The Retrocessionaire shall give the Company sixty (60) days’ advance written notice of the proposed disposal or destruction of such books and records by or on behalf of the Retrocessionaire and shall make available for removal and storage by the relevant Ceding Company, Third-Party Retrocessionaire, and/or the Company such books and records during that sixty-day period. The storage and disposal/destruction of any books and records so obtained by the Company shall thereafter be the sole responsibility of the Company.
      3.06.     Right to Inspect and Audit. The Company and its Representatives shall have the right to inspect and audit the Retrocessionaire during the Retrocessionaire’s normal business hours with five(5) business days’ advance notice or upon other reasonable notice to evaluate the internal controls and compliance with this Agreement with regard to the books and records maintained by the Retrocessionaire pursuant to or in connection with this Agreement, including, without limitation, records relating to the Collections Account, and all such books and records shall be made available to the Company and its Representatives for review, audit, inspection, and reproduction.. The Company shall be fully responsible for the costs of such reviews, audits, inspections and reproductions
      3.07     Regulatory Reporting; Monthly Reports.
      (a) The Retrocessionaire shall provide to the Company all information with respect to the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements required by the Company to satisfy all current and future informational reporting and any other requirements imposed upon it by any governmental entity. Upon the reasonable request of the Company, the Retrocessionaire shall timely provide all information necessary to prepare such reports and summaries as may be necessary to satisfy any requirements imposed by a governmental entity upon the Company with respect to Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements, and promptly provide to the Company copies of all existing records relating to the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements (including, with respect to records maintained in machine readable form, hard copies) necessary to satisfy such requirements.
      (b) Within a time period mutually agreeable to the Company and the Retrocessionaire, but in no event more than 30 days following the end of each calendar month after the Transition Date, the Retrocessionaire will provide to the Company the information needed by the Company for reporting the Covered Treaties, Existing Retrocession Agreements and Ancillary Agreements on statutory or GAAP financial statements, tax returns, or other financial reports required to be filed by the Company. The form of the report (the “Retrocessionaire Monthly Report”) and the information to be provided is set forth on Schedule 3.07 attached hereto. If net cash is due to the Company, the amount due will accompany the Retrocessionaire Monthly Report. If net cash is due to the Retrocessionaire, the Company will pay such amount to the Retrocessionaire promptly upon its receipt of the Retrocessionaire Monthly Report.
      3.08     Insurance. The Retrocessionaire shall maintain (a) commercial general liability and/or office premises liability insurance, including premises liability and contractual liability, for claims of bodily injury, personal injury and property damage with a business personal property limit of not less than $1,000,000, and an office premises liability of not less than $1,000,000 per occurrence, $2,000,000 general aggregate, $1,000,000 for fire damage, any one fire, and $10,000 for medical expense, any one person; and (b) while any of the Retrocessionaire’s employees are based on the premises of the Company, workers compensation insurance in compliance with statutory requirements.
ARTICLE IV
Regulatory Matters
      4.01     Regulatory Matters. If the Company or the Retrocessionaire receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Covered Treaties, the Company or the Retrocessionaire, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.
      4.02     Licenses. At all times during the term of this Agreement, the Retrocessionaire shall hold and maintain all licenses, certificates of authority and authorizations required under Applicable Law or otherwise take all action that may be necessary or desirable (i) for the Company to obtain full financial credit for the Covered Treaties in the jurisdiction in which it is domiciled as of the Effective Date, and (ii) to perform its obligations hereunder.
      4.03     Notice of Litigation. On and after the date of this Agreement, the Company and the Retrocessionaire shall promptly notify the other upon receipt of any demand letter, summons, complaint, petition or notice of litigation, arbitration, or other dispute resolution proceedings from any Person, and any complaint, notice, inquiry or other correspondence from any insurance regulatory authority relating to this Agreement, any Covered Treaty, Existing Retrocession Agreement, or Ancillary Agreement, or the subject matter hereof or thereof.
ARTICLE V
Certain Covenants
      5.01     Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including, without limitation, the conveyance of the benefits of the Covered Treaties, Ancillary Agreements and the Existing Retrocession Agreements, each in accordance with the terms of such agreements. In the event and to the extent that the parties are unable to obtain any required consents, approvals or agreements of any such Person as may be required to convey such benefits (i) the Company shall use commercially reasonable efforts in cooperation with the Retrocessionaire to (A) provide or cause to be provided to the Retrocessionaire the benefits of each of the Covered Treaties, Ancillary Agreements and the Existing Retrocession Agreements, and (B) enforce for the account of the Retrocessionaire any rights of the Company arising from any such agreement, and (ii) the Retrocessionaire shall use commercially reasonable efforts to perform the obligations of the Company arising under all such agreements. If and when any such consent, approval or agreement shall be obtained, the Company shall promptly assign all of its rights and obligations thereunder to the Retrocessionaire without the payment of further consideration and the Retrocessionaire shall, without the payment of any further consideration therefor, assume such rights and obligations and the Company shall be relieved of any and all obligation or liability hereunder.
      5.02     Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) the Company shall grant to the Retrocessionaire a power of attorney to authorize the Retrocessionaire, to the greatest extent possible, to act on behalf of the Company in administering the Covered Treaties, the Existing Retrocession

Agreements, and the Ancillary Agreements, and (ii) the parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing, financial statement or Tax return; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.
      5.03     Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.
      5.04     No Amendments or Waivers. Following the execution of this Agreement, the Company shall not terminate, modify, amend or waive compliance with any provision of any of the Covered Treaties, Ancillary Agreements or Existing Retrocession Agreements and shall fully comply with all of the terms and provisions of such agreements.
ARTICLE VI
Dac Tax
      6.01     Election.
      (a) All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.
      (b) Each of the Company and the Retrocessionaire acknowledges that it is subject to taxation under Subchapter L of the Code and hereby makes the election contemplated by Section 1.848-2(g)(8) of the Treasury Regulations with respect to this Agreement. Each of the Company and the Retrocessionaire (i) agrees that such election is effective for the taxable year of each party that includes the Effective Date and for all subsequent years during which this Agreement remains in effect and (ii) warrants that it will take no action to revoke the election.
      (c) Pursuant to Section 1.848-2(g)(8) of the Treasury Regulations, each of the Company and the Retrocessionaire hereby agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Effective Date that identifies this Agreement as a reinsurance agreement for which the joint election under Section 1.848-2(g)(8) has been made, (ii) that the party with net positive consideration for this Agreement for each taxable year will capitalize its specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code, and (iii) to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. The Retrocessionaire shall prepare and execute duplicate copies of the schedule described in the preceding sentence as soon as possible after the Effective Date and submit them to the Company for execution. The Company shall execute the copies and return one of them to the Retrocessionaire within thirty (30) days of the receipt of such copies.
      (d) The Retrocessionaire shall submit a schedule to the Company by May 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Retrocessionaire stating that the Retrocessionaire will report such net consideration in its federal income tax return for the preceding taxable year.
      (e) The Company may contest such calculation by providing an alternative calculation to the Retrocessionaire in writing within thirty (30) days after the date on which the Company receives the Retrocessionaire’s calculation. If the Company does not so notify the Retrocessionaire, the Company will report the net consideration under this Agreement as determined by the Retrocessionaire in the Company’s federal income tax return for the preceding taxable year.
      (f) If Company contests the Retrocessionaire’s calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date on which the Company submits its alternative calculation. If Retrocessionaire and the Company reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.
      If, during such period, Retrocessionaire and the Company are unable to reach agreement, they shall promptly thereafter cause PricewaterhouseCoopers LLP (or another mutually-agreed nationally-recognized firm of certified public accountants) promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants) this Agreement and the calculations of Retrocessionaire and the Company for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in the Company’s calculation as to which the Retrocessionaire has disagreed.
      Such independent accountants shall deliver to Retrocessionaire and the Company, as promptly as practicable (but no later than thirty (30) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Company’s calculation delivered and the amount thereof shown in Retrocessionaire’s calculation. Such report shall be final and binding upon Retrocessionaire and the Company. The fees, costs and expenses of such independent accountant shall be borne (i) by the Company if the difference between the net consideration as calculated by the independent accountants and the Company’s calculation is greater than the difference between the net consideration as calculated by the independent accountants and Retrocessionaire’s calculation, (ii) by the Retrocessionaire if the first such difference is less than the second such difference, and (iii) otherwise equally by Retrocessionaire and the Company.
ARTICLE VII
Arbitration
      7.01     Arbitration. (a) After the Closing Date, any dispute between the parties relating in any way to this Agreement (other than disputes relating to calculations relating to DAC tax, which shall be resolved in accordance with Article VI hereof, and any dispute arising in connection with the Post-Effective Time Accounting or the Post-Transition Accounting contemplated by Section 5.2 of the Master Agreement, which shall be resolved in accordance with Section 5.2(c) of the Master Agreement), shall be decided through negotiation and, if necessary, arbitration as set forth in Schedule 7.01 hereto.
      (b) The parties intend this Section 7.01 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 7.01(a), the other party may request the court specified in Section 12.04 to compel arbitration in accordance with the Federal Arbitration Act.
ARTICLE VIII
Insolvency
      8.01     Insolvency of the Company. In the event of the insolvency of the Company, all coinsurance made, retroceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Retrocessionaire directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Covered Treaties without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the

Company on a Covered Treaty within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Retrocessionaire shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Retrocessionaire.
ARTICLE IX
Duration
      9.01     Duration. This Agreement shall continue in force (a) with respect to each Covered Treaty until such time as (i) such Covered Treaty becomes a Novated Treaty, or (ii) if such Covered Treaty does not become a Novated Treaty, (1) all the Company’s liability with respect to such Covered Treaty is terminated in accordance with its terms, and (2) the Company has received, or the Retrocessionaire has made on behalf of the Company, payments that discharge such liability in full; (b) each Existing Retrocession Agreement and Ancillary Agreement until such time as (i) each such agreement is assigned to and assumed by the Retrocessionaire, or, (ii) if such agreement is not so assigned or assumed, (1) all the Company’s liability with respect to each such agreement is terminated in accordance with its terms, and (2) the Company has received, or the Retrocessionaire has made on behalf of the Company, payments that discharge such liability in full. This Agreement shall terminate following the satisfaction of the requirements of the foregoing subsections (a) and (b) with respect to the last non-Novated Treaty, Existing Retrocession Agreement or Ancillary Agreement then in force. In no event shall the interpretation of this Section 9.01 imply a unilateral right of the Retrocessionaire to terminate this Agreement.
      9.02     Survival. Notwithstanding the other provisions of this Article IX, the terms and conditions of Articles VI, X and XI shall remain in full force and effect after the date on which this Agreement is terminated in accordance with the terms and conditions of this Article IX.
ARTICLE X
Indemnification
      10.01     Retrocessionaire’s Obligation to Indemnify. The Retrocessionaire hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective directors, officers and employees (collectively, the “Company Indemnified Parties”) from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages (“Losses”) incurred by the Company to the extent arising from (i) any breach of any covenant or obligation of the Retrocessionaire contained in this Agreement, (ii) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of the Retrocessionaire in connection with the performance of the Retrocessionaire’s obligations under Article III of this Agreement, (iii) any Reinsured Liability, or (iv) any Retrocessionaire Extracontractual Liability, provided, however, that no indemnification shall be due under Sections 10.01(i) or (ii) to the extent that Losses are attributable to acts, omissions or conduct of a person who is a director, officer, employee, agent, representative, successor, or permitted assign of the Company or any of its Affiliates (other than the Retrocessionaire or any of its Representatives acting as an agent, representative, successor or permitted assign of the Company or any of its Affiliates), unless such acts, omissions or conduct were committed at the written direction of the Retrocessionaire.
      10.02     Company’s Obligation to Indemnify. The Company hereby agrees to indemnify, defend and hold harmless the Retrocessionaire and its Affiliates and their respective directors, officers and employees (collectively, the “Retrocessionaire Indemnified Parties”) from and against all Losses incurred by the Retrocessionaire to the extent arising from (i) any breach of any covenant or obligation of the Company contained in this Agreement, (ii) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of the Company in connection with the performance of the Company’s obligations under Article III of this Agreement, (iii) any Excluded Liability; provided, however, that no indemnification shall be due under Sections 10.02(i) or (ii) to the extent that Losses are attributable to acts, omissions or conduct of a person who is a director, officer, employee, agent, representative, successor, or permitted assign of the Retrocessionaire or any of its Affiliates (other than the Company or any of its Representatives acting as an agent, representative, successor or permitted assign of the Retrocessionaire or any of its Affiliates), unless such acts, omissions or conduct were committed at the written direction of the Company.
ARTICLE XI
Definitions
      11.01     Definitions. Any capitalized term used but not defined herein shall have the meaning set forth in the Master Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:
      “Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.
      “Agreement” has the meaning set forth in the preamble.
      “Ancillary Agreements” means each contract or agreement identified on Schedule 11.01(a) hereto between the Company (or any Affiliate thereof) and a Ceding Company or other counterparty relating to the administration or management of one or more of the Covered Treaties.
      “Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.
      “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Bermuda are required or authorized by law to be closed.
      “Ceding Company” means the ceding company under any Covered Treaty.
      “Company” has the meaning set forth in the preamble.
      “Company Extracontractual Liabilities” means all liabilities for consequential, exemplary, punitive or similar extracontractual damages or statutory penalties, whether owing to Ceding Companies, governmental authorities or any other person relating to the Covered Treaties, which liabilities arise from any action, act of bad faith, error or omission by the Company, any of its Affiliates, or any Representative of the Company or any of its Affiliates, in each case excluding any action taken or failure to take any action at the written direction or with the express consent of the Retrocessionaire; provided, however, that Company Extracontractual Liabilities shall exclude, with respect to a given Covered Treaty, those liabilities arising pursuant to the express terms of such Covered Treaty.
      “Covered Treaty” means each reinsurance agreement identified on Exhibit B hereto.
      “Effective Date” means June 30, 2005.
      “Effective Time” means 11:59 p.m. Eastern time on June 30, 2005.
      “Excluded Liability” means any liability that (i) represents a Company Extracontractual Liability, (ii) is not expressly assumed by the Retrocessionaire pursuant the Master Agreement, a Coinsurance Agreement (as defined in the Master Agreement), a Novation Amendment, an Existing Retrocession Agreement Assignment (as defined in the Master Agreement) or an Ancillary Agreement.
      “Existing Retrocession Agreement” at any time means any Existing Retrocession Agreement (as defined in the Master Agreement) that (a) was in force and effect as of the Effective Time, (b) covers any risk associated with any Covered Treaty, and (c) has not been assigned or novated to Retrocessionaire at or prior to such time.
      “GAAP” means United States generally accepted accounting principles.
      “Industry Standards” as to any Administrative Service shall mean the performance of such service (i) with the skill, diligence and expertise commonly expected from experienced and qualified personnel performing such duties in the life reinsurance industry and (ii) in accordance with Applicable Law and the terms of each Covered Treaty, Existing Retrocession Agreement, and Ancillary Agreement, as applicable.
      “Master Agreement” has the meaning set forth in the preamble.
      “Novated Treaty” means, at any time, each Covered Treaty that has been assumed by the Retrocessionaire pursuant to the terms of a Novation Amendment at such time.
      “Novation Amendment” means an amendment of a Covered Treaty in substantially the form attached as Exhibit D to the Master Agreement under which the Retrocessionaire will be contractually substituted for the Company as respects such Covered Treaty.
      “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.
      “Premiums” means premiums, considerations, deposits and similar amounts due from Ceding Companies or to Third-Party Retrocessionaires with respect to the Covered Treaties.
      “Reinsured Liabilities” means all net retained liabilities of the Company, whether incurred before or after the Effective Time, arising under the Covered Treaties (net of all liabilities with respect to the Covered Treaties retroceded by the Company under any Existing Retrocession Agreement that has not been assigned or novated to the Retrocessionaire, except to the extent any retroceded liability to a non-Affiliate of the Company under an Existing Retrocession Agreement cannot be collected, in which case such liability shall be reinsured by the Retrocessionaire hereunder), including any amounts payable to any broker, agent or reinsurance intermediary identified on Schedule 11.01(b) hereto but excluding any Excluded Liability. For the avoidance of doubt, Reinsured Liabilities does not include any premium tax liability or any obligation to pay any guaranty fund assessment by any jurisdiction except to the extent any such liability or obligation arises under the express terms of a Covered Treaty.
      “Representatives” means, with respect to any party hereto, its officers, directors, employees, agents and other representatives (including legal counsel, investment bankers, consultants, independent public accountants and actuaries).
      “Retrocessionaire” has the meaning set forth in the preamble.
      “Retrocessionaire Extracontractual Liability” means all liabilities for consequential, exemplary, punitive or similar extracontractual damages or statutory penalties, whether owing to Ceding Companies, governmental authorities or any other person relating to the Covered Treaties, which liabilities arise from any action, act of bad faith, error or omission by the Retrocessionaire, any of its Affiliates, or any Representative of the Retrocessionaire or any of its Affiliates, in each case excluding any action taken or failure to take any action at the written direction or with the express consent of the Company.
      “SAP” means the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which the Retrocessionaire is domiciled.
      “Third-Party Retrocessionaire” shall mean any retrocessionaire under an Existing Retrocession Agreement.
      “Treasury Rate” means the annual yield rate, on the Closing Date, of actively traded U.S. Treasury securities having a remaining time to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

ARTICLE XII
Miscellaneous
      12.01 Notices. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) received by the receiving party if mailed via United States registered or certified mail, return receipt requested, (b) received by the receiving party if mailed by United States overnight express mail, (c) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (d) delivered in person or by commercial courier to the parties at the following addresses:

(i)	If to the Company to:

Annuity and Life Reassurance America, Inc. 124 Palasido Avenue Windsor, Connecticut 06095 Attention: Chief Executive Officer Fax: (860) 285-0233

With a concurrent copy to each of:

Annuity and Life Re (Holdings), Ltd. Cumberland House 1 Victoria Street Hamilton, Bermuda HM 11 Attention: Chief Executive Officer Fax: (441) 296-7665

Robert C. Juelke, Esq. Drinker, Biddle & Reath LLP One Logan Square 18th and Cherry Streets Philadelphia, PA 19103-6996 Fax: (215) 988-2757

(ii)	If to Retrocessionaire to:

Wilton Reassurance Company 187 Danbury Road Riverview Building, 3rd Floor Wilton, Connecticut 06897 Attention: Chief Executive Officer Fax: (203) 762-4445

With a concurrent copy to each of:

Wilton Services, Inc. 187 Danbury Road Riverview Building, 3rd Floor Wilton, Connecticut 06897 Attention: General Counsel Fax: (203) 762-4445

Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., N.W. Washington, D.C., 20004 Attn: David A. Massey Fax: (202) 637-3593
Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 12.01.

      12.02     Entire Agreement. This Agreement, including the Schedules hereto, and the Master Agreement constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior discussions and agreements between the parties with respect to the subject matter hereof, which are merged with and into this Agreement. In the even of a conflict between this Agreement and the Master Agreement, this Agreement shall control.
      12.03     Waivers and Amendments; Preservation of Remedies. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Retrocessionaire.
      12.04     Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws of that or any other jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in Connecticut, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.
      12.05     Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party.
      12.06     No Third Party Beneficiaries. Except as expressly provided in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of the Company and the Retrocessionaire and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third-party beneficiary to this Agreement upon any other person.
      12.07     Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and all documentation related hereto, including without limitation all fees and expenses of counsel, actuaries and accountants.
      12.08     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.
      12.9     Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.
      12.10     Severability. If any provision of this Agreement other than any provision of Article I, Article II, or Article X is held to be illegal, invalid or unenforceable under any present or future law or is determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Retrocessionaire under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      12.11     Offset Rights. Any debits or credits incurred on and after the Effective Time in favor of or against either the Company or Retrocessionaire with respect to this Agreement, Section 5.2 of the Master Agreement and any Ancillary Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid. This Section 12.11 shall apply notwithstanding the existence of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Company or the Retrocessionaire.
[Remainder of page intentionally left blank; signature page follows.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on this [                    ] day of [                    ], 2005.

ANNUITY AND LIFE REASSURANCE
AMERICA, INC.

By:

Name:
Title:

PRUDENTIAL SELECT LIFE INSURANCE
COMPANY OF AMERICA

By:

Name:
Title:

EXHIBIT C-1
[To be used if counterparty will novate]
FORM OF REINSURANCE NOVATION AGREEMENT
      THIS NOVATION AGREEMENT (this “Agreement”), is made and entered into as of [                    ] by and among ANNUITY AND LIFE REASSURANCE AMERICA, INC., a Connecticut insurance company (“Transferor”), PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA*, a Minnesota insurance company (“Transferee”), and [                    ], a [                    ] (the “Retrocessionaire”).
RECITALS
      WHEREAS, pursuant to the Master Agreement (the “Master Agreement”), dated as of [                    ], 2005, by and between Transferor, Annuity and Life Reassurance, Ltd., a Bermuda insurance company (“ALR Bermuda” and, together with Transferor, the “ALR Companies”), Transferee, and Wilton Re Bermuda Limited, a Bermuda insurance company (“Wilton Bermuda” and together with Transferee the “Wilton Companies”), the ALR Companies have agreed to reinsure the Treaties (as defined in the Master Agreement) with, and/or novate the Treaties to, the relevant Wilton Companies;
      WHEREAS, a portion of the business assumed by the ALR Companies under certain of the Treaties is retroceded pursuant to certain retrocession agreements, including the retrocession agreement between Transferor and the Retrocessionaire, a true and correct copy of which, together with all amendments thereto and all agreements ancillary thereto (including any related trust agreement or performance guaranty), is attached as Exhibit A hereto (the “Retrocession Agreement”);
      WHEREAS, Transferor desires to novate to the Transferee, and Transferee desires to assume from Transferor, the Retrocession Agreement in accordance with the terms hereof and to substitute Transferee for Transferor for all purposes as a party to the Retrocession Agreement with respect to all rights and obligations of Transferor under such agreement; and
      WHEREAS, the Retrocessionaire is willing to agree to such novation of the Retrocession Agreement;
      NOW THEREFORE, in consideration of the foregoing recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
      Section 1.01     Novation. (a) Effective as of 11:59 p.m. Eastern time on [                    ] (the “Effective Time”), Transferee agrees with Transferor to perform the Retrocession Agreement, to be bound by all of the terms and conditions of the Retrocession Agreement, and to perform all of Transferor’s duties, obligations and liabilities under the Retrocession Agreement to the same extent as if Transferee were an original party to the Retrocession Agreement instead of Transferor, provided that Transferee shall enjoy all of Transferor’s rights under the Retrocession Agreement.
      (b) Effective at the Effective Time, the Retrocessionaire accepts the liability of Transferee under the Retrocession Agreement in lieu of the liability of Transferor, agrees to Transferee being bound by all of the terms and conditions of the Retrocession Agreement, and to Transferee performing all of Transferor’s duties, obligations and liabilities under the Retrocession Agreement to the same extent as if Transferee were a party to the Retrocession Agreement instead of Transferor, and agrees that Transferee shall enjoy all of Transferor’s rights under the Retrocession Agreement.
      (c) Effective at the Effective Time, the Retrocessionaire releases and forever discharges Transferor from any liability under the Retrocession Agreement, from performing the Retrocession Agreement and any of its terms and conditions, from all of Transferor’s duties, obligations and liabilities under the Retrocession Agreement, and from all claims, demands actions and causes of actions which the Retrocessionaire ever had,

      * To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

now has or may hereafter have against Transferor in any way arising out of, resulting from or related to the Retrocession Agreement. The Retrocessionaire shall indemnify and hold Transferor harmless from any and all claims, demands, liabilities, costs and expenses in any way arising out of, resulting from or related to the Retrocession Agreement.
      Section 1.02     Continued Effectiveness. Transferee and the Retrocessionaire hereby ratify and confirm that the Retrocession Agreement shall continue between them in full force and effect and the terms and conditions of this Agreement shall form part of the Retrocession Agreement.
      Section 1.03     Transferred Rights, Duties and Obligations. All rights, duties, obligations and liabilities transferred to Transferee pursuant to this Agreement shall apply whether the right, duty, obligation or liability arose prior to or after the Effective Time.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this                     day of [                    ], 2005.

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

By:
Title:

ANNUITY AND LIFE REASSURANCE AMERICA, INC.

By:
Title:

[RETROCESSIONAIRE]

By:
Title:

EXHIBIT C-2
[To be used if counterparty will not novate]
FORM OF REINSURANCE ASSIGNMENT AGREEMENT
      THIS ASSIGNMENT AGREEMENT (this “Agreement”), is made and entered into as of [                    ] by and among ANNUITY AND LIFE REASSURANCE AMERICA, INC., a Connecticut insurance company (“Transferor”) and PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA*, a Minnesota insurance company (“Transferee”).
RECITALS
      WHEREAS, pursuant to the Master Agreement (the “Master Agreement”), dated as of [                    ], 2005, by and between Transferor, Annuity and Life Reassurance, Ltd., a Bermuda insurance company (“ALR Bermuda” and, together with Transferor, the “ALR Companies”), Transferee, and Wilton Re Bermuda Limited, a Bermuda insurance company (“Wilton Bermuda” and together with Transferee the “Wilton Companies”), the ALR Companies have agreed to reinsure the Treaties (as defined in the Master Agreement) with, and/or novate the Treaties to, the relevant Wilton Companies;
      WHEREAS, a portion of the business assumed by the ALR Companies under certain of the Treaties is retroceded pursuant to certain retrocession agreements, including the retrocession agreement between Transferor and [                    ] (the “Retrocessionaire”), a true and correct copy of which, together with all amendments thereto and all agreements ancillary thereto (including any related trust agreement or performance guaranty), is attached as Exhibit A hereto (the “Retrocession Agreement”);
      WHEREAS, Transferor desires to assign to the Transferee, and Transferee desires to assume from Transferor, the Retrocession Agreement in accordance with the terms hereof; and
      WHEREAS, the Transferor and Transferee desire that the Retrocessionaire consent, and the Retrocessionaire is willing to consent, to such assignment and assumption of the Retrocession Agreement;
      NOW THEREFORE, in consideration of the foregoing recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
      Section 1.01     Assignment and Assumption. Transferor hereby assigns to Transferee, and its successors and permitted assigns, as of the 11:59 Eastern time on [                    ] (the “Effective Time”), its respective rights, interests, liabilities and obligations in the Retrocession Agreement, and Transferee hereby accepts such transfer and assignment and assumes, and releases and discharges Transferor and its affiliates, and their respective successors and assigns, from, and agrees to pay, perform, discharge and be bound by all the terms, covenants, conditions and obligations in and under, the Retrocession Agreement.
      Section 1.02     Transferred Rights, Duties and Obligations. All rights, duties, obligations and liabilities transferred to Transferee pursuant to this Agreement shall apply whether the right, duty, obligation or liability arose prior to or after the Effective Time.

      * To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this                     day of [                    ], 2005.

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

By:

Title:

ANNUITY AND LIFE REASSURANCE AMERICA, INC.

By:

Title:
CONSENT:
      The undersigned hereby consents to the foregoing assignment by the Transferor to the Transferee; provided, that such assignment shall not relieve the Transferor of any obligation or liability under the Retrocession Agreement.

[RETROCESSIONAIRE]

By:

Title:

EXHIBIT D
FORM OF NOVATION AMENDMENT
      THIS NOVATION AGREEMENT (the “Agreement”) is made as of [                    ], 2005 (the “Effective Date”) by and among [                    ] (“CEDENT”), [ALR America or ALR Bermuda] (“ALR”), and [Prudential Select Life Insurance Company of America or Wilton Reinsurance Bermuda Limited] (“WILTON”).
RECITALS
      A. CEDENT and ALR are parties to a [describe underlying reinsurance agreement], effective as of [                    ], as amended (the “Agreement”), under which CEDENT cedes to ALR certain interests and liabilities with respect to certain life insurance policies or annuities written or previously assumed by CEDENT (the “Reinsured Policies”). A true and correct copy of the Agreement, together with all amendments thereto and all agreements ancillary thereto (including any related trust agreement or performance guaranty as to which ALR may be party), is attached as Exhibit A.
      B. CEDENT, ALR and WILTON wish to substitute WILTON for ALR for all purposes as a party to the Agreement with respect to all rights and obligations of ALR under such agreement.
      NOW, THEREFORE, in consideration of the mutual and foregoing recitals and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
      Section 1.01.     CEDENT has supplied to WILTON in-force amounts under the Agreement, and CEDENT represents to WILTON that, to the best of its knowledge, such amounts are correct and complete. CEDENT understands that in determining to enter into this Agreement, WILTON is relying on the CEDENT’s representation in this Section 1.01.
      Section 1.02.     Effective at 12:01 a.m. on the Effective Date (the “Effective Time”), WILTON agrees with each of CEDENT and ALR to perform the Agreement, to be bound by all of the terms and conditions of the Agreement, and to perform all of ALR’s duties, obligations and liabilities under the Agreement to the same extent as if WILTON were the original reinsurer under the Agreement instead of ALR, provided that WILTON shall enjoy all of ALR’s rights under the Agreement.
      Section 1.03.     Effective at the Effective Time, CEDENT accepts the liability of WILTON under the Agreement in lieu of the liability of ALR, agrees to WILTON performing the Agreement, to WILTON being bound by all of the terms and conditions of the Agreement, and to WILTON performing all of ALR’s duties, obligations and liabilities under the Agreement to the same extent as if WILTON were a party to the Agreement instead of ALR, and agrees that WILTON shall enjoy all of ALR’s rights under the Agreement.
      Section 1.04.     Effective at the Effective Time, CEDENT releases and forever discharges ALR and its affiliates from any liability under the Agreement, from performing the Agreement and any of its terms and conditions, from all of ALR’s duties, obligations and liabilities under the Agreement, and from all claims, demands actions and causes of actions which the CEDENT or any of its affiliates ever had, now has or may hereafter have against ALR or any of its affiliates in any way arising out of, resulting from or related to the Agreement.
      Section 1.05.     WILTON and CEDENT hereby ratify and confirm that the Agreement shall continue between them in full force and effect and the terms and conditions of this Agreement shall form part of the Agreement.
      Section 1.06     All rights, duties, obligations and liabilities transferred to WILTON pursuant to this Agreement shall apply whether the right, duty, obligation or liability arose prior to or after the Effective Time.

      IN WITNESS WHEREOF, CEDENT, ALR, and WILTON have duly executed this Agreement on the dates shown below.
CEDENT

By:

Title:

Date:

By:

Title:

Date:

[ALR America or ALR Bermuda]

By:

Title:
Date:

By:

Title:
Date:

[Prudential Select Life Insurance Company of America or Wilton Reassurance Company or Wilton Reinsurance Bermuda Limited]

By:

Title:
Date:

By:

Title:
Date:

EXHIBIT E: CEDENT CONFIRMATION LETTER
NAME
ADDRESS
CITY, STATE ZIP
Dear Name:
      Please review and verify the following 2005 financial information for us. This review is necessary as a result of the recently announced reinsurance transaction underway between our company and Wilton Re.
      Please fax the completed letter to Enrico Treglia, Wilton Re Services, Inc. at the following number: 203-762-4439.
      Thank you for your timely attention to this matter.
Sincerely,

Robert P. Mills, Jr.
Vice President & Actuary

Contract Type:
Product Name:			Claim
Month	Premiums	Allowances	Recoveries

January 2005
February 2005
March 2005
April 2005
May 2005
June 2005

Pending Claims as of June 30, 2005:
Premiums Outstanding as of June 30, 2005:	Policy Number	Name	Claim Amount

June 30, 2005 Inforce:		Reinsurance
	Count	Net Amount at Risk

From electronic file:
The above information is:		( ) CORRECT
( ) INCORRECT Please provide explanation

Confirmed by:	Name (Print)
Title
Signature
Date

Confirmation Procedure:
1.     ALRe will prepare confirmation letters for all cedents (see sample).
2.     Letter will be mailed/faxed to ceding company.
3.     ALRe will send Wilton a copy of the June 30, 2005 electronic data file that was provided by the ceding company

This file will match the June 30, 2005 Inforce on the verification letter.

Along with the file will be layout information and explanation of codes used.
4.     Ceding company will respond directly to Wilton.

APPENDIX B
FORM OF
VOTING AGREEMENT
(DIRECTORS AND OFFICERS)
      THIS VOTING AGREEMENT (this “Agreement”), dated as of August 10, 2005, is entered into by and among ANNUITY AND LIFE RE (HOLDINGS), LTD., a Bermuda company (the “Company”), WILTON REINSURANCE BERMUDA LIMITED, a Bermuda insurance company (“Wilton Bermuda”), PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA1, a Minnesota insurance company (“Wilton America”), and the undersigned shareholder of the Company (the “Shareholder”).
      WHEREAS, concurrently herewith, Annuity and Life Reassurance, Ltd. (“Annuity Bermuda”) and Annuity and Life Reassurance America, Inc. (“Annuity America”), each a wholly-owned operating subsidiary of the Company, are entering into a Master Agreement (the “Master Agreement”) with Wilton Bermuda and Wilton America providing for the novation to, or 100% indemnity coinsurance by, Wilton Bermuda and Wilton America of each reinsurance treaty to which Annuity Bermuda or Annuity America, respectively, is a party as an assuming reinsurer (collectively, the “Treaties”), in each case upon the terms and subject to the conditions set forth in the Master Agreement (the “Transactions”); and
      WHEREAS, the Shareholder is the record holder of common shares, par value $1.00 per share of the Company (“Company Common Shares”);
      WHEREAS, the consummation of the transactions contemplated by the Master Agreement requires the approval of the shareholders of the Company; and
      WHEREAS, in order to induce Wilton Bermuda and Wilton America to enter into the Master Agreement, the Shareholder is willing, on the terms and subject to the conditions set forth herein, to agree (i) to vote the Company Common Shares held by it in favor of the Transactions and as otherwise may be necessary to facilitate the consummation of the Transactions, (ii) except as provided in this Agreement, not to transfer or otherwise dispose of any Company Common Shares held by it, and (iii) to deliver to Wilton Bermuda a proxy (which shall be irrevocable during the term of this Agreement to the fullest extent permissible under Bermuda law) to vote the Company Common Shares held by it in favor of the Transactions.
      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
      1.     Representations of the Shareholder. The Shareholder represents and warrants to the Company, Wilton Bermuda and Wilton America that (a) the Shareholder lawfully owns beneficially (as such term is defined in the Securities Exchange Act of 1934, as amended) and of record the number of outstanding Company Common Shares set forth opposite its name on Exhibit A free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement, there are no voting trusts or voting agreements with respect to such shares, (b) the Shareholder does not beneficially own any Company Common Shares other than the shares set forth on Exhibit A and, except as described in Exhibit A, does not have any options, warrants or other rights to acquire any additional Company Common Shares or any security exercisable for or convertible into Company Common Shares, (c) the Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, and (d) this Agreement has been duly executed and delivered by the Shareholder, constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable against the Shareholder in accordance with its terms.
      2.     Agreement to Vote Shares. The Shareholder agrees that during the term of this Agreement it will vote the Company Common Shares held of record or beneficially by it (including any New Shares (as defined in Section 4 hereof)), or will cause any holder of record of the Company Common Shares owned beneficially

      1 To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

by the Shareholder (including, any New Shares), to vote the Company Common Shares and New Shares: (a) in favor of the approval of the Master Agreement and in favor of consummation of the Transactions at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with any written consent of the shareholders of the Company, and (b) against any action or agreement that would result, or would be reasonably likely to result, in a breach in any material respect of any covenant, representation or warranty or any other obligation of Annuity Bermuda or Annuity America under the Master Agreement or the agreements contemplated thereby. The Shareholder will retain the right to vote its Company Common Shares, in the Shareholder’s sole discretion, on all matters other than those described in this Section 2, and the Shareholder may grant proxies and enter into voting agreements or voting trusts for the Company Common Shares in respect of such other matters. The Shareholder agrees to deliver to Wilton Bermuda upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable during the term of this Agreement to the fullest extent permitted under Bermuda law.
      3.     Transfer and Encumbrance. From the date hereof until the Closing Date, the Shareholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of its Company Common Shares (including, any New Shares), unless the transferee agrees in written form satisfactory to the Company, Wilton Bermuda and Wilton America to be bound by the terms of this Agreement.
      4. Additional Purchases. The Shareholder agrees that its will not purchase or otherwise acquire beneficial ownership of any Company Common Shares after the execution of this Agreement (“New Shares”), nor will it voluntarily acquire the right to vote or share in the voting of any Company Common Shares, unless the Shareholder agrees to deliver to Wilton Bermuda immediately after such purchase or acquisition an irrevocable proxy in the form attached hereto as Exhibit B with respect to such New Shares. The Shareholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they had been owned by the Shareholder on the date hereof.
      5.     Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law for damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law for damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.
      6.     Capacity of Shareholder. The Shareholder has executed this Agreement solely in such Shareholder’s capacity as a securityholder of the Company and not in such Shareholder’s capacity as an officer, director or employee of the Company or any of its affiliates. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Shareholder in such Shareholder’s capacity as an officer, director or employee of the Company or any of its affiliates.
      7.     Entire Agreement. As between the Shareholder and the other parties hereto, this Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. As between parties hereto other than the Shareholder, nothing herein shall in any way affect the agreements or other arrangements into which such other parties have entered relative to the Master Agreement and the transactions contemplated thereby. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
      8.     Notice. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by registered or certified mail

(return receipt requested) or overnight courier (providing proof of delivery), postage prepaid, or by facsimile (which is confirmed):
      If to Wilton Bermuda or Wilton America, as applicable:

Wilton Reinsurance Bermuda Limited
Victoria Hall 11 Victoria Street P.O. Box 3379 Hamilton HM 11 Bermuda Attention: Chief Executive Officer

Wilton Reassurance Company 187 Danbury Road Riverview Building, 3rd Floor Wilton, Connecticut 06897 Attention: Chief Executive Officer
      With a concurrent copy to each of:

Wilton Services, Inc. 187 Danbury Road Riverview Building, 3rd Floor Wilton, Connecticut 06897 Attention: General Counsel

David A. Massey, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., NW Washington, DC 20004-2415
      If to the Company:

Annuity and Life Re (Holdings), Ltd. Cumberland House 1 Victoria Street Hamilton, Bermuda HM 11 Attention: Chief Executive Officer Fax: (441) 296-7665
      with a copy to:

Robert C. Juelke, Esq. Drinker Biddle & Reath LLP One Logan Square 18th and Cherry Streets Philadelphia, PA 19103-6996 Fax: (215) 988-2757
      If to the Shareholder:
      At the address set forth on Exhibit A hereto
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
      9.     Miscellaneous.
      (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Island of Bermuda applicable to agreements executed in and solely to be performed within such jurisdiction.

      (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
      (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
      (d) This Agreement shall terminate automatically upon the termination of the Master Agreement in accordance with the terms of Article IX thereof or upon the Closing Date. This Agreement shall not otherwise be terminable.
      (e) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
      (f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
      (g) The obligations of the Shareholder set forth in this Agreement shall not be effective or binding upon the Shareholder until after such time as the Master Agreement is executed and delivered by the parties thereto.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ANNUITY AND LIFE RE (HOLDINGS), LTD.

By:

Name:
Title:

WILTON REINSURANCE BERMUDA LIMITED

By:

Name:
Title:

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

By:

Name:
Title:

[Name]

EXHIBIT A

Name and Address of Shareholder	Number of Shares

EXHIBIT B
FORM OF PROXY
      The undersigned, for consideration received, hereby appoints [                    ] and each of them its proxies, with power of substitution and resubstitution, to vote all common shares, par value $1.00 per share, of Annuity and Life Re (Holdings), Ltd., a Bermuda company (the “Company”), owned by the undersigned at the Meeting of Shareholders of the Company to be held on [                    ] and at any adjournment thereof IN FAVOR OF the approval of the Master Agreement dated as of June [     ], 2005 (the “Master Agreement”), among Wilton Reinsurance Bermuda Limited (“Wilton Bermuda”), Prudential Select Life Insurance Company of America (“Wilton America”), Annuity and Life Reassurance, Ltd. (“Annuity Bermuda”) and Annuity and Life Reassurance America, Inc. (“Annuity America”), IN FAVOR OF consummation of the novation or 100% indemnity coinsurance of each reinsurance treaty to which Annuity Bermuda and Annuity America are a party to Wilton Bermuda and Wilton America, respectively, in each case upon the terms and subject to the conditions set forth in the Master Agreement (the “Transactions”), and AGAINST any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Annuity Bermuda or Annuity America under the Master Agreement. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of [                    ], 2005, among the Company, Wilton Bermuda, Wilton America and the undersigned, terminates in accordance with its terms.

[Name]
Dated as of: [                    ], 2005

FORM OF
VOTING AGREEMENT
(SIGNIFICANT SHAREHOLDERS)
      THIS VOTING AGREEMENT (this “Agreement”), dated as of August 10, 2005, is entered into by and among ANNUITY AND LIFE RE (HOLDINGS), LTD., a Bermuda company (the “Company”), WILTON REINSURANCE BERMUDA LIMITED, a Bermuda insurance company (“Wilton Bermuda”), PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA2, a Minnesota insurance company (“Wilton America”), and the undersigned shareholder of the Company (the “Shareholder”).
      WHEREAS, concurrently herewith, Annuity and Life Reassurance, Ltd. (“Annuity Bermuda”) and Annuity and Life Reassurance America, Inc. (“Annuity America”), each a wholly-owned operating subsidiary of the Company, are entering into a Master Agreement (the “Master Agreement”) with Wilton Bermuda and Wilton America providing for the novation to, or 100% indemnity coinsurance by, Wilton Bermuda and Wilton America of each reinsurance treaty to which Annuity Bermuda or Annuity America, respectively, is a party as an assuming reinsurer (collectively, the “Treaties”), in each case upon the terms and subject to the conditions set forth in the Master Agreement (the “Transactions”); and
      WHEREAS, the Shareholder is the record holder of common shares, par value $1.00 per share of the Company (“Company Common Shares”);
      WHEREAS, the consummation of the transactions contemplated by the Master Agreement requires the approval of the shareholders of the Company; and
      WHEREAS, in order to induce Wilton Bermuda and Wilton America to enter into the Master Agreement, the Shareholder is willing, on the terms and subject to the conditions set forth herein, to agree (i) to vote the Company Common Shares held by it in favor of the Transactions and as otherwise may be necessary to facilitate the consummation of the Transactions, (ii) except as provided in this Agreement, not to transfer or otherwise dispose of any Company Common Shares held by it, and (iii) to deliver to Wilton Bermuda a proxy (which shall be irrevocable during the term of this Agreement to the fullest extent permissible under Bermuda law) to vote the Company Common Shares held by it in favor of the Transactions.
      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
      1. Representations of the Shareholder. The Shareholder represents and warrants to the Company, Wilton Bermuda and Wilton America that (a) the Shareholder lawfully owns beneficially (as such term is defined in the Securities Exchange Act of 1934, as amended) and of record the number of outstanding Company Common Shares set forth opposite its name on Exhibit A free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement, there are no voting trusts or voting agreements with respect to such shares, (b) the Shareholder does not beneficially own any Company Common Shares other than the shares set forth on Exhibit A and, except as described in Exhibit A, does not have any options, warrants or other rights to acquire any additional Company Common Shares or any security exercisable for or convertible into Company Common Shares, (c) the Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, and (d) this Agreement has been duly executed and delivered by the Shareholder, constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable against the Shareholder in accordance with its terms.
      2. Agreement to Vote Shares. The Shareholder agrees that during the term of this Agreement it will vote the Company Common Shares held of record or beneficially by it (including any New Shares (as defined in Section 4 hereof)), or will cause any holder of record of the Company Common Shares owned beneficially by the Shareholder (including, any New Shares), to vote the Company Common Shares and New Shares in favor of the approval of the Master Agreement as in effect on the date hereof and in favor of consummation of

      2 To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

the Transactions at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with any written consent of the shareholders of the Company. The Shareholder will retain the right to vote its Company Common Shares, in the Shareholder’s sole discretion, on all matters other than those described in this Section 2, and the Shareholder may grant proxies and enter into voting agreements or voting trusts for the Company Common Shares in respect of such other matters. The Shareholder agrees to deliver to Wilton Bermuda upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable during the term of this Agreement to the fullest extent permitted under Bermuda law.
      3. Transfer and Encumbrance. From the date hereof until the Closing Date, the Shareholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of its Company Common Shares (including, any New Shares), unless the transferee agrees in written form satisfactory to the Company, Wilton Bermuda and Wilton America to be bound by the terms of this Agreement.
      4. Additional Purchases. The Shareholder agrees that its will not purchase or otherwise acquire beneficial ownership of any Company Common Shares during the term of this Agreement (“New Shares”), nor will it voluntarily acquire the right to vote or share in the voting of any Company Common Shares, unless the Shareholder agrees to deliver to Wilton Bermuda immediately after such purchase or acquisition an irrevocable proxy in the form attached hereto as Exhibit B with respect to such New Shares. The Shareholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they had been owned by the Shareholder on the date hereof.
      5. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law for damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law for damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.
      6. Capacity of Shareholder. The Shareholder has executed this Agreement solely in such Shareholder’s capacity as a securityholder of the Company and not in such Shareholder’s capacity as an officer, director or employee of the Company or any of its affiliates. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Shareholder in such Shareholder’s capacity as an officer, director or employee of the Company or any of its affiliates.
      7. Entire Agreement. As between the Shareholder and the other parties hereto, this Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. As between parties hereto other than the Shareholder, nothing herein shall in any way affect the agreements or other arrangements into which such other parties have entered relative to the Master Agreement and the transactions contemplated thereby. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
      8. Notice. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by registered or certified mail

(return receipt requested) or overnight courier (providing proof of delivery), postage prepaid, or by facsimile (which is confirmed):
      If to Wilton Bermuda or Wilton America, as applicable:

Wilton Reinsurance Bermuda Limited
Victoria Hall
11 Victoria Street
P.O. Box 3379
Hamilton HM 11 Bermuda
Attention: Chief Executive Officer

Wilton Reassurance Company
187 Danbury Road
Riverview Building, 3rd Floor
Wilton, Connecticut 06897
Attention: Chief Executive Officer

With a concurrent copy to each of:

Wilton Services, Inc.
187 Danbury Road
Riverview Building, 3rd Floor
Wilton, Connecticut 06897
Attention: General Counsel

David A. Massey, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Ave., NW
Washington, DC 20004-2415

If to the Company:

Annuity and Life Re (Holdings), Ltd.
Cumberland House
1 Victoria Street
Hamilton, Bermuda HM 11
Attention: Chief Executive Officer
Fax: (441) 296-7665

with a copy to:

Robert C. Juelke, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Fax: (215) 988-2757
      If to the Shareholder:
At the address set forth on Exhibit A hereto
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      9. Miscellaneous.
      (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Island of Bermuda applicable to agreements executed in and solely to be performed within such jurisdiction.
      (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
      (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
      (d) This Agreement shall terminate automatically upon the earlier of (i) the termination of the Master Agreement in accordance with the terms of Article IX thereof, (ii) the Closing Date or (iii) January 2, 2006. This Agreement shall not otherwise be terminable.
      (e) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
      (f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
      (g) The obligations of the Shareholder set forth in this Agreement shall not be effective or binding upon the Shareholder until after such time as the Master Agreement is executed and delivered by the parties thereto.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ANNUITY AND LIFE RE (HOLDINGS), LTD.

By:

Name:
Title:

WILTON REINSURANCE BERMUDA LIMITED

By:

Name:
Title:

PRUDENTIAL SELECT LIFE INSURANCE COMPANY OF AMERICA

By:

Name:
Title:

[NAME]

By:

Name:
Title:

EXHIBIT A

Name and Address of Shareholder	Number of Shares

EXHIBIT B
FORM OF PROXY
      The undersigned, for consideration received, hereby appoints [                    ] and each of them its proxies, with power of substitution and resubstitution, to vote all common shares, par value $1.00 per share, of Annuity and Life Re (Holdings), Ltd., a Bermuda company (the “Company”), owned by the undersigned at the Meeting of Shareholders of the Company to be held on [                    ] and at any adjournment thereof IN FAVOR OF the approval of the Master Agreement dated as of June [     ], 2005 (the “Master Agreement”), among Wilton Reinsurance Bermuda Limited (“Wilton Bermuda”), Prudential Select Life Insurance Company of America (“Wilton America”), Annuity and Life Reassurance, Ltd. (“Annuity Bermuda”) and Annuity and Life Reassurance America, Inc. (“Annuity America”), IN FAVOR OF consummation of the novation or 100% indemnity coinsurance of each reinsurance treaty to which Annuity Bermuda and Annuity America are a party to Wilton Bermuda and Wilton America, respectively, in each case upon the terms and subject to the conditions set forth in the Master Agreement (the “Transactions”), and AGAINST any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Annuity Bermuda or Annuity America under the Master Agreement. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of [                    ], 2005, among the Company, Wilton Bermuda, Wilton America and the undersigned, terminates in accordance with its terms.

[NAME]

By:

Name:
Title:
Dated as of: [                    ], 2005

APPENDIX C
August 12, 2005
The Board of Directors
Annuity & Life Re Holdings, Ltd.
Cumberland House
1 Victoria Street
Hamilton HM 11
Bermuda
Attn: Mr. Frederick S. Hammer, Chairman
Dear Members of the Board:
      Annuity and Life Re (Holdings), Ltd. (with subsidiaries Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance Ltd., “Annuity & Life Re” or the “Company”) has requested our opinion as investment bankers concerning whether the Transaction (as defined below) provided for in the Master Agreement, dated August 10, 2005, by and among Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance Ltd. (the “Company’s Subsidiaries”) and Prudential Select Life Insurance Company of America and Wilton Reinsurance Bermuda Limited (the “Retrocessionaire”), subsidiaries of Wilton Re Holdings, Ltd. (together with the Retrocessionaire, “Wilton Re”), represents a favorable and appropriate business strategy, from a financial point of view.
      Under the terms of the Master Agreement, the Retrocessionaire will novate or assume and indemnity reinsure on a 100% coinsurance basis effective as of June 30, 2005, all of the remaining life and annuity reinsurance treaties of the Company’s Subsidiaries in exchange for a transfer of gross assets of $91,600,000, less any expense reimbursement payments previously made by the Company to Wilton Re (the “Settlement Amount”), from the Company’s Subsidiaries to the Retrocessionaire (the “Transaction”). The Settlement Amount will consist of cash and investments and the rights to the book value of the aggregate funds withheld balances held by certain ceding company clients of the Company’s Subsidiaries.
      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of insurance and insurance holding company securities in connection with acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, the Company. We are also a passive investor, without management or investment control, in Trident III L.P., which in turn made an equity investment in the Retrocessionaire. Our indirect interest in Retrocessionaire is less than 1%.
      For purposes of the opinion set forth herein, we have reviewed:

i.	the Master Agreement, dated August 10, 2005, and the Coinsurance Agreement, as an exhibit thereto, and certain related documents;

ii.	the statutory financial statements of Annuity and Life Reassurance America, Inc.;

iii.	the audited consolidated financial statements of Annuity & Life Re for the recent twelve month period ending on December 31, 2004, prepared in accordance with generally accepted accounting principles (“GAAP”), as well as other relevant SEC filings;

iv.	the unaudited reported GAAP balance sheet and income statement of Annuity & Life Re as of and for the six month period ending on June 30, 2005;

v.	other financial and corporate information concerning Annuity & Life Re;

vi.	actuarial reviews prepared by Milliman, Inc. relating to the reserves and ongoing business operations of Annuity & Life Re projected over a thirty year period, as of December 31, 2004;

vii.	various quantitative and qualitative analyses, including materials presented to the Annuity & Life Re board of directors, prepared by the Company’s financial advisor, UBS Investment Bank (“UBS”), regarding the current and future operating prospects for Annuity & Life Re;

viii.	summary reports prepared by UBS, including those presented to the Annuity & Life Re board of directors, regarding various proposed transactions to acquire the Company or proposals similar to the Transaction.
      In addition, we have discussed the Company’s past and current operations, financial condition, and prospects with both current management and current members of Annuity & Life Re’s board of directors. We have also discussed the strategic objectives and rationale of the Transaction with these groups. We have also participated in discussions among representatives of Annuity & Life Re and its legal and financial advisors and performed such other analyses and considered such other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Annuity & Life Re; (ii) the unaudited reported GAAP financial position of Annuity & Life Re as of and for the six months ending June 30, 2005 and the estimated pro forma financial position of the Company as adjusted for the Transaction, for the same period; (iii) the background of the market process engaged in by Annuity & Life Re and managed by UBS to investigate potential transactions, including the decision to pursue the Transaction; (iv) an analysis prepared by Annuity & Life Re’s management supporting the amount of assets to be transferred to the Retrocessionaire by the Company’s Subsidiaries as part of the Transaction; (v) an analysis of the value of Annuity & Life Re in a 30-year, private wind-down scenario; and (vi) a review of a comparable precedent transaction. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the insurance industry generally.
      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Annuity & Life Re as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We are not experts in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and we have assumed, with your consent, that the aggregate reserves for loss and loss adjustment expenses for Annuity & Life Re are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Annuity & Life Re, nor have we examined any individual underwriting files. We are not experts in and express no opinion on matters involving actuarial analysis.
      Finally, we have assumed, with your consent, that the Transaction will be consummated in accordance with the terms of the Master Agreement, dated August 10, 2005, and the Coinsurance Agreement, as an exhibit thereto, without waiver, modification or amendment of any material term, condition or agreement that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Annuity & Life Re, Wilton Re, or the contemplated benefits of the Transaction. We further have assumed that the final terms of the Transaction will not vary materially from those set forth in the Master Agreement or the Coinsurance Agreement reviewed by us. We express no opinion as to the future value of Annuity & Life Re’s common stock at any time. Our opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Annuity & Life Re or the effect of any other transaction in which it might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Annuity & Life Re in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Transaction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction represents a favorable and appropriate business strategy, from a financial point of view, for Annuity & Life Re.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

APPENDIX D
ANNUITY AND LIFE RE (HOLDINGS), LTD.
Audit Committee Charter
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Annuity and Life Re (Holdings), Ltd. (the “Company”) is to assist the Board in its oversight of (1) the integrity of the Company’s financial statements and its system of internal controls; (2) the independent auditor’s qualifications, independence and performance; (3) the performance of the Company’s internal audit function; and (4) the Company’s compliance with legal and regulatory requirements. The Committee shall report to the full Board regularly and review with it any issues that arise regarding these oversight functions.
      The Committee shall prepare the Audit Committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
1.                Organization; Meetings
      The Committee shall consist of at least three members, appointed annually by the Board. All members of the Committee shall, in the judgment of the Board, satisfy the applicable independence and financial literacy requirements under the listing standards of the New York Stock Exchange (the “NYSE”) (or of such other exchange or automatic quotation system where the Company’s securities are listed) and under the rules and regulations of the SEC. In addition, in the judgment of the Board, at least one member of the Committee shall have accounting or related financial expertise. The Board shall determine whether any members of the Committee are “financial experts,” as defined by the SEC under Section 407 of the Sarbanes-Oxley Act of 2002 (the “Act”), and make appropriate disclosure of that determination as required by applicable law.
      The Committee shall meet at least quarterly or more often as it deems necessary in its judgment to properly discharge its responsibilities. The Committee also shall meet periodically and separately with each of (i) management; (ii) the personnel responsible for the Company’s internal audit function; and (iii) the independent auditor. The Committee may only transact business at a meeting at which a quorum of the Committee is present (in person or by means of telephone conference) or by a resolution in writing signed by all the members of the Committee. A majority of the members of the Committee shall constitute a quorum.

2.	Responsibilities and Duties
      The Committee, to fulfill its responsibilities and duties, shall:

Relationship with Independent Auditor
      1. Appoint, retain, determine the compensation for and, where appropriate, terminate the Company’s independent auditor (subject, if applicable, to shareholder ratification). The Committee (or a designated member thereof) shall pre-approve, in accordance with its policies, all audit services and all non-audit services (including the fees and terms thereof) to be provided by the independent auditor. The Committee shall not delegate these responsibilities to management.
      2. Evaluate and oversee the work of the Company’s independent auditor and discuss any significant changes required in the independent auditor’s audit plan. The independent auditor shall report directly to the Committee.
      3. Evaluate the independent auditor’s qualifications, performance and independence, by receiving annually from the independent auditor a report, which, among other things, shall describe (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the independent auditor’s most recent internal quality control review, peer review or inquiry or investigation by governmental or professional authorities within the preceding five years concerning one or more of its independent audits and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company. The Committee shall discuss with the independent auditor any other matters required by the Independence Standards Board Standard No. 1 as in effect at that time and also should (i) evaluate the lead partner of the independent auditor’s team to ensure that all audit partners are rotated as required by applicable law; and (ii) consider whether to rotate the independent auditor. These evaluations may consider the opinions of the Company’s management and internal auditors.
      4. Review and discuss with the independent auditor the matters required to be discussed under SAS 61, including without limitation, any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of the independent auditor’s activities or access to requested information and any disagreements with management (which the Committee shall resolve).
      5. Set clear hiring policies for employees or former employees of the independent auditor.
      6. Receive notice from the independent auditor on matters related to the Company’s financial statements or system of internal controls that have been discussed with the independent auditor’s national office.
Review of Financial Statements and Disclosure Matters
      1. Review and discuss with management and the independent auditor before filing with the SEC, the Company’s annual audited financial statements and quarterly financial statements, including all related footnotes, and the disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend whether the audited financial statements should be included in the Company’s annual report on Form 10-K.
      2. Review and discuss with management and the independent auditor analyses or reports of significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including (i) critical accounting policies and practices, including significant changes in their selection or application; (ii) major issues concerning the adequacy of the Company’s internal controls and any special audit steps adopted in response to material internal control deficiencies; (iii) alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of their use and the treatment preferred by the independent auditor; (iv) the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements; and (v) all material written communications (and proposed written communications) between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
      3. Review generally the types of information in, and the type of presentation of, the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) and the financial information and earnings guidance provided to analysts and rating agencies.
      4. Review with management and the independent auditor the adequacy and effectiveness of the Company’s internal controls to ensure completeness and accuracy of the Company’s financial statements and compliance with Section 404 of the Act.
Review of Internal Audit Function
      1. Discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.
      2. Review and discuss with management and the independent auditor the development and effectiveness of the Company’s internal audit function.
      3. Review significant reports to management prepared by those personnel responsible for the Company’s internal audit function and management’s responses to those reports.

      4. Review with the Company’s officers who provide the certifications for annual and quarterly reports those matters required to be discussed under the Securities Exchange Act of 1934.
      5. Review and discuss with management the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposure.
General
      1. Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
      2. Have the sole authority to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the Committee may deem necessary or appropriate to carry out its duties, at the expense of the Company.
      3. Review and reassess annually the adequacy of this Charter and make recommendations regarding proposed changes thereto to the Board of Directors.
      4. Perform annually an evaluation of the Committee’s own performance and make a report thereon to the full Board of Directors.
      5. As it deems appropriate, (i) conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities; (ii) inspect the Company’s books and records; and (iii) require that the personnel responsible for the Company’s internal audit function and/or the Company’s independent auditor attend any meeting of the Committee.
* * *
      This Charter will be made available on
Annuity Re’s website and, upon request, in print.

PROXY
ANNUITY AND LIFE RE (HOLDINGS), LTD.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE
     The undersigned, revoking all prior proxies, hereby appoints Martin A. Berkowitz and John W. Lockwood, or either of them, or failing them, the Chairman of the Annual General Meeting, as the undersigned’s proxies, with full power of substitution, to vote all the common shares of Annuity and Life Re (Holdings), Ltd. (the “Company”) standing in the name of the undersigned on our books on September 30, 2005, at the Annual General Meeting of Shareholders of the Company to be held on December 1, 2005, at 9:00 a.m. local time at the offices of the Company, Cumberland House, 1 Victoria Street, Hamilton, HM 11, Bermuda, or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:
SEE REVERSE SIDE

* FOLD AND DETACH HERE *
☑ Please mark your votes as in this example.
THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 2, AND “FOR” PROPOSAL 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 2, AND “FOR” PROPOSAL 3.
1.	To approve the novation to, or coinsurance by, subsidiaries of Wilton Re Holdings, Ltd. of our annuity and life reinsurance agreements, effective as of June 30, 2005, pursuant to that certain Master Agreement, dated as of August 10, 2005.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	a. To elect Albert R. Dowden to serve as a director for the term described in the proxy statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

b. To elect William H. Mawdsley, III to serve as a director for the term described in the proxy statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To ratify the selection of Marcum & Kliegman LLP as our independent registered public accounting firm for 2005 and to authorize our Board of Directors, acting by our Audit Committee, to set its remuneration.

☐ FOR ☐ AGAINST ☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE     ☐
The signature on this proxy should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title. Please mark, sign, date and return this proxy in the enclosed postage paid envelope.

SIGNATURE(S)	DATE

* FOLD AND DETACH HERE *